Exhibit 10.2
EXECUTION VERSION

DEAL CUSIP NUMBER: 32051LAK0
TERM LOAN CUSIP NUMBER: 32051LAL8

CREDIT AGREEMENT
by and among
FIRST HUNTINGDON FINANCE CORP.,
TOLL BROTHERS, INC.,
and
THE LENDERS PARTY HERETO
and
SUNTRUST BANK,
as Administrative Agent
and
SUMITOMO MITSUI BANKING CORPORATION
and U.S. BANK NATIONAL ASSOCIATION,
as Co-Syndication Agents
and
CAPITAL ONE, NATIONAL ASSOCIATION
and WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Co-Documentation Agents
_________________________
Dated as of February 3, 2014
_________________________
SUNTRUST ROBINSON HUMPHREY, INC.,
Lead Arranger and Bookrunner

TABLE OF CONTENTS
Page
ARTICLE I
DEFINITIONS
ARTICLE II
THE CREDITS

2.1.	The Term Loan Facility		23
	2.1.1.	Term Loan Facility	23
	2.1.2.	Mandatory Termination of Commitments	23
	2.1.3.	Payment	23
2.2.	Term Advances		24
	2.2.1.	Term Advances	24
	2.2.2.	Ratable Advance Rate Options	24
	2.2.3.	Method of Selecting Rate Options and Eurodollar Interest Periods for Term Advances	24
	2.2.4.	Conversion and Continuation of Outstanding Term Advances	24
	2.2.5.	Limitations	25
	2.2.6.	Eurodollar Interest Period	25
2.3.	Reserved		25
2.4.	Reserved		25
2.5.	Minimum Amount of Each Term Advance; Maximum Number of Term Advances		25
2.6.	Optional Principal Payments		25
2.7.	[Reserved]		25
2.8.	Changes in Interest Rate, Etc.		25
2.9.	Rates Applicable After Default, Past Due Amounts		26
2.10.	Method and Allocation of Payments		26
2.11.	Noteless Agreement; Evidence of Indebtedness		27
2.12.	Telephonic Notices		27
2.13.	Interest Payment Dates: Interest and Fee Basis		27
2.14.	Notification of Term Advances, Interest Rates and Prepayments		28
2.15.	Lending Installations		28
2.16.	Non-Receipt of Funds by the Administrative Agent		28
2.17.	[Reserved]		28
2.18.	Additional Term Loans		28
2.19.	[Reserved]		30
2.20.	Replacement of a Lender		30
2.21.	Termination of Term Loans of Non-Consenting Lender		30

ARTICLE III
INCREASED COSTS; TAXES

3.1.	Increased Costs		31
3.2.	Capital Adequacy		31
3.3.	Availability of Certain Term Advances; Illegality		31
3.4.	Funding Indemnification		32
3.5.	Taxes		32
3.6.	Lender Statements: Survival of Indemnity		34

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ARTICLE IV
RESERVED

ARTICLE V
CONDITIONS PRECEDENT

5.1.	Closing Conditions		35
5.2.	Each Term Advance		37

ARTICLE VI
REPRESENTATIONS AND WARRANTIES

6.1.	Existence and Standing		37
6.2.	Authorization and Validity		37
6.3.	No Conflict Consent		38
6.4.	Financial Statements		38
6.5.	Material Adverse Change		38
6.6.	Taxes		38
6.7.	Litigation and Contingent Obligations		38
6.8.	Subsidiaries		39
6.9.	Accuracy of Information		39
6.10.	Regulation U		39
6.11.	Material Agreements		39
6.12.	Compliance with Laws		39
6.13.	Ownership of Properties		39
6.14.	ERISA		39
	6.14.1.	Plan Assets; Prohibited Transactions	39
	6.14.2.	Liabilities	40
	6.14.3.	Plans and Benefit Arrangements	40
6.15.	Investment Company Act		41
6.16.	Intentionally Omitted		41
6.17.	Employment Matters		41
6.18.	Environmental Matters		41
6.19.	Senior Debt Status		42
6.20.	Designated Guarantors		42
6.21.	OFAC		42
6.22.	PATRIOT Act		42

ARTICLE VII
COVENANTS

7.1.	Financial Reporting		43
7.2.	Use of Proceeds		45
7.3.	Notice of Default		45
7.4.	Conduct of Business		45
7.5.	Taxes		46
7.6.	Insurance		46
7.7.	Compliance with Laws		46
7.8.	Maintenance of Properties		46
7.9.	Inspection		46
7.10.	Mergers; Consolidations; Dissolutions		46

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7.11.	Distributions of Securities		46
7.12.	Disposition of Assets		47
7.13.	Borrower a Wholly-Owned Subsidiary		47
7.14.	Investments and Acquisitions		47
7.15.	Liens		47
7.16.	Additional Designated Guarantors		47
7.17.	Subordinated Indebtedness		48
7.18.	Intercompany Loans, Loans from Non-Loan Parties		48
7.19.	Appraisals		48
	7.19.1.	Procedures	48
	7.19.2.	Costs	49
	7.19.3.	Appraisers	49
7.20.	Mortgage Subsidiaries		50
7.21.	[Reserved]		50
7.22.	[Reserved]		50
7.23.	Plans and Benefit Arrangements		50
7.24.	Employment Matters		51
7.25.	Environmental Matters		51
7.26.	Environmental Certificates		52
7.27.	Senior Debt Status		52
7.28.	Financial Covenants		52
	7.28.1.	Leverage Ratio	52
	7.28.2.	Borrowing Base	53
	7.28.3.	Tangible Net Worth	53
	7.28.4.	Mortgage Subsidiaries	53
7.29.	Financial Contracts		53

ARTICLE VIII
DEFAULTS

ARTICLE IX
ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES

9.1.	Acceleration		56
9.2.	Amendments		56
9.3.	Preservation of Rights		57

ARTICLE X
GENERAL PROVISIONS

10.1.	Survival of Representations		57
10.2.	Governmental Regulation		57
10.3.	Headings		57
10.4.	Entire Agreement		57
10.5.	Several Obligations Benefits of This Agreement		57
10.6.	Expenses; Indemnification		57
10.7.	Numbers of Documents		58
10.8.	Accounting		58
10.9.	Severability of Provisions		58
10.10.	Nonliability of Lenders		59

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10.11.	Confidentiality		59
10.12.	Nonreliance		60
10.13.	Conversion and Non-Designation of Designated Guarantors		60
10.14.	PATRIOT Act		62

ARTICLE XI
THE ADMINISTRATIVE AGENT

11.1.	Appointment and Authority		62
11.2.	Administrative Agent Individually		62
11.3.	Exculpatory Provisions		63
11.4.	Reliance by Administrative Agent		64
11.5.	Delegation of Duties		65
11.6.	Resignation of Successor Administrative Agent		65
11.7.	Non-Reliance on Administrative Agent and Other Lenders		65
11.8.	No Other Duties, Etc.		66
11.9.	Appointment of Supplemental Administrative Agents		66
11.10.	Administrative Agent’s Reimbursement and Indemnification		67
11.11.	Notice of Default		67
11.12.	Administrative Agent’s Fee		67
11.13.	Delegation to Affiliates		67
11.14.	Agent’s Responsibilities and Duties		68
11.15.	Withholding Taxes		68

ARTICLE XII
SETOFF; RATABLE PAYMENTS

12.1.	Setoff		68
12.2.	Ratable Payments		68

ARTICLE XIII
BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS

13.1.	Successors and Assigns		69
13.2.	Participations		69
	13.2.1.	Permitted Participants; Effect	69
	13.2.2.	Voting Rights	70
	13.2.3.	Benefit of Setoff	70
13.3.	Assignments		70
	13.3.1.	Permitted Assignments	70
	13.3.2.	Effect, Effective Date	71
	13.3.3.	[Reserved]	71
13.4.	Dissemination of Information		71

ARTICLE XIV
NOTICES

14.1.	Notices		72
14.2.	Change of Address		73

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Page

ARTICLE XV
COUNTERPARTS

ARTICLE XVI
CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL

16.1.	CHOICE OF LAW	73
16.2.	CONSENT TO JURISDICTION	74
16.3.	WAIVER OF JURY TRIAL	74

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EXHIBITS AND SCHEDULES
Pricing Schedule

Exhibit A	Form of Term Note

Exhibit B	Form of Commitment and Acceptance

Exhibit C	Form of Opinion of Company’s General Counsel

Exhibit D	Form of Opinion of Ballard Spahr LLP

Exhibit E	Form of Guaranty

Exhibit F	Form of Compliance Certificate

Exhibit G	Form of Environmental Certificate

Exhibit H	Form of Assignment and Assumption

Exhibit I-1	Form of U.S. Tax Certificate (For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Exhibit I-2	Form of U.S. Tax Certificate (For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Exhibit I-3	Form of U.S. Tax Certificate (For Non-U.S. Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Exhibit I-4	Form of U.S. Tax Certificate (For Non-U.S. Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Schedule 1	Lenders and Commitments

Schedule 2	[Reserved]

Schedule 3	Permitted Liens

Schedule 4	Existing Subordinated Indebtedness

Schedule 5	Intentionally Omitted

Schedule 6	Litigation and Contingent Obligations

Schedule 7	Subsidiaries

Schedule 8	Other Liens

Schedule 9	ERISA Matters

Schedule 10	Environmental Matters

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CREDIT AGREEMENT
This Credit Agreement, dated as of February 3, 2014, is among First Huntingdon Finance Corp. (the “Borrower”), Toll Brothers, Inc. (the “Company”), the Lenders party hereto and SunTrust Bank, as Administrative Agent (the “Administrative Agent”).
AGREEMENT
NOW THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby covenant and agree, as follows:
ARTICLE I
DEFINITIONS
As used in this Agreement:
“ABR Advance” means an Advance that bears interest at the Alternate Base Rate.
“ABR Loan” means a Loan that bears interest at the Alternate Base Rate.
“Additional Borrowing Base Selected Assets” is defined in Section 7.19.2.
“Additional Lender” means a Qualified Bank (approved by the Administrative Agent, which approval shall not be unreasonably withheld or delayed) or an existing Lender that elects, upon request by the Borrower, to make an Additional Term Loan, pursuant to Section 2.18.
“Additional Term Loan” means, with respect to an Additional Lender, such Additional Lender’s Term Loan made pursuant to Section 2.18(c) with respect to the Term Loan Facility.
“Additional Term Loan Commitment” means, for each Additional Lender, the obligation of such Additional Lender to make Additional Term Loans not exceeding the amount set forth in any Commitment and Acceptance that has become effective pursuant to Section 2.18 of this Agreement.
“Additional Term Loan Effective Date” is defined in Section 2.18(c).
“Adjusted LIBO Rate” means, with respect to any Eurodollar Ratable Advance for the relevant Eurodollar Interest Period or, with respect to the determination of clause (b) of the definition of the Federal Funds/Euro Rate or clause (iii) of the definition of Alternate Base Rate, for a Eurodollar Interest Period of one month, an interest rate per annum (rounded upwards, if necessary, to the next 1/100th of 1%) equal to (a) the LIBO Rate for such Eurodollar Interest Period multiplied by (b) the Statutory Reserve Rate.
“Administrative Agent” means SunTrust Bank, in its capacity as contractual representative of the Lenders pursuant to Article XI, and not in its individual capacity as a Lender, and any successor Administrative Agent appointed pursuant to Article XI.
“Administrative Agent’s Fee Letter” means the Fee Letter.
“Affected Lender” is defined in Section 2.20.

“Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. A Person shall be deemed to control another Person if the controlling Person owns 10% or more of any class of voting securities (or other ownership interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise.
“Agent” means any Lender under this Agreement designated, and in its capacity, as a co-agent, documentation agent, managing agent or syndication agent (but not the Administrative Agent).
“Agent Parties” is defined in Section 14.1(b).
“Agent’s Group” is defined in Section 11.2(b).
“Agreement” means this credit agreement, as it may be amended or modified and in effect from time to time.
“Agreement of Sale” means a fully-executed written agreement (substantially in a form approved by the Administrative Agent, which approval shall not be unreasonably withheld or delayed) between a Loan Party and a purchaser that is not an Affiliate of the Company or any other member of Toll Group, providing for the sale of a residential unit to such purchaser, which agreement (i) shall include no contingency for the purchaser selling another residence, (ii) be accompanied by a non-refundable (except on terms set forth in such agreement or as may be prevented by applicable Law) deposit equal to the lesser of (x) ten percent (10%) of the purchase price of the unit sold (at least one-half of which deposit shall have been paid in cash), (y) the difference between the purchase price set forth in such agreement and the amount of the mortgage contingency set forth in such agreement (at least one-half of which deposit shall have been paid in cash) and (z) the maximum amount of deposit which applicable Law permits the seller of such unit to retain as liquidated damages if the closing of the sale of such unit does not occur, and (iii) shall provide that the purchase price shall be paid in cash or by title company check or by attorney check or by certified or bank check at or before the closing of the sale (such cash or check may be obtained by the purchaser from a loan provided by the seller or an Affiliate of the seller). For the purpose of clause (z) above, applicable Law shall be deemed to prohibit the seller from retaining a deposit if it creates a presumption that the amount of such deposit is unreasonable and as such may not be retained by the seller.
“Alternate Base Rate” means, for any day, a rate of interest per annum equal to the sum of (a) the greatest of (i) the Prime Rate in effect on such day, (ii) the Federal Funds Effective Rate in effect on such day plus ½ of 1% per annum and (iii) the Adjusted LIBO Rate applicable for an interest period of one month, plus 1.00% and (b) the Applicable Base Rate Margin.
“Alternative Letter of Credit” means any Existing Credit Agreement Letter of Credit that is cash collateralized in accordance with Section 4.12 of the Existing Credit Agreement.
“Applicable Base Rate Margin” means with respect to an ABR Loan, the percentage rate per annum applicable to such Loan, as determined pursuant to the Pricing Schedule.
“Applicable Margins” means with respect to the Term Loan Facility, the Applicable Ratable Advance Margin for the Term Loan Facility and the Applicable Base Rate Margin for the Term Loan Facility, as applicable.

“Applicable Ratable Advance Margin” means, with respect to a Eurodollar Ratable Advance or a Federal Funds/Euro-Rate Advance under the Term Loan Facility, the percentage rate per annum applicable to such Term Loan, as determined pursuant to the Pricing Schedule.
“Arranger” means SunTrust Robinson Humphrey, Inc. and its respective successors.
“Article” means an article of this Agreement unless another document is specifically referenced.
“Assignment and Assumption” is defined in Section 13.3.1.
“Assumed Purchase Money Loans” means at any time (a) the outstanding amount of all loans secured by assets purchased by the Designated Guarantors and assumed or entered into by the applicable Designated Guarantor on or within 90 days after the date of purchase, provided that (i) the amount of any such loan does not exceed the purchase price of the applicable asset and (ii) such loan may only be secured by a security interest on such asset and improvements constructed thereon in the normal course of the Designated Guarantors’ business and (b) and any amendment, modification, extension or refinancing of such loans, provided that with respect to the loans, as amended, modified, extended, or refinanced (X) the aggregate amount thereof shall not exceed the purchase price of the applicable asset and (Y) such loans and refinancings shall not be secured by any assets of any Loan Party other than those initially purchased by the applicable Designated Guarantor and improvements constructed thereon in the normal course of the Loan Parties’ homebuilding business.
“Authorized Officers” means those Persons designated by written notice to the Administrative Agent from the applicable Loan Party, authorized to execute notices, reports and other documents required hereunder. The Loan Parties may amend such list of Persons from time to time by giving written notice of such amendment to the Administrative Agent.
“Benefit Arrangement” means at any time an “employee benefit plan,” within the meaning of Section 3(3) of ERISA, which is neither a Plan nor a Multiemployer Plan and which is maintained, sponsored or otherwise contributed to by any member of the Controlled Group.
“Board” means The Board of Governors of the Federal Reserve System of the United States of America (or any successor).
“Borrower” means First Huntingdon Finance Corp., a Delaware corporation, and its successors and assigns.
“Borrowing Base” means at any time the sum (without duplication) of (i) 100% of unrestricted cash, Cash Equivalents or Marketable Securities of the Loan Parties (excluding cash, Cash Equivalents and Marketable Securities that cash collateralize Alternative Letters of Credit and other outstanding letters of credit or similar arrangements) in excess of $10,000,000; (ii) 90% of Category 1 Borrowing Base Assets (except as otherwise hereinafter provided); (iii) 80% of Category 2 Borrowing Base Assets (except as otherwise hereinafter provided); (iv) 65% of Category 3 Borrowing Base Assets; and (v) 50% of Category 4 Borrowing Base Assets. Notwithstanding the foregoing, the Borrower may elect to combine the Category 1 Borrowing Base Assets and Category 2 Borrowing Base Assets into one category, in which event, in place of items (ii) and (iii) above, 85% of the sum (without duplication) of the Category 1 Borrowing Base Assets and Category 2 Borrowing Base Assets shall be included in the Borrowing Base, provided that the Borrower shall represent and warrant in the applicable Borrowing Base Certificate that (A) 85% of the sum (without duplication) of the Category 1 Borrowing Base Assets and Category 2 Borrowing Base Assets is less than (B) the sum (without duplication) of items (ii) and (iii) above. All Borrowing Base Assets must be assets owned by the Loan Parties subject only to Permitted Liens (other than clauses (vi) and (xxiv) of such definition) and (except as otherwise provided in Section 7.19) shall be valued at book value, reduced (without duplication) by the Remediation Adjustment (if any) applicable to such Borrowing Base Assets.
“Borrowing Base Assets” means the Category 1 Borrowing Base Assets, Category 2 Borrowing Base Assets, Category 3 Borrowing Base Assets and Category 4 Borrowing Base Assets.
“Borrowing Base Certificate” means a certificate, in a form satisfactory to the Administrative Agent, calculating the Borrowing Base as of the last day of a fiscal quarter, and delivered pursuant to Section 7.1(viii).
“Borrowing Base Selected Assets” is defined in Section 7.19.2.
“Borrowing Date” means a date on which a Term Advance is made hereunder.
“Business Day” means (i) with respect to any borrowing, payment or rate selection of Eurodollar Advances, a day (other than a Saturday or Sunday) on which banks generally are open in New York for the conduct of substantially all of their commercial lending activities and on which dealings in United States dollars are carried on in the London interbank market and (ii) for all other purposes, a day (other than a Saturday or Sunday) on which banks generally are open in New York for the conduct of substantially all of their commercial lending activities.
“Capitalized Lease” of a Person means any lease of Property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with GAAP.
“Capitalized Lease Obligations” of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with GAAP.
“cash collateralize” means, with respect to any Letter of Credit, cash in U.S. dollars in an amount equal to the undrawn face amount of such Letter of Credit.
“Cash Equivalents” means (i) securities with maturities of 180 days or less from the date of acquisition issued or fully guaranteed or insured by the United States or any agency or instrumentality thereof, (ii) dollar denominated time and demand deposits and certificates of deposit with maturities of 180 days or less from the date of acquisition and overnight bank deposits of any commercial bank having capital, surplus and undivided profits aggregating at least $500,000,000, (iii) repurchase obligations of any bank satisfying the requirements of clause (ii) of this definition, (iv) commercial paper and variable or fixed rate notes of a domestic issuer rated at least A-2 or better by S&P or P-2 or better by Moody’s and in either case maturing within 180 days after the date of acquisition, (v) securities with maturities of 180 days or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States or by any political subdivision or taxing authority of any such state, commonwealth or territory, and such securities of such state, commonwealth, territory, political subdivision or taxing authority, as the case may be, are rated at least A by S&P or A by Moody’s, (vi) securities with maturities of 180 days or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the requirements of clause (ii) of this definition, or (vii) shares of “money market funds” that comply with the criteria set forth in Rule 2a-7 of the Investment Company Act of 1940, as amended.
“Category 1 Borrowing Base Assets” means at any time the following assets owned by the Loan Parties (except any such assets that are Excluded Assets): (1) residential units and buildings under con-

struction subject to an Agreement of Sale; (2) completed residential units and buildings subject to an Agreement of Sale; (3) land (and related site improvements and development costs) related to the assets described in items (1) and (2); and (4) interest, overhead, taxes and other costs (to the extent capitalized under GAAP) related to the assets described in items (1), (2) and (3).
“Category 2 Borrowing Base Assets” means at any time the following assets owned by the Loan Parties (except any such assets that are Excluded Assets): (1) residential units and buildings under construction not under Agreement of Sale; (2) completed residential units and buildings not under Agreement of Sale; (3) land (and related site improvements and development costs) related to the assets described in items (1) and (2); and (4) interest, overhead, taxes and other costs (to the extent capitalized under GAAP) related to the assets described in items (1), (2) and (3).
“Category 3 Borrowing Base Assets” means at any time the following assets owned by the Loan Parties (except any such assets that are Excluded Assets): (1) site improvements on land owned by a Loan Party that is not subject to an Agreement of Sale; and (2) interest, overhead, taxes and other costs (to the extent capitalized under GAAP) related to the assets described in item (1).
“Category 4 Borrowing Base Assets” means at any time the following assets owned by the Loan Parties (except any such assets that are Excluded Assets): (1) acquisition and development costs (excluding site improvement costs) of land owned by a Loan Party that is not subject to an Agreement of Sale; and (2) interest, overhead, taxes and other costs (to the extent capitalized under GAAP) related to the assets described in item (1).
“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Official Body or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Official Body; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.
“Change of Control” means the occurrence of any one or more of the following events:
(a)    The acquisition by any Person, or two or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) of 50% or more of the outstanding shares of voting stock of a Loan Party; or
(b)    There shall be consummated any consolidation or merger to which the Company is a party except a merger or consolidation where the holders of voting stock of the Company prior to such merger or consolidation own more than 50% of the voting stock of the continuing or surviving corporation outstanding after such merger or consolidation (whether or not the Company is such continuing or surviving corporation).
“Closing Date” means the Business Day on which the conditions set forth in Section 5.1 are satisfied.

“Code” means the Internal Revenue Code of 1986, as amended.
“Commitment and Acceptance” is defined in Section 2.18(b).
“Communications” is defined in Section 14.1(b).
“Company” means Toll Brothers, Inc., a Delaware corporation.
“Compliance Certificate” means a compliance certificate in substantially the form of Exhibit F.
“Consolidated Net Income” means, with reference to any period, the net income (or loss) of the Company and its Subsidiaries calculated on a consolidated basis for such period in accordance with GAAP.
“Consolidated Net Worth” means at any time the consolidated stockholders’ equity of the Company and its Subsidiaries calculated on a consolidated basis as of such time in accordance with GAAP.
“Contingent Obligation” of a Person means any agreement, undertaking or arrangement by which such Person guarantees or in effect guarantees any Indebtedness of any other Person in any manner, whether directly or indirectly.
“Controlled Group” means all members of a controlled group of corporations or other business entities and all trades or businesses (whether or not incorporated) under common control which, together with the Company or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code.
“Conversion” is defined in Section 10.13(a).
“Customary Recourse Exceptions” means exclusions from the exculpation provisions for fraud, waste, misapplication of cash, environmental claims, breach of representations or warranties, failure to pay taxes and insurance, bankruptcy and insolvency events, and other circumstances customarily excluded by institutional lenders from exculpation provisions and/or included in separate indemnification agreements in non-recourse financings of real estate.
“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
“Default” means an event described in Article VIII.
“Designated Guarantors” means any Subsidiary of the Company that at any time has executed and delivered a Guaranty Agreement (or a Supplemental Guaranty) and that has not been released from liability in accordance with the provisions of Section 10.13.
“Eligible Assignee” is defined in Section 13.1.
“Embargoed Person” means any party that (i) is publicly identified on the most current list of “Specially Designated Nationals and Blocked Persons” published by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) or (ii) resides, is organized or chartered, or has a place of business in a country or territory that is the subject of OFAC sanctions programs.

“Environment” means ambient air, indoor air, surface water, groundwater, drinking water, soil, land surface and subsurface strata, and natural resources such as wetlands, flora and fauna.
“Environmental Certificate” is defined in Section 7.26.
“Environmental Complaint” means any written complaint setting forth a cause of action for personal or property damage or equitable relief, order, notice of violation, citation, request for information issued pursuant to any Environmental Laws by an Official Body, subpoena or other written notice of any type relating to, arising out of, or issued pursuant to any of the Environmental Laws or any Environmental Conditions, as the case may be.
“Environmental Conditions” means any conditions of the environment, including, without limitation, the work place, the ocean, natural resources (including flora or fauna), soil, surface water, ground water, any actual or potential drinking water supply sources, substrata or the ambient air, relating to or arising out of, or caused by the use, handling, storage, treatment, recycling, generation, transportation, Release or threatened Release or other management or mismanagement of Regulated Substances resulting from the use of, or operations on, the Property.
“Environmental Laws” means any Laws relating to (i) the protection of the environment, (ii) the effect of the environment on human health, (iii) emissions, discharges or Releases of Regulated Substances into surface water, ground water or land, or (iv) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Regulated Substances or the clean-up or other remediation thereof.
“Environmentally Approved Land” means land owned by a Loan Party as to which there has been delivered to such Loan Party and, to the extent required under Section 7.26, the Administrative Agent an Environmental Certificate that either (a) contains no exceptions on Exhibit A thereto except for Permitted Environmental Exceptions, or (b) if it contains any exceptions other than Permitted Environmental Exceptions, such exceptions shall have been (i) approved by the Administrative Agent, which approval has not been reversed by the Required Lenders under Section 7.26 or (ii) approved by the Required Lenders if the Administrative Agent initially does not approve such exceptions.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any rule or regulation issued thereunder.
“Escrow Agreement” means an agreement or other similar arrangement with a municipality or any other Official Body, including without limitation any utility, water or sewer authority, or other similar entity, for the purpose of assuring such municipality or other Official Body that the Company or an Affiliate of the Company will properly and timely complete work it has agreed to perform for the benefit of such municipality or other Official Body, under the terms of which a bank (including a Lender hereunder) or other Person agrees to set aside or otherwise make available a specified amount of funds which will be paid to such municipality or other Official Body upon request by such municipality or other Official Body in accordance with the terms of such agreement in the event the Company or such Affiliate fails to perform such work.
“Eurodollar Interest Period” means, with respect to a Eurodollar Ratable Advance, a period of one, two, three or six months (or, subject to approval by all Term Lenders, twelve months) commencing on a Business Day selected by the Borrower pursuant to this Agreement or, with respect to the determination of clause (b) of the definition of the Federal Funds/Euro Rate, a period of one month. Such Eurodollar Interest Period shall end on the day which corresponds numerically to such date one, two, three, six or twelve months thereafter, provided, however, that if there is no such numerically corresponding day in such next, second, third, sixth or twelfth succeeding month, such Eurodollar Interest Period shall end on the last Business Day of such next, second, third, sixth or twelfth succeeding month. If a Eurodollar Interest Period would otherwise end on a day which is not a Business Day, such Eurodollar Interest Period shall end on the next succeeding Business Day, provided, however, that if said next succeeding Business Day falls in a new calendar month, such Eurodollar Interest Period shall end on the immediately preceding Business Day.
“Eurodollar Loan” means a Loan (other than a Federal Funds/Euro-Rate Loan) which bears interest at a Eurodollar Rate requested by the Borrower pursuant to Section 2.2.
“Eurodollar Ratable Advance” means a Term Advance (other than a Federal Funds/Euro-Rate Advance) which bears interest at a Eurodollar Rate requested by the Borrower pursuant to Section 2.2.
“Eurodollar Rate” means, with respect to a Eurodollar Ratable Advance under the Term Loan Facility for the relevant Eurodollar Interest Period or, with respect to the determination of clause (b) of the definition of the Federal Funds/Euro-Rate, for a Eurodollar Interest Period of one month, a rate per annum (rounded upwards, if necessary, to the next 1/100th of 1%) equal to the sum of (i) the Adjusted LIBO Rate applicable to such Eurodollar Interest Period, plus (ii) the Applicable Ratable Advance Margin in effect two Business Days prior to such Term Advance.
“Excess Investments” means at any time the amount (if any) by which Special Investments exceeds 35% of Consolidated Net Worth.
“Excluded Assets” means at any time any of the following assets of the Loan Parties: (1) assets subject to any Lien securing Indebtedness (except for Permitted Purchase Money Loans in which the applicable Loan Party and its successors shall have full rights to prepay without premium or penalty, or if a premium or penalty may be imposed, the total potential premium or penalty is added to the principal amount of such Indebtedness for computation purposes, provided, that the Borrower may elect in its sole discretion to designate any asset subject to a Permitted Purchase Money Loan as an Excluded Asset (thereby excluding such asset from the calculation of the Borrowing Base), in which event any potential prepayment penalties and premiums on such Permitted Purchase Money Loan shall not be included in computing Indebtedness); (2) land, site improvements, development costs and units or buildings constructed or under construction on such land if the applicable Loan Party has not received Preliminary Approval with respect to such land or if such land is not Environmentally Approved Land; and (3) payments for options.
“Excluded Taxes” means, in the case of each Lender and any Agent, (i) Taxes imposed on or measured by its overall net income, branch profits or franchise Taxes (imposed in lieu of net income Taxes) to the extent any such Tax is imposed as a result of (a) such Lender or Agent being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable Lending Installation located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (b) a present or former connection between such Lender or Agent (as the case may be) and the taxing jurisdiction (other than as a result of this Agreement or any transaction pursuant to this Agreement), (ii) in the case of a Lender (other than an assignee pursuant to a request by the Administrative Agent or the Borrower under Section 2.20), any U.S. federal withholding Taxes to the extent imposed pursuant to a law in effect on the date such Lender becomes a party to this Agreement (or designates a new Lending Installation), except to the extent that such Lender (or its assignor, if any) was entitled, immediately prior to the time of the designation of a new Lending Installation (or assignment), to receive additional amounts from the Borrower with respect to such withholding Taxes pursuant to Section 3.5, (iii) withholding Taxes attributable to a Lender’s failure to comply with Section 3.5(d), and (iv) any U.S. federal withholding Taxes imposed under FATCA.

“Exhibit” refers to an exhibit to this Agreement, unless another document is specifically referenced.
“Existing Credit Agreement” means the Credit Agreement dated as of August 1, 2013 among the Borrower, the Company, the lenders party thereto and Citibank, N.A., as Administrative Agent.
“Existing Credit Agreement Letter of Credit Obligations” means at any time the sum of (i) the aggregate undrawn face amount of all outstanding Existing Credit Agreement Letters of Credit, and (ii) the aggregate amount paid by an Issuing Bank on any Existing Credit Agreement Letters of Credit to the extent (if any) not reimbursed by the Borrower or the lenders under the Existing Credit Agreement.
“Existing Credit Agreement Letters of Credit” means those letters of credit issued, pursuant to the Existing Credit Agreement (including any “Existing Letter of Credit” as defined in the Existing Credit Agreement).
“FATCA” means (i) Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), (ii) any current or future regulations or other official interpretations thereof, (iii) any agreements entered into pursuant to Section 1471(b)(1) of the Code as of the date of this Agreement (or any amended or successor version described above) and (iv) any intergovernmental agreement, or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement implementing the foregoing.
“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100th of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100th of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.
“Federal Funds/Euro-Rate” means, for any day, an interest rate per annum equal to the greater of (a) the sum of (i) the Federal Funds Effective Rate for the Business Day immediately preceding such day, plus (ii) the Applicable Ratable Advance Margin under the Term Loan Facility, plus (iii) 0.25% per annum, and (b) a rate equal to the Eurodollar Rate for a Eurodollar Interest Period of one month commencing on the second Business Day after such day. The Federal Funds/Euro-Rate shall be recomputed each day.
“Federal Funds/Euro-Rate Advance” means a Term Advance that bears interest at the Federal Funds/Euro-Rate.
“Federal Funds/Euro-Rate Loan” means a Loan that bears interest at the Federal Funds/Euro-Rate.
“Fee Letter” means that certain fee letter dated January 9, 2014 among the Borrower, the Company and SRH.
“Financial Contract” of a Person means (i) any exchange-traded or over-the-counter futures, forward, swap or option contract or other financial instrument with similar characteristics, and (ii) any agreements, devices or arrangements providing for payments related to fluctuations of interest rates, exchange rates or forward rates, including, but not limited to, interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options.
“Financial Letter of Credit” means any Letter of Credit issued on behalf of a Loan Party that is not a Performance Letter of Credit and that is issued to a Person to ensure payment by a Loan Party or other Affiliate of the Company of a financial obligation or satisfaction by a Loan Party or other Affiliate of any other obligation of a Loan Party or other Affiliate.
“Fitch” means Fitch, Inc.
“Floating Rate” means the Alternate Base Rate or the Federal Funds/Euro-Rate.
“Floating Rate Advance” means a Term Advance which bears interest at a Floating Rate requested by the Borrower pursuant to Section 2.2.
“Floating Rate Loan” means a Loan that bears interest at a Floating Rate.
“GAAP” is defined in Section 10.8.
“Guarantors” means the Company and the Designated Guarantors.
“Guaranty Agreement” means the guaranty agreement of even date herewith executed and delivered by the Company and the Designated Guarantors to the Administrative Agent for the benefit of the Lenders, as such guaranty agreement may be amended or modified (including, without limitation, by delivery of a Supplemental Guaranty) and in effect from time to time.
“Indebtedness” of a Person means, without duplication, such Person’s (i) obligations for borrowed money, (ii) obligations representing the deferred purchase price of Property or services which would appear as a liability on the consolidated balance sheet of such Person (other than accounts payable arising in the ordinary course of such Person’s business and any obligation to pay a contingent purchase price as long as such obligation remains contingent or is paid within 10 days after it becomes due and payable), (iii) Indebtedness of other Persons, whether or not assumed, secured by Liens on any property or asset of such Person (but only to the extent of the value of such Property or asset if such obligations have not been assumed by such Person), (iv) obligations which are evidenced by notes, acceptances, or other similar instruments, (v) obligations of such Person to purchase securities or other property arising out of or in connection with the sale of the same or substantially similar securities or property, (vi) Capitalized Lease Obligations, (vii) Contingent Obligations, (viii) the amount of Existing Credit Agreement Letter of Credit Obligations in respect of Financial Letters of Credit, (ix) unpaid reimbursement obligations (i.e., drawn but not reimbursed) under Performance Letters of Credit, and (x) any other obligation for borrowed money which in accordance with GAAP would be shown as a liability on the consolidated balance sheet of such Person. The amount of Indebtedness shall include potential prepayment penalties and premiums on such Indebtedness to the extent provided in the definition of “Excluded Assets.” In no event shall Indebtedness include (a) Indebtedness owed by one Loan Party to another Loan Party or (b) any obligation of a Loan Party to reimburse the issuer of a performance bond issued in the ordinary course of business.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.
“Initial Term Loan” means Term Loans made by each Term Lender on the Closing Date.

“Initial Term Loan Commitment” means, for each Term Lender, the obligation of such Term Lender to make Term Loans on the Closing Date, not exceeding the amount set forth in Schedule 1.
“Intercompany Agreement” is defined in Section 7.18.
“Intercompany Loans” means the loans from the Borrower to the applicable Loan Party using the proceeds of Loans hereunder.
“Intercompany Notes” is defined in Section 7.18.
“Investment” of a Person means any loan, advance (other than commission, travel and similar advances to officers and employees made in the ordinary course of business), extension of credit (other than accounts receivable arising in the ordinary course of business) or contribution of capital by such Person; stocks, bonds, mutual funds, partnership interests, notes, debentures or other securities owned by such Person; any deposit accounts and certificate of deposit owned by such Person; and structured notes, derivative financial instruments and other similar instruments or contracts owned by such Person.
“Investment Grade Rating” means a rating of (i) BBB- or higher by S&P, or (ii) Baa3 or higher by Moody’s.
“Investments in Mortgage Subsidiaries” means, without duplication, at any time the sum of the following: (i) all Investments by any Loan Party directly or indirectly in the capital stock of or other payments (except in connection with transactions for fair value in the ordinary course of business) to any of the Mortgage Subsidiaries, (ii) all loans by any Loan Party directly or indirectly to any of the Mortgage Subsidiaries, (iii) all Contingent Obligations of any Loan Party directly or indirectly in respect of the obligations of any of the Mortgage Subsidiaries, and (iv) all other obligations, contingent or otherwise, of the Loan Parties to or for the benefit of any of the Mortgage Subsidiaries; provided that, Investments in Mortgage Subsidiaries shall not include any amounts that a Mortgage Subsidiary owes to a Loan Party to reimburse such Loan Party for any taxes paid or payable by such Loan Party on account of such Mortgage Subsidiary.
“IRS” means the U.S. Internal Revenue Service.
“Issuing Bank” means an “Issuing Bank” as defined in the Existing Credit Agreement.
“Labor Contracts” means all employee benefit plans, employment agreements, collective bargaining agreements and labor contracts to which any Loan Party is a party.
“Law” means any and all applicable federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, franchises, licenses and other governmental restrictions, in each case of any Official Body.
“Lender” means Term Lender.
“Lending Installation” means, with respect to a Lender or the Administrative Agent, the office, branch, subsidiary or affiliate of such Lender or the Administrative Agent listed on the signature pages hereof or on a Schedule or otherwise selected by such Lender or the Administrative Agent pursuant to Section 2.15.

“Letter of Credit” of a Person means a letter of credit or similar instrument (such as an Escrow Agreement) which is issued upon the application of such Person or upon which such Person is an account party or for which such Person is in any way liable.
“Leverage Ratio” means at any time the ratio of (a) Total Indebtedness (excluding Alternative Letters of Credit and outstanding Letters of Credit or similar arrangements included in Total Indebtedness and not issued under the Existing Credit Agreement to the extent collateralized by cash, Marketable Securities or Cash Equivalents), less Permitted Nonrecourse Indebtedness, less unrestricted cash, Cash Equivalents and Marketable Securities (excluding cash, Cash Equivalents and Marketable Securities that cash collateralize Alternative Letters of Credit and other outstanding letters of credit or similar arrangements) in excess of $10,000,000 in the aggregate held by the Toll Group; provided that, no more than $200,000,000 of unrestricted cash, Cash Equivalents and Marketable Securities (excluding cash, Cash Equivalents and Marketable Securities that cash collateralize Alternative Letters of Credit and other outstanding letters of credit or similar arrangements) held by entities that are not Loan Parties may be netted from Total Indebtedness pursuant to this clause (a), to (b) the sum of (i) Tangible Net Worth and (ii) fifty percent (50%) of Subordinated Indebtedness that has a maturity that is more than 90 days after the Term Loan Facility Maturity Date (provided that the amount in this clause (ii) shall not exceed 66-2/3% of Consolidated Net Worth).
“LIBO Rate” means, with respect to any Eurodollar Ratable Advance for any Eurodollar Interest Period, or with respect to the determination of the Federal Funds/Euro-Rate, the LIBOR Rate (“LIBOR”) as published by Bloomberg (or such other commercially available source providing quotations of LIBOR as may be designated by the Administrative Agent from time to time), at approximately 11:00 a.m., London time, two Business Days prior to the commencement of the Eurodollar Interest Period for such Eurodollar Ratable Advance, or, in the case of determination of the Federal Funds/Euro-Rate, a Eurodollar Interest Period of one month, as the rate for dollar deposits with a maturity comparable to such Eurodollar Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Ratable Advance (or Federal Funds/Euro-Rate) for such Eurodollar Interest Period shall be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Eurodollar Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Eurodollar Interest Period.
“Lien” means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).
“Loan” means, with respect to a Lender, a loan made by such Lender pursuant to Article II (or any conversion or continuation thereof). For avoidance of doubt, the term “Loan” includes each Initial Term Loan and Additional Term Loan.
“Loan Documents” means this Agreement, the Guaranty Agreements and any Notes issued pursuant to Section 2.11.
“Loan Parties” means the Company, the Borrower and (subject to the provisions of Section 10.13) the Designated Guarantors.
“Losses” is defined in Section 10.6(b).

“Marketable Securities” means (i) securities with maturities of two years or less from the date of acquisition issued or fully guaranteed or insured by the United States or any agency or instrumentality thereof, (ii) dollar denominated time and demand deposits and certificates of deposit with maturities of two years or less from the date of acquisition and overnight bank deposits of any commercial bank having either capital, surplus and undivided profits aggregating at least $500,000,000, total Tier 1 capital as most recently reported by Bloomberg L.P. of at least $500,000,000 or long-term debt or deposit ratings of A- by S&P or A3 by Moody’s, (iii) repurchase obligations of any bank satisfying the requirements of clause (ii) of this definition, (iv) commercial paper and variable or fixed rate notes of a domestic issuer rated at least A-2 or better by S&P or P2 or better by Moody’s and in either case maturing within two years after the date of acquisition, (v) securities with maturities of two years or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States or by any political subdivision or taxing authority of any such state, commonwealth or territory, and such securities of such state, commonwealth, territory, political subdivision or taxing authority, as the case may be, are rated at least A- by S&P or A3 by Moody’s, (vi) securities with maturities of two years or less from the date of acquisition issued or fully guaranteed by any member country of the OECD that are rated at least A- by S&P or A3 by Moody’s, (vii) securities with maturities of two years or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the requirements of clause (ii) of this definition, (viii) shares of “money market funds” that comply with the criteria set forth in Rule 2a-7 of the Investment Company Act of 1940, as amended, or (ix) bonds that mature within two years and that have an Investment Grade Rating.
“Material Adverse Effect” means a material adverse effect on (i) the business, Property, financial condition or results of operations of the Loan Parties taken as a whole, (ii) the ability of the Loan Parties taken as a whole to perform their obligations under the Loan Documents, or (iii) the validity or enforceability of any of the Loan Documents or the rights or remedies of the Administrative Agent or the Lenders thereunder.
“Material Indebtedness” is defined in Section 8.4.
“Maximum Deductible Amount” is defined in Section 7.28.3.
“Moody’s” means Moody’s Investors Service, Inc. or any successor thereto.
“Mortgage Banking Business” means the business of issuing mortgage loans on residential properties (whether for purchase of homes or refinancing of existing mortgages), purchasing and selling mortgage loans, issuing securities backed by mortgage loans, acting as a broker of mortgage loans and other activities customarily associated with mortgage banking and related businesses.
“Mortgage Subsidiaries’ Adjusted Shareholders’ Equity” means at any time the stockholders’ equity (less goodwill) of the Mortgage Subsidiaries determined on a consolidated basis in accordance with GAAP, plus the outstanding amount of any loans made by the Loan Parties to the Mortgage Subsidiaries (except for intercompany payables to one or more of the Loan Parties in respect of the Mortgage Subsidiaries’ share of accrued consolidated income tax liabilities which have not yet been paid by the Loan Parties) or other Investments in Mortgage Subsidiaries that are not included in the stockholders’ equity of the Mortgage Subsidiaries.
“Mortgage Subsidiaries’ Liabilities” means at any time all Indebtedness of any of the Mortgage Subsidiaries at such date determined on a combined basis as a group in accordance with GAAP, plus accrued income taxes payable by any of the Mortgage Subsidiaries within one year of such date.

“Mortgage Subsidiary” means any corporation, limited partnership, limited liability company or business trust that is (a) organized after the Closing Date or designated by the Company as a Mortgage Subsidiary after the Closing Date, (b) a Subsidiary of the Company and (c) engaged in the Mortgage Banking Business.
“Multiemployer Plan” means a Plan maintained pursuant to a collective bargaining agreement or any other arrangement to which the Company or any member of the Controlled Group is a party and to which more than one employer is obligated to make contributions.
“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including the Company or any member of the Controlled Group) at least two of whom are not under common control, as such a plan is described in Sections 4063 and 4064 of ERISA.
“New Term Lender” means an Additional Lender that, immediately prior to its purchase of the Term Loans of a Term Lender pursuant to Section 2.20 or its issuance of Additional Term Loans pursuant to Section 2.18, was not a Term Lender hereunder.
“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (i) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 9.2 and (ii) has been approved by the Required Lenders.
“Non-Designation” is defined in Section 10.13.
“Non-Loan Parties” means members of the Toll Group or any Affiliate thereof, excluding the Company, the Borrower and the Designated Guarantors.
“Non-U.S. Lender” means a Lender that is not a “United States person” as defined in Section 7701(a)(30) of the Code.
“Notes” means the Term Notes; and “Note” means any one of the Notes.
“Notice” is defined in Section 14.1(c).
“Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Loan Parties to the Lenders or to any Lender, the Administrative Agent or any indemnified party arising under the Loan Documents.
“OECD” means the Organisation for Economic Co-operation and Development.
“OFAC” has the meaning set forth in the definition of “Embargoed Person.”
“Officer’s Certificate” means a certificate signed by a Senior Executive of the Company.
“Official Body” means any national, federal, state, local or other government or political subdivision or any agency, authority, bureau, central bank, commission, department or instrumentality of any of the foregoing, or any court, tribunal, grand jury or arbitrator, in each case whether foreign or domestic.
“Other Taxes” is defined in Section 3.5(b).
“Participant” is defined in Section 13.2.1(a).

“Participant Register” is defined in Section 13.2.1(c).
“PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into Law October 26, 2001)).
“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.
“Performance Letter of Credit” means (a) any Letter of Credit issued on behalf of a Loan Party in favor of a municipality or any other Official Body, including without limitation, any utility, water or sewer authority, or other similar entity for the purpose of assuring such municipality, other Official Body, utility, water or sewer authority or similar entity that an Affiliate of the Company will properly and timely complete work it has agreed to perform for the benefit of such municipality, other Official Body, utility, water or sewer authority or similar entity or (b) an Escrow Agreement.
“Permitted Environmental Exception” means an exception set forth on an Environmental Certificate that a qualified independent environmental consultant certifies can, in the judgment of such consultant, be cured by corrective action that would reasonably be expected to cost less than $2,000,000 to complete and that the Borrower certifies to the Lenders that it or another Loan Party shall timely cure in accordance with applicable Environmental Laws. If the consultant cannot or does not determine and certify as to the cost of such corrective action, the exception shall not be a Permitted Environmental Exception.
“Permitted Investments” means Investments that are (i) cash or Cash Equivalents, Marketable Securities and similar Investments; (ii) accounts receivable and trade credit created, acquired or made in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; (iii) Investments in a Guarantor or in a Person that will become a Guarantor in connection with such Investment; (iv) loans to directors, officers, employees, agents, customers or suppliers in the ordinary course, including the financing to purchasers of homes and other residential properties from a Loan Party; (v) Investments in Mortgage Subsidiaries; (vi) Investments in joint ventures (whether in partnership, corporate, limited liability company or other form); (vii) Investments in real estate and/or mortgages and/or receivables secured by real estate including stock or partnership or membership interests in real estate related companies; (viii) loans to employees for the purpose of acquiring the Company’s stock; (ix) Financial Contracts permitted hereunder; (x) Investments (including Special Investments) outstanding on the Closing Date; (xi) other Investments in the ordinary course of business; and (xii) other Investments not included in clauses (i)-(xi) of this definition which do not, in the aggregate, exceed 30% of Tangible Net Worth.
“Permitted Liens” means
(i)    Liens for taxes, assessments, or similar charges which are not yet due and payable or due but not yet delinquent and pledges or deposits made in the ordinary course of business to secure payment of workmen’s compensation, or to participate in any fund in connection with workmen’s compensation, unemployment insurance, pensions or other social security programs;
(ii)    Statutory Liens, other Liens imposed by law and Liens of mechanics, workmen, warehousemen, carriers, landlords and contractors, provided that the Liens permitted by this subsection (ii) have not been filed or, if such Liens have been filed, either (i) a stay of enforcement thereof has been obtained within 60 days, (ii) such Liens have been satisfied of record within 60 days after the date of filing thereof or (iii) such Liens are being contested in good faith by appropriate proceedings and adequate reserves have been established therefor in accordance with GAAP;

(iii)    Liens granted or deposits made (A) by the Loan Parties in the ordinary course of business to secure performance of bids, tenders, contracts (other than for the repayment of borrowed money), leases, development obligations, progress payments, government contracts, utility services, developer’s or other obligations to make on-site or off-site improvements and other obligations of a like nature, or in conjunction with providing earnest money obligations, escrows or similar purpose undertakings or indemnifications in the ordinary course of business of the Loan Parties; (B) by the Loan Parties in connection with or to secure statutory obligations and surety, appeal, indemnity, return of money, performance, completion, payment or other similar bonds and letters of credit or other similar instruments, or (C) by third parties in favor of the Loan Parties pursuant to Agreements of Sale;
(iv)    Encumbrances consisting of zoning restrictions, easements, rights of way, matters of plat, minor defects or irregularities in title or other restrictions, charges or encumbrances on the use of real property, none of which materially impairs the use of such property or the value thereof, and none of which is violated in any material respect by existing or proposed structures or land use;
(v)    Liens, security interests and mortgages, if any, in favor of the Administrative Agent for the benefit of the Lenders and Liens on cash, Cash Equivalents, Marketable Securities, deposit accounts, warehouse receipts and related goods and documents granted to the administrative agent or a lender under the Existing Credit Agreement as security for the Obligations of the Loan Parties under the Existing Credit Agreement Letters of Credit;
(vi)    Liens on cash, Cash Equivalents or Marketable Securities in favor of any Lender or other bank or financial institution (including as agent) as security for the obligations of any Loan Party under Letters of Credit or other similar arrangements issued other than under the Existing Credit Agreement; provided that the sum of (i) availability under the Existing Credit Agreement and (ii) unrestricted cash, Cash Equivalents and Marketable Securities of the Loan Parties shall not be less than $50,000,000 immediately after giving effect to the granting of such Lien;
(vii)    Liens over a credit balance on a bank or deposit account or other funds maintained with a creditor depository institution arising under the general business conditions of the bank or financial institution at which the account is held, including in any event under any credit card, purchasing card or similar program;
(viii)    Liens arising by virtue of any statutory, contractual or common law provisions relating to banker’s liens, rights of setoff or similar rights as to deposit or other accounts;
(ix)    Any Lien existing on the date of this Agreement and described on Schedule 3 hereto and any Lien securing a refinancing of the Indebtedness secured by a Lien described on Schedule 3, provided that the principal amount secured thereby is not hereafter increased and no additional assets (except for improvements constructed on such assets in the normal course of the Loan Parties’ business) become subject to such Lien unless such change would be permitted under other provisions hereof;
(x)    The following, (A) if the validity or amount thereof is being contested in good faith by appropriate and lawful proceedings diligently conducted so long as the property subject to any such Liens is not yet subject to foreclosure or sale or as to which levy and execution thereon have been stayed and continue to be stayed or (B) if a final judgment is entered and such judgment is discharged, stayed or bonded within thirty (30) days of entry:

(1)    Claims or Liens for taxes, assessments or charges due and payable including those subject to interest or penalty, provided that the Loan Parties maintain such reserves and other appropriate provisions as shall be required by GAAP and pay all such taxes, assessments or charges forthwith upon the commencement of proceedings to foreclose any such Lien; or
(2)    Claims, Liens or encumbrances upon, and defects of title to, real or personal property, including any attachment of personal or real property or other legal process prior to adjudication of a dispute on the merits; or
(xi)    Purchase money security interests (including Capitalized Leases) in equipment acquired or deemed to be acquired;
(xii)    Liens securing Permitted Purchase Money Loans and Permitted Nonrecourse Indebtedness described in the definitions of such terms;
(xiii)    Liens securing additional Senior Indebtedness, provided such liens are either pari passu or subordinated to Liens in favor of the Administrative Agent for the benefit of the Lenders;
(xiv)    Liens on assets of Non-Loan Parties;
(xv)    Liens on Investments in Non-Loan Parties;
(xvi)    Liens on Investments in Mortgage Subsidiaries;
(xvii)    Liens of a Loan Party which existed prior to such entity becoming a Loan Party (and were not incurred in anticipation of becoming a Loan Party);
(xviii)    Liens to which assets were subject prior to the acquisition of such assets by a Loan Party (and were not incurred in anticipation of the acquisition of such assets);
(xix)    Judgment liens that would not constitute a Default under Section 8.8;
(xx)    Liens securing community development district bonds, municipal utility district bonds or similar bonds issued by any governmental authority to accomplish similar purposes and Liens incurred in connection with pollution control, industrial revenue, water, sewage or other public improvement bonds or similar bonds in each case incurred in the ordinary course of business of the Loan Parties;
(xxi)    Liens securing a Loan Party’s obligations (not constituting Indebtedness) to third parties, in connection with joint development agreements with such third parties, to perform and/or pay for or reimburse the costs of construction and/or development related to or benefiting the Loan Parties’ property and property belonging to such third parties, in each case incurred in the ordinary course of business of the Loan Parties;
(xxii)    leases or subleases granted to others not materially interfering with the ordinary business of the Loan Parties taken as whole;

(xxiii)    Liens securing Indebtedness incurred to refinance any Indebtedness secured by a Lien referred to in clauses (ix), (xi), (xvii) or (xviii); provided the amount of Indebtedness secured thereby is not increased and the Liens do not attach to any additional assets; and
(xxiv)    Liens securing other Indebtedness or obligations in an amount not in excess of $10,000,000 individually or $20,000,000 in the aggregate.
“Permitted Nonrecourse Indebtedness” means Indebtedness for money borrowed that is incurred by a Loan Party in a transaction for purposes of acquiring real estate (or refinancings of such acquisition indebtedness) and that is secured by such real estate and improvements thereon, provided (a) the amount of the Investment of the Loan Parties in the assets that secure such Indebtedness (in excess of the amount of the loan secured thereby) does not exceed $75,000,000 for such acquisition as of the time of its acquisition or (for purposes of the Leverage Ratio) $200,000,000 in the aggregate at any time for all such Investments and (b) either (x) the liability of the Loan Parties for such Indebtedness is limited solely to the assets of the Loan Parties that secure such Indebtedness (other than Customary Recourse Exceptions, completion guaranties, carry guaranties, debt service and operating deficit guaranties and similar obligations or guaranties) or (y) only a Loan Party other than the Company and the Borrower is liable for the Indebtedness and the sum (without duplication) of the shareholders’ equity (including amounts owed by such Loan Party to another Loan Party or other Subsidiary of the Company that is either subordinate in right of payment to, or collection of which is postponed in favor of, such Indebtedness) of, Investments in, and loans to (i) such Loan Party does not exceed $75,000,000 and (ii) all such Loan Parties does not exceed (for purposes of the Leverage Ratio) $200,000,000 in the aggregate.
“Permitted Purchase Money Loans” means, collectively, Seller Purchase Money Loans and Assumed Purchase Money Loans.
“Person” means any natural person, corporation, firm, joint venture, partnership, limited liability company, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.
“Plan” means an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code as to which the Company or any member of the Controlled Group may have any liability.
“Platform” is defined in Section 14.1(b).
“Preliminary Approval” means preliminary approval from required state and local governmental authorities and agencies of a Loan Party’s preliminary development plan in accordance with provisions of the Pennsylvania Municipalities Planning Code or its equivalent in any other applicable jurisdiction in which such Loan Party is doing business such that in each instance there is vested in such Loan Party the right to develop such real estate for residential purposes substantially in accordance with the intentions of such Loan Party, subject only to obtaining such additional approvals which do not impose on such Loan Party any material burdens that are not usual and customary for a development of such type and with respect to which there is no reasonable expectation that final approval shall not be obtained.
“Pricing Schedule” means the Schedule attached hereto identified as such.
“Prime Rate” means the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate in effect at its principal office, each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Prohibited Transaction” means a “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Code for which neither a statutory exemption, an individual exemption nor a class exemption has been issued by the United States Department of Labor.
“Property” means any and all property, whether real, personal, tangible, intangible, or mixed, of a Loan Party, or other assets owned, leased or operated by a Loan Party.
“Purchaser” is defined in Section 13.3.1.
“Qualified Bank” means (a) any Lender or any Affiliate of a Lender, (b) a bank that has, or is a wholly-owned subsidiary of a corporation that has, (i) an unsecured long-term debt rating of not less than BBB+ from S&P or Baa1 from Moody’s (or BBB+ from S&P and Baa1 from Moody’s if both agencies issue ratings of its unsecured long-term debt) and (ii) if its unsecured short-term debt is rated, an unsecured short-term debt rating of A2 from S&P or P2 from Moody’s (or A2 from S&P and P2 from Moody’s if both agencies issue ratings of its unsecured short-term debt) or (c) in connection with the initial syndication of the Initial Term Loans or any Additional Term Loans, any other bank approved by the Administrative Agent, such approval not to be unreasonably withheld or delayed. For the avoidance of doubt, none of the Borrower, the Company or any of their respective Affiliates or Subsidiaries may be a Qualified Bank for purposes of this Agreement.
“Ratable Borrowing Notice” is defined in Section 2.2.3.
“Rate Option” means the Alternate Base Rate, the Eurodollar Rate or the Federal Funds/Euro-Rate.
“Rate Option Notice” is defined in Section 2.2.4.
“Register” is defined in Section 13.3.2.
“Regulated Substances” means any pollutant, contaminant, waste, chemical or substance, including without limitation, Solid Waste, asbestos, asbestos containing material, mold and radon gas, the generation, manufacture, processing, distribution, treatment, storage, Release or threat of Release, transport, recycling, reclamation, use, reuse or other management or mismanagement of which is regulated by the Environmental Laws.
“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.
“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.
“Related Parties” means, with respect to any Person, such Person’s Affiliate and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.
“Release” means any release, spill, emission, discharge, deposit, disposal, leaking, pumping, pouring, dumping, emptying, injecting or leaching into the Environment, or into, from or through any structure or facility.

“Remediation Adjustment” means, with respect to any Environmentally Approved Land that is subject to a Permitted Environmental Exception, an amount equal to 150% of the estimated remaining costs to complete remediation necessary to cure such exception.
“Replacement Lender” means a Qualified Bank (approved by the Administrative Agent which approval shall not be unreasonably withheld or delayed) or an existing Lender that elects, upon request by the Borrower, to purchase the Term Loans of another Lender pursuant to Section 2.20.
“Reportable Event” means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC has by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event.
“Required Lenders” means, at any time, Lenders whose Term Loans (in the aggregate) equal or exceed a majority of the Term Loans (in the aggregate) of all of the Lenders outstanding at such time.
“S&P” means Standard and Poor’s Ratings Services, a division of McGraw Hill Financial.
“Schedule” refers to a specific schedule to this Agreement, unless another document is specifically referenced.
“SEC” means the Securities and Exchange Commission.
“Section” means a numbered section of this Agreement, unless another document is specifically referenced.
“Seller Purchase Money Loans” means at any time outstanding, either (a) purchase money loans made to a Loan Party by the seller of improved or unimproved real estate in a single or separate transactions for the exclusive purpose of acquiring such real estate for development and secured by a mortgage Lien on such real estate or (b) any amendment, modification, extension or refinancing of such loans, provided that with respect to the loans, as amended, modified, extended or refinanced (i) the aggregate amount thereof shall not exceed the purchase price of the applicable asset, and (ii) such loans and refinancing shall not be secured by any assets of any Loan Party other than those initially purchased by the applicable Loan Party and improvements constructed thereon in the normal course of the Loan Parties’ homebuilding business.
“Senior Executive” means the Chairman of the Board, President, Executive Vice President, Chief Financial Officer, Chief Accounting Officer or General Counsel of any Loan Party.
“Senior Indebtedness” means at any time, on a consolidated basis for the Loan Parties, Total Indebtedness, less Subordinated Indebtedness.
“Single Employer Plan” means a Plan maintained by the Company or any member of the Controlled Group for employees of the Company or any member of the Controlled Group and no other employer.
“Solid Waste” means any garbage, refuse or sludge from any waste treatment plant, water supply plant or air pollution control facility generated by activities on the Property, and any unpermitted Release into the environment or the work place of any material as a result of activities on the Property, including without limitation, scrap and used Regulated Substances.

“Special Investments” means, at any time (but without duplication) all Investments by Loan Parties in Non-Loan Parties (other than Mortgage Subsidiaries), including, after its Conversion, any Non-Loan Party that was a Designated Guarantor prior to its Conversion. The amount of such Investments shall include, without limitation, the book value of stocks, partnership interests, notes or other securities, and the amount of loans, guaranties and recourse contingent obligations, and contributions of capital.
“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans and Floating Rate Loans bearing interest at the Federal Funds/Euro Rate shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
“Subordinated Indebtedness” means, with respect to the Loan Parties, the existing subordinated Indebtedness described on Schedule 4 and any other unsecured Indebtedness subordinated under terms as favorable to the Lenders as the terms of the subordination governing the Indebtedness described on Schedule 4 or otherwise on market terms reasonably acceptable to the Administrative Agent; provided that the Administrative Agent shall have received an Officer’s Certificate to such effect by a responsible officer of the Company.
“Subordinated Loan Documents” means at any time the agreements and other documents then governing the Subordinated Indebtedness.
“Subsidiary” with respect to a Person means (i) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any partnership, limited liability company, association, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled. Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of the Company.
“Substantial Portion” means, with respect to the Property of the Company and its Subsidiaries, Property which represents more than 10% of the consolidated assets of the Company and its Subsidiaries as would be shown in the consolidated financial statements of the Company and its Subsidiaries as at the beginning of the period of four consecutive fiscal quarters ending with the fiscal quarter in which such determination is made.
“SunTrust” means SunTrust Bank, in its individual capacity, and its successors.
“Supplemental Administrative Agent” is defined in Section 11.9(a).
“SRH” means SunTrust Robinson Humphrey, Inc., a Delaware corporation.
“Supplemental Guaranty” means a “Supplemental Guaranty” in the form provided for and as defined in the Guaranty Agreement.

“Tangible Net Worth” means at any time Consolidated Net Worth less the sum of (a) intangible assets (as determined in accordance with GAAP), (b) Excess Investments and (c) Investments in Mortgage Subsidiaries. The amount of Investments in Mortgage Subsidiaries shall include, without limitation, the book value of stocks, partnership interests, notes or other securities and the amount of loans, guaranties and recourse contingent obligations, and contributions of capital.
“Taxes” means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings (including backup withholdings), assessments, fees or other charges imposed by any governmental authority, and any and all liabilities with respect to the foregoing, including any interest, additions to tax or penalties applicable thereto.
“Term Advance” means a borrowing hereunder (or conversion or continuation thereof) consisting of the aggregate amount of the several Initial Term Loans and Additional Term Loans (if any) made by the Term Lenders to the Borrower at the same time, and (except as otherwise provided in Section 3.3) at the same Rate Option, and, in the case of Eurodollar Ratable Advances, for the same Eurodollar Interest Period.
“Term Lenders” means the lending institutions identified on Schedule 1 hereto as having a Term Loan Commitment and, from and after the respective dates of their Additional Term Loans, any New Term Lenders, and the respective successors and assigns of any of the foregoing.
“Term Loan” means a Loan made by a Term Lender under the Term Loan Facility.
“Term Loan Commitment” means Initial Term Loan Commitments and Additional Term Loan Commitments.
“Term Loan Facility” is defined in Section 2.1.1(a) and shall include any Additional Term Loans.
“Term Loan Facility Maturity Date” means February 3, 2019 or any earlier date on which all Term Loans become due or are declared due in accordance herewith or are paid in full.
“Term Loan Ratable Share” means, with respect to any Term Lender on any date, the ratio of (a) the amount of such Lender’s outstanding Term Loans to (b) the aggregate amount of the outstanding Term Loans of all Term Lenders.
“Term Note” means a promissory note, in substantially the form of Exhibit A hereto, duly executed by the Borrower and payable to a Term Lender (or its registered assigns) in the amount of its Term Loans, including any amendment, modification, renewal or replacement of such promissory note.
“Toll Group” means the Company, the Borrower and all other Subsidiaries of the Company.
“Total Indebtedness” means at any time all Indebtedness of the Loan Parties on a consolidated basis.
“Transferee” is defined in Section 13.4.
“Type” means, with respect to any Term Advance under the Term Loan Facility, its nature as an ABR Advance, Eurodollar Ratable Advance or Federal Funds/Euro-Rate Advance.
“U.S. Tax Compliance Certificate” is defined in Section 3.5(d)(2)(B)(iii).

“Unfunded Liabilities” means the amount (if any) by which the present value of all vested and unvested accrued benefits under all Single Employer Plans exceeds the fair market value of all such Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plans using PBGC actuarial assumptions for single employer plan terminations.
“Unmatured Default” means an event that but for the lapse of time or the giving of notice, or both, would constitute a Default.
“Wholly-Owned Subsidiary” of a Person means (i) any Subsidiary all of the outstanding voting securities of which shall at the time be owned or controlled, directly or indirectly, by such Person or one or more Wholly-Owned Subsidiaries of such Person, or by such Person and one or more Wholly-Owned Subsidiaries of such Person, or (ii) any partnership, limited liability company, association, joint venture or similar business organization 100% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.
The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.
ARTICLE II
THE CREDITS
2.1.    The Term Loan Facility.
2.1.1.    Term Loan Facility.
(a)    The Term Lenders grant to the Borrower a term loan facility (the “Term Loan Facility”) pursuant to which, and upon the terms and subject to the conditions herein set forth, each Term Lender severally agrees to make to the Borrower on the Closing Date a Term Loan or Term Loans in an aggregate amount equal to such Term Lender’s Initial Term Loan Commitment on such date. The Term Loan Facility shall include any Additional Term Loans. Such Term Loan or Term Loans shall be made in accordance with Section 2.2 and, if applicable, Section 2.18. Amounts borrowed under this Section 2.1.1 or Section 2.18 and repaid or prepaid may not be reborrowed.
(b)    Any outstanding Term Advances and all other unpaid Obligations shall be paid in full by the Borrower on the Term Loan Facility Maturity Date.
2.1.2.    Mandatory Termination of Commitments. The Initial Term Loan Commitments shall terminate upon funding of such Loans on the Closing Date. Any Additional Term Loan Commitments shall terminate upon funding such Loans on the applicable Additional Term Loan Effective Date.
2.1.3.    Payment. At any time that there exists a breach of the covenant set forth in Section 7.28.2, the Borrower shall immediately pay to the Administrative Agent, the administrative agent under the Existing Credit Agreement and/or other holders of Senior Indebtedness, as a payment of either the Term Loans, the “Revolving Credit Advances” (as defined in the Existing Credit Agreement) or such other Senior Indebtedness, such amount (not to exceed the sum of the outstanding Term Loans, the “Revolving Credit Advances” (as defined in the Existing Credit Agreement) and such other Senior Indebtedness) necessary to cure such breach, which, in the case of payments of the Term Loans, shall be applied against such Term Loans in accordance with Section 2.10.

2.2.    Term Advances.
2.2.1.    Term Advances. Each Term Advance hereunder shall consist of borrowings made from the several Lenders under the Term Loan Facility in their respective Term Loan Ratable Shares thereof.
2.2.2.    Ratable Advance Rate Options. The Term Advances may be ABR Advances, Federal Funds/Euro-Rate Advances or Eurodollar Ratable Advances, or a combination thereof, selected by the Borrower in accordance with Section 2.2.3. No Term Advance may mature after the Term Loan Facility Maturity Date.
2.2.3.    Method of Selecting Rate Options and Eurodollar Interest Periods for Term Advances. The Borrower shall select the Rate Option and, in the case of each Eurodollar Ratable Advance, the Eurodollar Interest Period applicable thereto, from time to time. The Borrower shall give the Administrative Agent irrevocable notice (a “Ratable Borrowing Notice”) not later than 11:00 a.m. (New York time), (x) on the Borrowing Date of each Floating Rate Advance and (y) at least three Business Days prior to the Borrowing Date of each Eurodollar Ratable Advance. A Ratable Borrowing Notice shall specify:
(i)    the Borrowing Date, which shall be a Business Day, of such Term Advance;
(ii)    the aggregate amount of such Term Advance;
(iii)    the Rate Option selected for such Term Advance; and
(iv)    in the case of each Eurodollar Ratable Advance, the Eurodollar Interest Period applicable thereto (which shall be subject to the limitations set forth in Section 2.2.6).
2.2.4.    Conversion and Continuation of Outstanding Term Advances. Each Floating Rate Advance under the Term Loan Facility shall continue as a Floating Rate Advance of that Type unless and until such Floating Rate Advance is either converted into the other Type of Floating Rate Advance or a Eurodollar Ratable Advance in accordance with this Section 2.2.4 or is prepaid in accordance with Section 2.6. Each Eurodollar Ratable Advance under the Term Loan Facility shall continue as a Eurodollar Ratable Advance of such Type until the end of the then applicable Eurodollar Interest Period therefor, at which time such Eurodollar Ratable Advance shall be automatically converted into a Federal Funds/Euro-Rate Advance under the Term Loan Facility unless such Eurodollar Ratable Advance shall have been either (a) prepaid in accordance with Section 2.6, (b) continued as a Eurodollar Ratable Advance of the same or a different Type for the same or another Eurodollar Interest Period in accordance with this Section 2.2.4 or (c) converted into an ABR Advance in accordance with this Section 2.2.4. Subject to the terms of Section 2.5, the Borrower may elect from time to time to convert and/or continue the Rate Option applicable to all or any part of a Term Advance into another Rate Option; provided, that any conversion or continuation of any Eurodollar Ratable Advance shall be made on, and only on, the last day of the Eurodollar Interest Period applicable thereto. The Borrower shall give the Administrative Agent irrevocable notice (a “Rate Option Notice”) of each conversion of a Floating Rate Advance under the Term Loan Facility into the other Type of Floating Rate Advance or into a Eurodollar Ratable Advance, or continuation of a Eurodollar Ratable Advance or the conversion of a Eurodollar Ratable Advance, not later than 11:00 a.m. (New York time) (x) on the Business Day of the conversion of a Floating Rate Advance into the other Type of Floating Rate Advance or the conversion of a Eurodollar Ratable Advance into an ABR Advance or (y) at least three Business Days prior to the date of the requested conversion or continuation of a Term Advance into a Eurodollar Ratable Advance, specifying:
(i)    the requested date, which shall be a Business Day, of such conversion or continuation;

(ii)    the aggregate amount and Rate Option applicable to the Term Advance which is to be converted or continued; and
(iii)    the amount and Rate Option(s) of Term Advance(s) into which such Term Advance is to be converted or continued and, in the case of a conversion into or continuation of a Eurodollar Ratable Advance, the duration of the Eurodollar Interest Period applicable thereto (which shall be subject to the limitations set forth in Section 2.2.6).
2.2.5.    Limitations. Term Advances under the Term Loan Facility shall be subject to the applicable limitations set forth in Section 2.5.
2.2.6.    Eurodollar Interest Period. The Eurodollar Interest Period of a Eurodollar Ratable Advance may not end later than the Term Loan Facility Maturity Date.
2.3.    Reserved.
2.4.    Reserved.
2.5.    Minimum Amount of Each Term Advance; Maximum Number of Term Advances. Each Eurodollar Ratable Advance shall be in the minimum amount of $5,000,000 (and in multiples of $1,000,000 if in excess thereof), and each Floating Rate Advance shall be in the minimum amount of $1,000,000 (and in multiples of $1,000,000 if in excess thereof). There shall be no more than ten (10) Eurodollar Ratable Advances outstanding under the Term Loan Facility (in the aggregate) at any time.
2.6.    Optional Principal Payments. The Borrower may from time to time pay, without penalty or premium, all outstanding Floating Rate Advances under the Term Loan Facility, or, in a minimum aggregate amount of $1,000,000 or any integral multiple of $1,000,000 in excess thereof, any portion of the outstanding Floating Rate Advances under the Term Loan Facility upon one Business Day’s prior notice to the Administrative Agent. The Borrower may from time to time pay, upon three Business Days’ prior notice to the Administrative Agent, subject to the payment of any funding indemnification amounts required by Section 3.4 but without penalty or premium, (i) all of a Eurodollar Ratable Advance under the Term Loan Facility, or (ii) in a minimum aggregate amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof (and provided such payment would not reduce the outstanding principal amount of such Eurodollar Ratable Advance under the Term Loan Facility to less than $5,000,000) any portion of a Eurodollar Ratable Advance under the Term Loan Facility. Optional prepayments pursuant to this Section 2.6 made by the Borrower shall be applied to the Term Advances designated by the Borrower, provided such prepayments shall be allocated among the Lenders based on their pro rata shares of such Term Advances.
2.7.    [Reserved].
2.8.    Changes in Interest Rate, Etc. Each Floating Rate Advance shall bear interest on the outstanding principal amount thereof, for each day from and including the date such Term Advance is made or is automatically converted from a Eurodollar Ratable Advance into a Floating Rate Advance pursuant to Section 2.2.4, to but excluding the date it is paid or is converted into a Eurodollar Ratable Advance pursuant to Section 2.2.4 or to a Floating Rate Advance of the other Type, at a rate per annum equal to (i) the Alternate Base Rate for such day (in the case of ABR Advances) or (ii) the Federal Funds/Euro-Rate for such day (in the case of Federal Funds/Euro-Rate Advances). Changes in the rate of interest on that portion of any Term Advance maintained as a Floating Rate Advance will take effect simultaneously with each change in the applicable Floating Rate. Each Eurodollar Ratable Advance shall bear interest on the outstanding principal amount thereof from and including the first day of the Eurodollar Interest Period applicable thereto to (but not including) the last day of such Eurodollar Interest Period at the interest rate applicable to such Eurodollar Ratable Advance. No Eurodollar Interest Period may end after the Term Loan Facility Maturity Date.
2.9.    Rates Applicable After Default, Past Due Amounts. Notwithstanding anything to the contrary contained in Section 2.2, during the continuance of a Default or Unmatured Default (except for (a) Unmatured Defaults that will be cured, and that the Borrower certifies will be cured, by the use of the proceeds of a revolving credit advance under the Existing Credit Agreement that the Borrower has requested thereunder or by the use of the proceeds of a loan or advance or by the issuance, amendment or extension of an Existing Credit Agreement Letter of Credit that the Borrower has requested under the Existing Credit Agreement or (b) Unmatured Defaults (other than the failure to pay any Obligations hereunder) that are not reasonably likely to have a Material Adverse Effect and that the Borrower certifies that it reasonably expects to cure before the date on which the same becomes a Default),the Required Lenders may, at their option, by notice to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 9.2 requiring unanimous consent of the Lenders under the Term Loan Facility to changes in interest rates under the Term Loan Facility), declare that no Term Advance may be converted into or continued (after the then applicable Eurodollar Interest Period therefor) as a Eurodollar Ratable Advance.
If any principal of or interest on any Term Advance or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, until such amount shall have been paid in full (including default interest under this Section 2.9) at a rate per annum equal to (i) in the case of overdue principal or interest of any Term Advance, 2% plus the rate otherwise applicable to such Term Advance as provided herein or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Advances.
2.10.    Method and Allocation of Payments.
(a)    All payments of the Obligations hereunder shall be made, without setoff, deduction, or counterclaim, in immediately available funds to the Administrative Agent at the Administrative Agent’s address specified pursuant to Article XIV, or at any other Lending Installation of the Administrative Agent specified in writing by the Administrative Agent to the Borrower, by 1:00 p.m. (New York time) on the date when due. Each payment delivered to the Administrative Agent for the account of any Lender shall be delivered promptly by the Administrative Agent to such Lender in the same type of funds that the Administrative Agent received at its address specified pursuant to Article XIV or at any Lending Installation specified in a notice received by the Administrative Agent from such Lender. The Administrative Agent is hereby authorized to charge the account of the Borrower maintained with SunTrust for each payment of principal, interest and fees as it becomes due hereunder.
(b)    Payments of principal and interest on Term Loans received by Administrative Agent shall be allocated among the Lenders under the Term Loan Facility based on their pro rata shares of such Term Advances paid.
(c)    [Reserved].
(d)    [Reserved].
(e)    If the Administrative Agent receives payments on any Business Day of any amounts payable to any Lender hereunder and fails to pay such amount to such Lender (i) on or before the close of business on such day if such payment was received by 1:00 p.m. (New York time) on such day or (ii) on or before the next succeeding Business Day if such payment was received after 1:00 p.m. (New York time) on such day of receipt, the Administrative Agent shall pay to such Lender interest on such unpaid amount at the Federal Funds Effective Rate until such amount is so paid to such Lender.
2.11.    Noteless Agreement; Evidence of Indebtedness.
(a)    Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
(b)    The Administrative Agent shall also maintain accounts in which it will record (i) the amount of each Loan made hereunder and the Rate Option and Eurodollar Interest Period with respect thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.
(c)    The entries maintained in the accounts maintained pursuant to Sections 2.11(a) and (b) above shall be prima facie evidence of the existence and amounts of the Obligations therein recorded; provided however that the failure of the Administrative Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Obligations in accordance with their terms.
(d)    Any Lender may request that its Term Loans be evidenced by a Term Note. In such event, the Borrower shall prepare, execute and deliver to such Lender the applicable Note or Notes payable to such Lender (or its registered assigns) in a form supplied by the Administrative Agent. Thereafter, the Loans evidenced by such Note and interest thereon shall at all times (including after any assignment pursuant to Section 13.3) be represented by one or more Notes payable to the payee named therein or any assignee pursuant to Section 13.3, except to the extent that any such Lender or assignee subsequently returns any such Note for cancellation and requests that such Loans once again be evidenced as described in Sections 2.11(a) and (b) above.
2.12.    Telephonic Notices. The Borrower hereby authorizes the Lenders and the Administrative Agent to extend, convert or continue Term Advances, effect selections of Rate Options and to transfer funds based on telephonic notices made by any person or persons the Administrative Agent or any Lender in good faith believes to be an Authorized Officer acting on behalf of the Borrower. The Borrower agrees to deliver promptly to the Administrative Agent a written confirmation, if such confirmation is requested by the Administrative Agent or any Lender, of each telephonic notice signed by an Authorized Officer. If the written confirmation differs in any material respect from the action taken by the Administrative Agent and the Lenders, the records of the Administrative Agent and the Lenders shall govern absent manifest error.
2.13.    Interest Payment Dates: Interest and Fee Basis. Interest accrued on each Floating Rate Advance shall be payable on the first date of each calendar month, commencing with the first such date to occur after the date hereof. Interest accrued on each Eurodollar Ratable Advance shall be payable on the last day of its applicable Eurodollar Interest Period, on any date on which the Eurodollar Ratable Advance is prepaid, whether due to acceleration or otherwise, and at maturity. Interest accrued on each Eurodollar Ratable Advance having an Eurodollar Interest Period longer than three months shall also be payable on the first day of each calendar quarter during such Eurodollar Interest Period. Interest and fees under this Agreement shall be calculated for actual days elapsed on the basis of a 360-day year except that interest on Floating Rate Advances shall be calculated for actual days elapsed on the basis of a 365-day (or, if applicable, 366-day) year. Interest shall be payable for the day a Term Advance is made but not for the day of any payment on the amount paid if payment is received prior to 1:00 p.m. (New York time) at the place of payment. If any payment of principal of or interest on a Term Advance shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest in connection with such payment.
2.14.    Notification of Term Advances, Interest Rates and Prepayments. Promptly after receipt thereof, (a) the Administrative Agent will notify each Term Lender of the contents of each notice in respect of a prepayment of Term Loans under Section 2.6 and (b) the Administrative Lender shall notify each Term Lender of each Ratable Borrowing Notice, Rate Option Notice and repayment notice received by the Administrative Agent with respect to the Term Loan Facility. The Administrative Agent will notify each Lender under the Term Loan Facility of the interest rate applicable to each Eurodollar Ratable Advance under the Term Loan Facility promptly upon determination of such interest rate and will give each Lender prompt notice of each change in the Alternate Base Rate.
2.15.    Lending Installations. Each Lender may book its Loans under the Term Loan Facility at any Lending Installation selected by such Lender and may change its Lending Installation from time to time. All terms of this Agreement shall apply to any such Lending Installation and the applicable Loans and Notes issued hereunder shall be deemed held by each Lender for the benefit of such Lending Installation. Each Lender may, by written notice to the Administrative Agent and the Borrower in accordance with Article XIV, designate replacement or additional Lending Installations through which Loans under the Term Loan Facility will be made by it and for whose account Loan payments under the Term Loan Facility are to be made.
2.16.    Non-Receipt of Funds by the Administrative Agent. Unless the Borrower or a Lender, as the case may be, notifies the Administrative Agent prior to the date, or time of day in the case of same-day borrowings, on which it is scheduled to make payment to the Administrative Agent of (i) in the case of a Lender, the proceeds of a Loan or (ii) in the case of the Borrower, a payment of principal, interest or fees to the Administrative Agent for the account of any of the Lenders, that it does not intend to make such payment, the Administrative Agent may assume that such payment has been made. The Administrative Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption. If such Lender or the Borrower, as the case may be, has not in fact made such payment to the Administrative Agent, the recipient of such payment shall, on demand by the Administrative Agent, repay to the Administrative Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Administrative Agent until the date the Administrative Agent recovers such amount at a rate per annum equal to (x) in the case of payment by a Lender, the Federal Funds Effective Rate for such day or (y) in the case of payment by the Borrower, the interest rate applicable to the relevant Loan.
2.17.    [Reserved].
2.18.    Additional Term Loan.
(a)    The Borrower may, at any time and from time to time, by notice to the Administrative Agent, request an increase in the Term Loan Facility (“Additional Term Loans”) (within the limitations herein provided), which notice shall set forth the amount of such requested borrowing of Additional Term Loans. The Additional Term Loans may be effected by having one or more New Term Lenders become Lenders under the Term Loan Facility and/or by having any one or more of the then existing Lenders under the Term Loan Facility (at their respective election in their sole discretion) that have been approved by the Borrower and the Administrative Agent (such approval by the Administrative Agent not to be unreasonably withheld or delayed), provide Additional Term Loans, provided that (i) each borrowing of Additional Term Loans shall be in an amount not less than $5,000,000, (ii) after giving effect to the borrowing of Additional Term Loans, the aggregate principal amount of all Additional Term Loans borrowed under this Section 2.18 shall not exceed $400,000,000, (iii) no Unmatured Event of Default or Default exists or would exist after giving effect to the Facility Increase, (iv) all financial covenants set forth in Section 7.28 would be satisfied on a pro forma basis for the most recent determination period, after giving effect to such borrowing of Additional Term Loans as if it occurred on the last day of such determination period and (v) any Additional Term Loans shall be on the terms and pursuant to the documentation applicable to the Term Loans under the Term Loan Facility immediately prior to the borrowing of such Additional Term Loans.
(b)    As a condition to the borrowing of Additional Term Loans, (i) the Borrower and each Additional Lender shall have executed and delivered a commitment and acceptance (the “Commitment and Acceptance”) substantially in the form of Exhibit B hereto and the Administrative Agent shall have accepted and executed the same; (ii) if requested by an Additional Lender, the Borrower shall have executed and delivered to the Administrative Agent the applicable Note payable to such Additional Lender (or its registered assigns); (iii) the Guarantors shall have consented in writing to the borrowing of Additional Term Loans and shall have agreed that their Guaranty Agreements continue in full force and effect with respect to the Term Loan Facility after giving effect to such borrowing of Additional Term Loans; (iv) the Borrower and each Additional Lender shall otherwise have executed and delivered such other instruments and documents as the Administrative Agent shall have reasonably requested in connection with such borrowing of Additional Term Loans; (v) if requested by the Administrative Agent, the Borrower shall have delivered to the Administrative Agent opinions of counsel (substantially similar to the forms of opinions provided for in Section 5.1 (viii), modified to apply to the borrowing of Additional Term Loans and to each Note, Commitment and Acceptance, and other documents executed and delivered in connection with such borrowing of Additional Term Loans); and (vi) a Ratable Borrowing Notice in accordance with Section 2.2.3 or as otherwise agreed among the Borrower, the Administrative Agent and the Additional Lenders. The form and substance of the documents required under clauses (i) through (v) above shall be fully acceptable to the Administrative Agent. The Administrative Agent shall promptly provide written notice to all of the Lenders hereunder of any borrowings of Additional Term Loans.
(c)    Upon the effective date of any borrowing of Additional Term Loans pursuant to the provisions hereof (the “Additional Term Loan Effective Date”), which Additional Term Loan Effective Date shall be mutually agreed upon by the Borrower, each applicable Additional Lender and the Administrative Agent, then: (A) on such Additional Term Loan Effective Date, each Additional Lender under the Term Loan Facility shall advance its Additional Term Loan, which shall be combined with the other outstanding Term Advances and converted into one or more Term Advances under the Term Loan Facility; (B) on such Additional Term Loan Effective Date, the Borrower shall pay all costs (if any) payable under Section 3.4 resulting from the termination of any Eurodollar Ratable Advances under the Term Loan Facility prior to the last day of the applicable Eurodollar Interest Period; and (C) such Additional Lender under the Term Loan Facility shall have all of the rights and obligations of a Term Lender hereunder on and after such Additional Term Loan Effective Date.
(d)    [Reserved].
(e)    For the avoidance of doubt, any borrowing of Additional Term Loans pursuant to the provisions of this Section 2.18 shall not require the consent of any Lender other than the applicable Additional Lenders. Nothing contained herein shall constitute, or otherwise be deemed to be, a commitment or agreement on the part of any Lender to make an Additional Term Loan hereunder at any time or a commitment or agreement on the part of the Borrower or the Administrative Agent to give or grant any Lender the right to make an Additional Term Loan hereunder at any time.

2.19.    [Reserved].
2.20.    Replacement of a Lender. If a Lender (“Affected Lender”) (a) sustains or incurs a loss or expense or reduction of income and requests reimbursement therefor from the Borrower pursuant to Section 3.1, 3.2, 3.4 or 3.5, (b) determines that maintenance of any of its Eurodollar Loans at a suitable Lending Installation would violate any applicable Law or it is otherwise impossible for such Lender (or its Lending Installation) to make, maintain or fund its Eurodollar Loan and so notifies the Administrative Agent pursuant to Section 3.3 or (c) is a Non-Consenting Lender, the Borrower may within ninety (90) days after the date on which the Borrower receives such request (in the case of clause (a) above) or after the date on which the Administrative Agent gives the Borrower notice of the Administrative Agent’s receipt of the notice from such Lender under Section 3.3 (in the case of clause (b) above) or at any time after the date that it is determined that such Lender is a Non-Consenting Lender (in the case of clause (c) above) notify the Administrative Agent and such Affected Lender that a Replacement Lender designated by the Borrower in the notice has agreed to replace such Lender with respect to its outstanding Term Loans, provided that (i) any Replacement Lender shall be subject to the approval of the Administrative Agent (which approval shall not be unreasonably withheld or delayed); (ii) any assignment to a Replacement Lender shall be subject to Section 13.3; and (iii) the Borrower shall have paid any amounts due pursuant to Section 3.1, 3.2, 3.4 or 3.5 to the Affected Lender to be replaced on or before such replacement. The Affected Lender to be replaced shall assign, as applicable, its Term Loans hereunder to the Replacement Lender pursuant to the procedures for assignments contained in Section 13.3 and shall receive, concurrently with such assignments, payment of an amount equal to all outstanding amounts payable to such Affected Lender with respect to the aggregate outstanding principal amount of the Loans held by such Affected Lender, all interest thereon to the date of the assignment, all accrued fees to the date of such assignment and any amounts payable under Section 3.4 with respect to any payment of any Eurodollar Loan resulting from such assignment. Such Affected Lender shall not be responsible for the payment to the Administrative Agent of the fee provided for in Section 13.3.2, which fee shall be paid by such Replacement Lender. In the case of an assignment by a Non-Consenting Lender under this Section 2.20, the Replacement Lender that is the assignee of the Non-Consenting Lender shall agree at the time of such assignment to the amendment, consent or waiver which such Non-Consenting Lender has not consented to, which agreement shall be set forth in a written instrument delivered and satisfactory to the Borrower and the Administrative Agent.
2.21.    Termination of Term Loans of Non-Consenting Lender. At any time prior to the replacement of a Non-Consenting Lender pursuant to Section 2.20, the Borrower may, upon not less than 15 days’ prior notice to the Administrative Agent and such Non-Consenting Lender, prepay the Term Loans of such Non-Consenting Lender in accordance with the provisions of this Article II, as of a Business Day set forth in such notice. In the event of such prepayment of Term Loans of a Non-Consenting Lender, the Borrower shall pay to the Administrative Agent on the date of such prepayment of Term Loans, for the account of such Non-Consenting Lender, all Loans and other sums payable to such Non-Consenting Lender under the Term Loan Facility and all amounts (if any) payable to such Non-Consenting Lender under Section 3.4 under the Term Loan Facility by reason of such payment. Such Non-Consenting Lender shall continue to be entitled to the benefits of Sections 3.1, 3.2, 3.4, 3.5, 4.6, 4.9 and 10.6(b) to the extent such Non-Consenting Lender’s entitlement to such benefit arose out of its position as a Lender under the Term Loan Facility prior to the prepayment of its Term Loans.

ARTICLE III
INCREASED COSTS; TAXES
3.1.    Increased Costs. If any Change in Law shall impose, modify or deem applicable any reserve, special deposit or similar requirement (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System but excluding with respect to any Eurodollar Ratable Advance any such requirement included in an applicable Statutory Reserve Rate) against assets of, deposits with or for the account of, or credit extended by, any Lender (or its Lending Installation), shall impose on any Lender (or its Lending Installation) or the Administrative Agent or on the London interbank market any other condition (other than Taxes) affecting its Eurodollar Ratable Advances or its obligation to make Eurodollar Ratable Advances, or shall subject such Lender to any Taxes (other than Indemnified Taxes and Excluded Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, and the result of any of the foregoing is to increase the cost to such Lender (or its Lending Installation) of making or maintaining any Eurodollar Ratable Advance, or to reduce the amount of any sum received or receivable by such Lender (or its Lending Installation) or the Administrative Agent under this Agreement or under its Note with respect thereto by an amount deemed by such Lender or the Administrative Agent to be material, then, within 30 days after demand by such Lender, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduction; provided, however, that at such time such Lender shall be generally assessing such amounts on a non-discriminatory basis against borrowers under agreements having provisions similar to this Agreement.
For the avoidance of doubt, this Section 3.1 shall not apply to Indemnified Taxes or Excluded Taxes.
3.2.    Capital Adequacy. If any Lender shall have determined that any Change in Law affecting such Lender or any Lending Installation of such Lender regarding capital adequacy or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital as a consequence of its obligations hereunder to a level below that which such Lender could have achieved but for such Change in Law (taking into consideration such Lender’s policies with respect to capital adequacy or liquidity, as applicable) by an amount deemed by such Lender to be material, then from time to time, within 30 days after demand by such Lender, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender for such reduction; provided, however, that at such time such Lender shall be generally assessing such amounts on a non-discriminatory basis against borrowers under agreements having provisions similar to this Section. Notwithstanding anything to the contrary, this Section 3.2 shall not apply to Taxes, which shall be governed exclusively by Section 3.1 and Section 3.5.
3.3.    Availability of Certain Term Advances; Illegality.
(b)    If the Required Lenders under the Term Loan Facility determine that (A) deposits of a type and maturity appropriate to match fund Eurodollar Ratable Advances are not available or (B) the interest rate applicable to a Rate Option does not accurately reflect the cost of making or maintaining the applicable Term Advance, then the Administrative Agent shall suspend the availability of the affected Rate Option under the Term Loan Facility or (b) if, after the date of this Agreement, the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any Official Body charged with the interpretation or administration thereof, or compliance by any Lender (or its Lending Installation) with any request or directive issued after the date hereof (whether or not having the force of law) of any such Official Body shall make it unlawful or impossible for any Lender (or its Lending Installation) to make, maintain or fund its Eurodollar Ratable Advances hereunder such Lender shall so notify the Administrative Agent and the Borrower, whereupon until such

Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such suspension no longer exist, the obligation of such Lender to make such Eurodollar Ratable Advances shall be suspended. Before giving any notice to the Administrative Agent and the Borrower pursuant to this Section 3.3, such Lender shall designate a different Lending Installation if such different Lending Installation is available to the applicable Lender, such designation will avoid the need for giving such notice and such designation will not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender. If such Lender shall determine that it may not lawfully continue to maintain and fund any of its outstanding Eurodollar Ratable Advances to maturity and shall so specify in such notice, each such Eurodollar Ratable Advances will automatically, upon such demand, be converted into an ABR Advance.
3.4.    Funding Indemnification. If (a)(i) any payment of a Eurodollar Ratable Advance occurs on a date which is not the last day of the applicable Eurodollar Interest Period, whether because of acceleration, prepayment or otherwise, or (ii) a Eurodollar Ratable Advance is not made, or (iii) any Term Advance is not continued as or converted into a Eurodollar Ratable Advance, on the date specified by the Borrower, in each case, for any reason other than default by the Lenders or (b) the assignment of any Eurodollar Loan occurs on a date which is not the last day of the applicable Eurodollar Interest Period as a result of a request by the Borrower pursuant to Section 2.20, then the Borrower will indemnify each applicable Lender for any loss or cost (including any reasonable internal administrative costs but excluding any lost profits and any loss, cost or expense resulting from the failure of such Lender to make a Loan as a result of a default by such Lender) incurred by it resulting therefrom, including, without limitation, any loss or cost in liquidating or employing deposits acquired to fund or maintain such Eurodollar Ratable Advance. Determination of amounts payable under this Section 3.4 in connection with a Eurodollar Loan shall be calculated as though each Lender funded its Eurodollar Loan through the purchase of a deposit of the type and maturity corresponding to the deposit used as a reference in determining the interest rate applicable to such Loan, whether in fact that is the case or not.
3.5.    Taxes.
(a)    Unless otherwise required by applicable law, any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made free and clear of and without reduction or withholding for any Taxes, provided that if any applicable withholding agent shall be required by applicable law to deduct any Taxes from such payments, then (i) to the extent such Tax is an Indemnified Tax, the sum payable by the applicable Loan Party shall be increased as necessary so that after all required deductions of Taxes (including deductions applicable to additional sums payable under this Section 3.5) have been made, the Administrative Agent or Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the applicable withholding agent shall make such deductions, and (iii) the applicable withholding agent shall timely pay the full amount deducted to the relevant governmental authority in accordance with applicable law. As soon as practicable after any payment of Taxes by a Loan Party to a governmental authority pursuant to this Section 3.5, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such governmental authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(b)    The Borrower hereby agrees to pay any present or future stamp, court or documentary Taxes and any other intangible, recording, filing, excise or property Taxes, charges or similar levies which arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document (“Other Taxes”).
(c)    The Borrower agrees unconditionally to indemnify and save the Administrative Agent and the Lenders harmless from and against any or all Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.5), including any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally asserted by the relevant governmental authority. Such indemnification payments by the Borrower shall be made within 20 days of the date the Administrative Agent or such Lender makes demand therefor pursuant to Section 3.6.
(d)    (1) Any Lender that is eligible for an exemption from or reduction of withholding Tax with respect to payments under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate or withholding. In addition, any Lender, at the time or times reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Each Lender shall, whenever a lapse in time or change in circumstances renders such documentation (including any specific documentation required below in this Section 3.5(d)) obsolete, expired or inaccurate in any material respect, deliver promptly to the Borrower and the Administrative Agent updated or other appropriate documentation (including any new documentation reasonably requested by the Borrower or the Administrative Agent) or promptly notify the Borrower and the Administrative Agent in writing of its inability to do so. Notwithstanding anything to the contrary in the preceding three sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.5(d)(2)(A), (B) and (D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. Notwithstanding any other provision of this Section 3.5, a Lender shall not be required to deliver any form that such Lender is not legally eligible to deliver. Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.
(2)    Without limiting the generality of the foregoing:
(A)    Each Lender that is not a Non-U.S. Lender shall deliver to the Borrower and the Administrative Agent on or before the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), two properly completed and duly executed originals of IRS Form W‑9 certifying that such Lender is exempt from U.S. federal backup withholding Tax;
(B)    Each Non-U.S. Lender shall deliver to the Borrower and the Administrative Agent, on or prior to the date on which such Lender becomes a Lender under this Agreement) (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:
(i)    two properly completed and duly executed originals of IRS Form W‑8BEN (or any successor forms) claiming eligibility for the benefits of an income tax treaty to which the United States is a party, and such other documentation as required under the Code;
(ii)    two properly completed and duly signed originals of IRS Form W‑8ECI (or any successor forms);

(iii)    in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 871(h) or Section 881(c) of the Code, (x) two properly completed and duly signed certificates substantially in the form of Exhibit I-1 (a “U.S. Tax Compliance Certificate”) and (y) two properly completed and duly signed originals of IRS Form W‑8BEN; or
(iv)    to the extent a Non-U.S. Lender is not the beneficial owner, executed originals of IRS Form W‑8IMY, accompanied by IRS Form W‑8ECI, IRS W‑8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-2 or Exhibit I-3, IRS Form W‑9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Non-U.S. Lender is a partnership and one or more direct or indirect partners of such Non-U.S. Lender is a partnership and one or more direct or indirect partners of such Non-U.S. Lender are claiming the portfolio interest exemption, such Non-U.S. Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-4 on behalf of each such direct and indirect partner;
(C)    any Non-U.S. Lender shall, to the extent it is legally eligible to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and
(D)    if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. For purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this agreement.
3.6.    Lender Statements: Survival of Indemnity. To the extent reasonably possible, each Lender shall designate an alternate Lending Installation with respect to its applicable Eurodollar Loans to reduce any liability of the Borrower to such Lender under Sections 3.1, 3.2, 3.4 and 3.5 or to avoid the unavailability of the applicable Eurodollar Ratable Advances under Section 3.3, so long as such designation is not, in the judgment of such Lender, disadvantageous to such Lender. Each Lender shall deliver a written statement of such Lender to the Borrower (with a copy to the Administrative Agent) as to the amount due, if any, under Section 3.1, 3.2, 3.4 or 3.5. Such written statement shall set forth in reasonable detail the calculations upon which such Lender determined such amount (which calculations shall be made in good faith) and shall be final, conclusive and binding on the Borrower in the absence of manifest error. Determination of amounts payable under such Sections in connection with a Eurodollar Loan shall be calculated as though each Lender funded its Eurodollar Loan through the purchase of a deposit of the type and maturity corresponding to the deposit used as a reference in determining the interest rate applicable to such Loan, whether in fact that is the case or not. Unless otherwise provided herein, the amount specified in the written statement of any Lender shall be payable within 30 days after receipt by the Borrower of such written statement. The obligations of the Borrower under Sections 3.1, 3.2, 3.4 and 3.5 shall survive payment of the Obligations and termination of this Agreement. Notwithstanding anything to the contrary contained herein, the Borrower shall not be required to make any payments to any Lender pursuant to Section 3.1, 3.2 or 3.4 relating to any period of time which is greater than 90 days prior to such Person’s request for additional payment except for retroactive application of any law, rule or regulation, in which case the Borrower is required to make such payments so long as such Person makes a request therefor within 90 days after the public announcement of such retroactive application.
ARTICLE IVRESERVED
ARTICLE V
CONDITIONS PRECEDENT
5.1.    Closing Conditions. This Agreement shall not be effective unless the following conditions precedent shall have been satisfied:
(i)    The Administrative Agent shall have received copies of the articles or certificate of incorporation of each of the Borrower and the Company, together with all amendments, and a certificate of good standing, each certified by the appropriate governmental officer in its jurisdiction of incorporation.
(ii)    The Administrative Agent shall have received copies, certified by the Secretary or Assistant Secretary of each of the Borrower and the Company, of the by-laws and Board of Directors’ resolutions and resolutions or actions of any other body authorizing the execution, delivery and performance of the Loan Documents to which the Borrower or the Company (as applicable) is a party.
(iii)    The Administrative Agent shall have received an incumbency certificate, executed by the Secretary or Assistant Secretary of each of the Borrower and the Company, which shall identify by name and title and bear the signatures of the Authorized Officers and any other officers of the Borrower or the Company (as applicable) authorized to sign the Loan Documents to which the Borrower or the Company (as applicable) is a party, upon which certificate the Administrative Agent and the Lenders shall be entitled to rely until informed of any change in writing by the Borrower or the Company (as applicable).
(iv)    To the extent requested by the Administrative Agent, the Administrative Agent shall have received copies of the articles or certificate of incorporation, partnership agreement or limited liability company operating agreement of each other Loan Party, together with all amendments, and a certificate of good standing, each certified by the appropriate governmental officer in its jurisdiction of incorporation.
(v)    To the extent requested by the Administrative Agent, the Administrative Agent shall have received copies, certified by the Secretary or Assistant Secretary of each other Loan Party, of its by-laws and of its Board of Directors’ resolutions and of resolutions or actions of any other body authorizing the execution, delivery and performance of the Loan Documents to which such Loan Party is a party.

(vi)    The Administrative Agent shall have received an incumbency certificate, executed by the Secretary or Assistant Secretary of each other Loan Party, which shall identify by name and title and bear the signatures of the Authorized Officers and any other officers of such Loan Party authorized to sign the Loan Documents to which such Loan Party is a party.
(vii)    The Administrative Agent shall have received a certificate, signed by the chief financial officer, controller, chief accounting officer or treasurer of the Borrower, stating that on the initial Borrowing Date no Default or Unmatured Default has occurred and is continuing and that all of the representations and warranties in Article VI are true and correct in all material respects (except to the extent already qualified by materiality, in which case said representations and warranties are true and correct in all respects), except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct in all material respects (except to the extent already qualified by materiality, in which case said representations and warranties are true and correct in all respects) on and as of such earlier date.
(viii)    The Administrative Agent shall have received a solvency certificate signed by the chief financial officer or treasurer of the Company, confirming the solvency of the Company and its Subsidiaries on a consolidated basis after giving effect to the borrowing of the Term Loans on the Closing Date.
(ix)    The Administrative Agent shall have received written opinions of the Company’s and Borrower’s counsel, addressed to the Lenders in substantially the forms of Exhibit C and Exhibit D.
(x)    The Administrative Agent shall have received any Notes requested by a Lender pursuant to Section 2.11 payable to each such requesting Lender (or its registered assigns).
(xi)    The Administrative Agent shall have received the Guaranty Agreement duly executed by each of the Guarantors in substantially the form of Exhibit E hereto.
(xii)    The Borrower shall have paid to the Administrative Agent the fees provided for in the Fee Letter.
(xiii)    The Borrower shall have paid all fees and expenses due to the Arranger (including without limitation, expenses of counsel to the Administrative Agent and the Arranger) required to be paid on the Closing Date.
(xiv)    The Administrative Agent shall have received all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation, the PATRIOT Act, that has been requested prior to the Closing Date.
(xv)    Such other documents as any Lender or its counsel may have reasonably requested.
(xvi)    The Borrower shall have paid to the Administrative Agent for the account of each Lender on the Closing Date, an upfront fee equal to 0.30% of the aggregate principal amount of the Initial Term Loans made on the Closing Date, which may be reflected as original issue discount.

5.2.    Each Term Advance. The Lenders shall not be required to make any Term Advance unless on the applicable Borrowing Date:
(i)    There exists no Default or Unmatured Default, except for Unmatured Defaults that will be cured on the applicable Borrowing Date, and that the Borrower certifies will be cured on the applicable Borrowing Date, by (x) the use of the proceeds of any loan or advance under the Existing Credit Agreement or (y) the issuance, amendment or extension of an Existing Credit Agreement Letter of Credit that has been requested under the Existing Credit Agreement.
(ii)    The representations and warranties contained in Article VI are true and correct in all material respects (except to the extent already qualified by materiality, in which case said representations and warranties are true and correct in all respects) as of such Borrowing Date except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct in all material respects (except to the extent already qualified by materiality, in which case said representations and warranties are true and correct in all respects) on and as of such earlier date.
(iii)    All legal matters incident to the making of such Term Advance shall be satisfactory to the Administrative Agent and its counsel.
Each Ratable Borrowing Notice with respect to each such Term Advance shall constitute a representation and warranty by the Borrower that the condition contained in Section 5.2(i) has been satisfied. The Administrative Agent may require a duly completed compliance certificate in substantially the form of Exhibit F (but without any requirement for updating the calculations of compliance with financial covenants) as a condition to making a Term Advance.
ARTICLE VI
REPRESENTATIONS AND WARRANTIES
The Borrower and the Company each represent and warrant to the Lenders that:
6.1.    Existence and Standing. Each of the Borrower and the Company is (i) a corporation, duly and properly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and (ii) has all requisite authority to conduct its business in each jurisdiction in which its business is conducted, except with respect to clause (ii) as could not reasonably be expected to have a Material Adverse Effect. Each of the other Loan Parties is a corporation, partnership, limited liability company or trust duly and properly incorporated or organized, as the case may be, validly existing and (to the extent such concept applies to such entity) in good standing under the laws of its jurisdiction of incorporation or organization and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted to the extent in each case it is material to the operation of the businesses of the Loan Parties taken as a whole.
6.2.    Authorization and Validity. Each Loan Party has the power and authority and legal right to execute and deliver the Loan Documents to which it is a party and to perform its obligations thereunder. The execution and delivery by each Loan Party of the Loan Documents to which it is a party and the performance of its obligations thereunder have been duly authorized by proper corporate (or, in the case of Loan Parties that are not corporations, other) proceedings, and the Loan Documents constitute legal, valid and binding obligations of the applicable Loan Parties enforceable against them in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or similar Laws affecting the enforcement of creditors’ rights generally and by equitable principles (regardless of whether enforcement is sought in equity or law) and except, in the case of any Designated Guarantor that, upon request by the Borrower in accordance with Section 10.13 would be converted to a Non-Loan Party, any violation of the foregoing that does not have a material adverse effect on the ability of the Lenders or the Administrative Agent to substantially realize the benefits afforded under the Loan Documents (it being agreed that the parties will work together diligently to remedy promptly any such violation).
6.3.    No Conflict Consent. Neither the execution and delivery by the Loan Parties of the Loan Documents, nor the consummation of the transactions therein contemplated, nor compliance with the provisions thereof will violate (i) any Law binding on any of the Loan Parties or their respective Property or (ii) the articles or certificate of incorporation, partnership agreement, certificate of partnership, articles or certificate of organization, by-laws, or operating or other management agreement, as the case may be, of the Loan Parties, or (iii) the provisions of any indenture, instrument or agreement to which any Loan Party is a party or is subject, or by which it, or its Property, is bound, or conflict with or constitute a default thereunder, or result in, or require, the creation or imposition of any Lien in, of or on the Property of any Loan Party pursuant to the terms of any such indenture, instrument or agreement other than any such violation, conflict, default or Lien which, in the case of each of clauses (i) and (iii) above, would not reasonably be expected to have a Material Adverse Effect. As of the Closing Date, no order, consent, adjudication, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, or other action in respect of any Official Body or any other Person that has not been obtained by any Loan Party, is required to be obtained by any Loan Party in connection with the execution and delivery of the Loan Documents, the borrowings under this Agreement, the payment and performance by the Loan Parties of the Obligations or the legality, validity, binding effect or enforceability of any of the Loan Documents.
6.4.    Financial Statements. The October 31, 2012 and October 31, 2013 consolidated financial statements of the Company and its Subsidiaries heretofore delivered to the Lenders were prepared in accordance with GAAP in effect on the date such statements were prepared and fairly present in all material respects the consolidated financial condition and operations of the Company and its Subsidiaries at such date and the consolidated results of their operations for the period then ended, subject, in the case of clause (ii) to year-end audit adjustments.
6.5.    Material Adverse Change. As of the Closing Date, since October 31, 2012 there has been no change in the business, Property, condition (financial or otherwise) or results of operations of the Loan Parties that could reasonably be expected to have a Material Adverse Effect.
6.6.    Taxes. Except in each case for violations or failures that individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect, the Loan Parties have timely filed all U.S. federal tax returns and all other tax returns which are required to be filed and have paid all Taxes due pursuant to said returns and all other Taxes imposed on them or any of their Property, assets, income, businesses and franchises by any taxing authority, except such Taxes, if any, as are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been provided in accordance with GAAP. Except in each case for violations or failures that individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect, (i) there are no current, proposed, or pending Tax assessments, deficiencies or audits against any Loan Party or any of their respective Subsidiaries, and no Tax Liens have been filed against any Loan Party or any of their Property, assets, income, businesses or franchises, except with respect to such Taxes, if any, as are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been provided in accordance with GAAP and (ii) the charges, accruals and reserves on the books of the Loan Parties in respect of any Taxes are adequate in all material respects.
6.7.    Litigation and Contingent Obligations. Except as set forth on Schedule 6 there is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to the knowledge of any of their officers, threatened against or affecting any of the Loan Parties that (a) could reasonably be expected to have a Material Adverse Effect or (b) seeks to prevent, enjoin or delay the making of any Loans except (but only in the case of any litigation, arbitration, governmental investigation, proceeding or inquiry described in this clause (b) arising after the Closing Date) to the extent that the Borrower has disclosed the same to the Administrative Agent and has concluded, on the basis of advice of independent counsel and to the satisfaction of the Administrative Agent, that the same is not reasonably likely to result in the prevention, injunction or delay in the making of the Loans and that the pendency of such litigation, arbitration, governmental investigation, proceeding or inquiry does not have a Material Adverse Effect. Other than (A) any Contingent Obligation or (B) any liability incident to any litigation, arbitration or proceeding that (in the case of either (A) or (B)) (i) could not reasonably be expected to have a Material Adverse Effect or (ii) is set forth on Schedule 6, as of the Closing Date, the Loan Parties have no Contingent Obligations not provided for or disclosed in the financial statements referred to in Section 6.4.
6.8.    Subsidiaries. Schedule 7 contains an accurate list of all Subsidiaries of the Company as of the date set forth in such Schedule, setting forth their respective jurisdictions of organization. All of the issued and outstanding shares of capital stock or other ownership interests of such Subsidiaries have been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and are fully paid and non-assessable.
6.9.    Accuracy of Information. No information, exhibit or report furnished by any of the Loan Parties to the Administrative Agent or to any Lender on or before the Closing Date in connection with the negotiation of, or compliance with, the Loan Documents contained any material misstatement of fact or omitted to state a material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.
6.10.    Regulation U. None of the Loan Parties holds or intends to hold margin stock (as defined in Regulation U) in amounts such that more than 25% of the value of the assets of any Loan Party are represented by margin stock.
6.11.    Material Agreements. None of the Loan Parties is a party to any agreement or instrument or subject to any charter or other corporate restriction which could reasonably be expected to have a Material Adverse Effect. None of the Loan Parties is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement to which it is a party, which default could reasonably be expected to have a Material Adverse Effect.
6.12.    Compliance with Laws. The Loan Parties have complied with all Laws applicable to the conduct of their respective businesses or the ownership of their respective Property, except for any failure to comply that could not reasonably be expected to have a Material Adverse Effect.
6.13.    Ownership of Properties. Except as set forth on Schedule 8, on the Closing Date, the Loan Parties will have good title, free of all Liens other than Permitted Liens, to all of the Property and assets reflected in the Company’s most recent consolidated financial statements provided to the Administrative Agent as owned by the Loan Parties, except (i) for transfers of such Property and assets permitted under the terms of the Existing Credit Agreement or (ii) where the failure to have such good title could not reasonably be expected to have a Material Adverse Effect.
6.14.    ERISA.
6.14.1.    Plan Assets; Prohibited Transactions. None of the Loan Parties is an entity deemed to hold “plan assets” within the meaning of 29 C.F.R. § 2510.3-101 of an employee benefit plan (as defined in Section 3(3) of ERISA) which is subject to Title I of ERISA or any plan (within the meaning of Sec-tion 4975 of the Code), and neither the execution of this Agreement nor the making of Loans hereunder gives rise to a Prohibited Transaction.

6.14.2.    Liabilities. The Unfunded Liabilities of all Single Employer Plans do not in the aggregate exceed $10,000,000. Neither the Company nor any other member of the Controlled Group has incurred, or is reasonably expected to incur, any withdrawal liability to Multiemployer Plans or Multiple Employer Plans that individually or in the aggregate with all such withdrawal liabilities exceeds $10,000,000.
6.14.3.    Plans and Benefit Arrangements. Except as set forth in Schedule 9 or to the extent a violation of the foregoing would not reasonably be expected to have a Material Adverse Effect:
(i)    The Company and each member of the Controlled Group is in compliance with any applicable provisions of ERISA with respect to all Benefit Arrangements, Plans and Multiemployer Plans. There has not been any Prohibited Transaction with respect to any Benefit Arrangement or any Plan or, to the best knowledge of the Company, with respect to any Multiemployer Plan or Multiple Employer Plan. The Company and all members of the Controlled Group have made any and all payments required to be made under any agreement relating to a Multiemployer Plan or a Multiple Employer Plan or any Law pertaining thereto. With respect to each Plan and Multiemployer Plan, the Company and each member of the Controlled Group (i) have fulfilled their obligations under the minimum funding standards of ERISA, (ii) have not incurred any liability to the PBGC and (iii) have not had asserted against them any penalty for failure to fulfill the minimum funding requirements of ERISA.
(ii)    To the best of the Company’s knowledge, each Multiemployer Plan and Multiple Employer Plan is able to pay benefits thereunder when due.
(iii)    Neither the Company nor any other member of the Controlled Group has instituted proceedings to terminate any Plan.
(iv)    No event requiring notice to the PBGC under Section 303(k)(4)(A) of ERISA has occurred or is reasonably expected to occur with respect to any Plan.
(v)    The aggregate actuarial present value of all benefit liabilities (whether or not vested) under each Plan, determined on a plan termination basis, as disclosed from time to time to and as of the date of the actuarial reports for such Plan does not exceed the aggregate fair market value of the assets of such Plan.
(vi)    Neither the Company nor any other member of the Controlled Group has been notified by any Multiemployer Plan or Multiple Employer Plan that such Multiemployer Plan or Multiple Employer Plan has been terminated within the meaning of Title IV of ERISA and, to the best knowledge of the Company, no Multiemployer Plan or Multiple Employer Plan is or shall be reasonably expected to be reorganized or terminated, within the meaning of Title IV of ERISA.
(vii)    To the extent that any Benefit Arrangement is insured, the Company and all members of the Controlled Group have paid when due all premiums required to be paid. To the extent that any Benefit Arrangement is funded other than with insurance, the Company and all members of the Controlled Group have made all contributions required to be paid for all prior periods.

6.15.    Investment Company Act. None of the Loan Parties is an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.
6.16.    Intentionally Omitted.
6.17.    Employment Matters. The Loan Parties are in compliance with the Labor Contracts and all applicable federal, state and local labor and employment Laws including, but not limited to, those related to equal employment opportunity and affirmative action, labor relations, minimum wage, overtime, child labor, medical insurance continuation, worker adjustment and relocation notices, immigration controls and worker and unemployment compensation, except for failures to comply that would not individually or in the aggregate have a Material Adverse Effect. There are no outstanding grievances, arbitration awards or appeals therefrom arising out of the Labor Contracts or current or threatened strikes, picketing, handbilling or other work stoppages or slowdowns at facilities of the Company or any Loan Party that in any case or in the aggregate would have a Material Adverse Effect.
6.18.    Environmental Matters. Except as disclosed on Schedule 10:
(i)    In the ordinary course of its business, the officers of the Company consider the effect of Environmental Laws on the business of the Company and its Subsidiaries, in the course of which they identify and evaluate potential risks and liabilities accruing to the Company due to Environmental Laws, and, on the basis of this consideration, the Company has concluded that compliance with Environmental Laws cannot reasonably be expected to have a Material Adverse Effect.
(ii)    Except for violations or failures that individually and in the aggregate are not reasonably likely to result in a Material Adverse Effect, (A) none of the Loan Parties has received any Environmental Complaint from any Official Body or other Person alleging that any Loan Party or any prior or subsequent owner of the Property is a potentially responsible party under the Comprehensive Environmental Response, Cleanup and Liability Act, 42 U.S.C. § 9601, et seq., and none of the Loan Parties has any reason to believe that such an Environmental Complaint might be received and (B) there are no pending or, to the Company’s knowledge, threatened Environmental Complaints relating to any Loan Party or, to the Company’s knowledge, any prior or subsequent owner of the Property.
(iii)    Except for conditions, violations or failures which individually and in the aggregate are not reasonably likely to have a Material Adverse Effect, (A) there are no circumstances at, on or under the Property that constitute a breach of or non-compliance with any of the Environmental Laws, and (B) there are no past or present Environmental Conditions at, on or under the Property or, to the Company’s knowledge, at, on or under adjacent property, that could reasonably be expected to result in liability of any Loan Party under any Environmental Law.
(iv)    Except for conditions, violations or failures which individually and in the aggregate are not reasonably likely to have a Material Adverse Effect, neither the Property nor any structures, improvements, equipment, fixtures, activities or facilities thereon or thereunder contain or use Regulated Substances except in compliance with Environmental Laws. There are no processes, facilities, operations, equipment or other activities at, on or under the Property, or, to the Company’s knowledge, at, on or under adjacent property, that result in the Release or threatened Release of Regulated Substances onto the Property, except to the extent that such Releases or threatened Releases are not a breach of or otherwise a violation of any Environmental Laws, or are not likely to have a Material Adverse Effect.

(v)    Except for violations or failures which individually and in the aggregate are not likely to have a Material Adverse Effect, (A) there are no underground storage tanks, or underground piping associated with such tanks, used for the management of Regulated Substances at, on or under the Property that do not have a full operational secondary containment system in place and are not in compliance with all Environmental Laws, and (B) there are no abandoned underground storage tanks or underground piping associated with such tanks, previously used for the management of Regulated Substances at, on or under the Property that have not been either abandoned in place, or removed, in accordance with the Environmental Laws.
(vi)    Except for violations or failures which individually and in the aggregate are not likely to have a Material Adverse Effect, (A) each Loan Party has all material permits, licenses, authorizations and approvals necessary under the Environmental Laws for the conduct of the business of such Loan Party as conducted by such Loan Party and (B) the Loan Parties have submitted all material notices, reports and other filings required by the Environmental Laws to be submitted to an Official Body which pertain to past and current operations on the Property.
(vii)    Except for violations which individually and in the aggregate are not likely to have a Material Adverse Effect, all past and present on-site generation, storage, processing, treatment, recycling, reclamation or disposal of Regulated Substances at, on, or under the Property and all off-site transportation, storage, processing, treatment, recycling, reclamation and disposal of Regulated Substances have been done in accordance with the Environmental Laws.
(viii)    There are no violations of the type described in the foregoing clauses (i) through (vii), without giving effect to any materiality qualifiers therein, which would, in the aggregate, reasonably be expected to have a Material Adverse Effect.
6.19.    Senior Debt Status. The Obligations rank (a) at least pari passu in priority of payment with all other Senior Indebtedness of the Loan Parties except Indebtedness secured by Permitted Liens and (b) prior in right of payment over the Subordinated Indebtedness.
6.20.    Designated Guarantors. All Subsidiaries of the Company that are integral to the homebuilding business of the Toll Group are Designated Guarantors.
6.21.    OFAC. No Loan Party (i) is a person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) to any Loan Party’s knowledge, conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Embargoed Person in violation of Section 2 of the Executive Order referenced in subclause (i) above, or (iii) is an Embargoed Person.
6.22.    PATRIOT Act. Each Loan Party is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) the PATRIOT Act. No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

ARTICLE VII
COVENANTS
Until payment in full of all obligations under this Agreement unless the Required Lenders shall otherwise consent in writing, the Borrower and the Company will perform and observe, and (as and where applicable) will cause the other Loan Parties to perform and observe, the following covenants:
7.1.    Financial Reporting. The Company will maintain, for itself and each Subsidiary, a system of accounting established and administered in accordance with generally accepted accounting principles, and furnish to the Lenders (or the Administrative Agent, on behalf of the Lenders), which may be by electronic transmission:
(i)    Audited Financial Statements. Within 95 days after the close of each of its fiscal years, an audit report, which report shall not be subject to any “going concern” qualification or qualification as to the scope of the audit, certified by independent certified public accountants of national recognition or otherwise reasonably acceptable to the Administrative Agent, prepared in accordance with GAAP on a consolidated basis for the Company and its Subsidiaries, including balance sheets as of the end of such period, a related consolidated profit and loss statement, and a consolidated statement of cash flows, accompanied by any management letter prepared by said accountants. Filing of such financial statements with the SEC shall be deemed delivery of such financial statements to the Lenders.
(ii)    Quarterly Financial Statements. Within 50 days after the close of the first three quarterly periods of each fiscal year of the Company, for the Company and its Subsidiaries, consolidated unaudited balance sheets as at the close of each such period and a related consolidated profit and loss statement and a consolidated statement of cash flows for the period from the beginning of such fiscal year to the end of such quarter, which statements shall be a complete and accurate copy of such signed statements as filed with the SEC and certified by the Company’s chief financial officer, chief accounting officer, controller or treasurer (which certificate shall be satisfactory in form to the Administrative Agent). Filing of such financial statements with the SEC shall be deemed delivery of such financial statements to the Lenders.
(iii)    Annual Plan and Forecast. As soon as available, but in any event within 120 days after the beginning of each fiscal year of the Company, a copy of the plan and forecast (including a projected consolidated balance sheet, income statement and funds flow statement) of the Company for such fiscal year.
(iv)    Compliance Certificate. Within five (5) days after each of the dates on which financial statements are required to be delivered under Sections 7.1(i) and (ii), a compliance certificate in substantially the form of Exhibit F signed by the chief financial officer, chief accounting officer, controller or treasurer of the Company showing the calculations necessary to determine compliance with this Agreement and stating that no Default or Unmatured Default exists, or if any Default or Unmatured Default exists, stating the nature and status thereof.
(v)    Annual ERISA Statement. If applicable, within 270 days after the close of each fiscal year, a statement of the Unfunded Liabilities of each Single Employer Plan, certified as correct by an actuary enrolled under ERISA.
(vi)    Reportable Event. As soon as possible and in any event within 10 days after any Loan Party knows that any Reportable Event has occurred with respect to any Plan, a statement, signed by the chief financial officer, chief accounting office, controller or treasurer of the Com-

pany, describing said Reportable Event and the action which the Company proposes to take with respect thereto.
(vii)    Environmental Notices. As soon as possible and in any event within 10 days after a Senior Executive of a Loan Party receives the same, a copy of (a) any notice or claim to the effect that any Loan Party is or may be liable to any Person as a result of the Release by any Loan Party or any other Person of any Regulated Substances, and (b) any notice alleging any violation of any Environmental, Law by any Loan Party, that, in either case, could reasonably be expected to have a Material Adverse Effect.
(viii)    Borrowing Base Certificate. At any time that the Leverage Ratio equals or exceeds 1.50 to 1.00 as of the last day of a fiscal quarter, simultaneous with the delivery of the Compliance Certificate required to be delivered with respect to such fiscal quarter pursuant to Section 7.1(iv), a Borrowing Base Certificate.
(ix)    Notices Regarding Plans and Benefit Arrangements.
(A)    Promptly upon becoming aware of the occurrence thereof, notice (including the nature of the event and, when known, any action taken or threatened by the Internal Revenue Service or the PBGC with respect thereto) of: (1) any Prohibited Transaction that could subject the Company or any member of the Controlled Group to a civil penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Internal Revenue Code in connection with any Plan, Benefit Arrangement or any trust created thereunder that in either case would reasonably be expected to result in a liability in excess of $5,000,000; (2) any assertion of material withdrawal liability with respect to any Multiemployer Plan or Multiple Employer Plan; (3) any partial or complete withdrawal from a Multiemployer Plan, by the Company or any member of the Controlled Group under Title IV of ERISA (or assertion thereof), which such withdrawal is likely to result in a material liability; (4) any withdrawal by the Company or any member of the Controlled Group from a Multiple Employer Plan; (5) any failure by the Company or any member of the Controlled Group to make a payment to a Plan required to avoid imposition of a lien under Section 303(k) of ERISA; or (6) any change in the actuarial assumptions or funding methods used for any Plan, where the effect of such change is to materially increase the unfunded benefit liability or to materially reduce the liability to make periodic contributions.
(B)    Promptly after receipt thereof, copies of (a) all notices received by the Company or any member of the Controlled Group of the PBGC’s intent to terminate any Plan administered or maintained by the Company or any member of the Controlled Group, or to have a trustee appointed to administer any such Plan; and (b) at the request of the Administrative Agent or any Lender each annual report (IRS Form 5500 series) and all accompanying schedules, the most recent actuarial reports, the most recent financial information concerning the financial status of each Plan administered or maintained by the Company or any member of the Controlled Group, and schedules showing the amounts contributed to each such Plan by or on behalf of the Company or any member of the Controlled Group in which any of their personnel participate or from which such personnel may derive a benefit, and each Schedule B (Actuarial Information) to the annual report filed by the Company or any member of the Controlled Group with the Internal Revenue Service with respect to each such Plan.
(C)    Promptly upon the filing thereof, copies of any Form 5310, or any successor or equivalent form to Form 5310, filed with the IRS in connection with the termination of any Plan.

(x)    Project Reports. Within thirty (30) days after the end of each fiscal quarter of the Borrower and, from and after delivery of a Compliance Certificate evidencing that the Leverage Ratio exceeds 1.50 to 1.00 as of the last day of a fiscal quarter and until the delivery of a Compliance Certificate for a subsequent fiscal quarter evidencing that the Leverage Ratio does not exceed 1.50 to 1.00 as of the last day of such fiscal quarter, each calendar month, statements accompanied by a certificate of the chief financial officer, chief accounting officer, controller or treasurer of Company, actually setting forth for the last week of the prior calendar quarter or month (as applicable) sales reports showing unit sales and unsold inventory completed or under construction by the Loan Parties in connection with each of their projects.
(xi)    Subordinated Loan Documents. Prior to any Loan Party’s entering into or amending any Subordinated Loan Documents, copies thereof and a description of any material differences between the subordination provisions of such Subordinated Loan Documents and the subordination provisions of the Subordinated Loan Documents identified in Schedule 4 or most recently approved hereunder.
(xii)    Notice of Litigation. Promptly after the commencement thereof, notice of all actions, suits, proceedings or investigations before or by any Official Body or any other Person against any Loan Party which would be required to be reported by the Company (regardless of whether the Company is no longer required to file such reports with the SEC by reason of the Company ceasing to be a reporting company) on Forms 10-Q, 10-K or 8-K filed with the SEC. Filing such information with the SEC shall be deemed delivery to the Lenders.
(xiii)    Shareholder Reports. Promptly upon the furnishing thereof to the shareholders of the Company, complete and accurate copies of all financial statements, reports and proxy statements so furnished. Filing such information with the SEC shall be deemed delivery to the Lenders.
(xiv)    Other Information. Such other information (including non-financial information) as the Administrative Agent may from time to time reasonably request, including, without limitation, pursuant to any reasonable request by any Lender.
7.2.    Use of Proceeds. The Borrower and each other Loan Party will use the proceeds of the Term Advances for lawful, general business purposes. Neither the Borrower nor any other Loan Party will use any of the proceeds of the Term Advances to purchase or carry any “margin stock” (as defined in Regulation U).
7.3.    Notice of Default. The Borrower will give prompt notice in writing to the Lenders of the occurrence of any Default or Unmatured Default and of any other development, financial or otherwise, that could reasonably be expected to have a Material Adverse Effect.
7.4.    Conduct of Business. The Loan Parties will carry on and conduct their businesses in substantially the same manner and in substantially the same fields of enterprise as presently conducted (and fields reasonably related, ancillary or complimentary thereto) and, in the case of the Borrower and the Company, will do (and in the case of any other Loan Party, to the extent that its failure to do so could reasonably be expected to have a Material Adverse Effect, will do) all things necessary to remain duly incorporated or organized, validly existing and (to the extent such concept applies to such entity) in good standing as a domestic corporation, partnership, trust or limited liability company in its jurisdiction of incorporation or organization, as the case may be, and, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect, maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted.

7.5.    Taxes. Except for violations or failures that individually and in the aggregate could not reasonably be expected to have a Material Adverse Effect, each Loan Party will file in a timely manner complete and correct U.S. federal and all applicable foreign, state and local tax returns required by law and pay when due all Taxes upon it or its income, profits or Property, except those which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been provided in accordance with GAAP.
7.6.    Insurance. Each Loan Party will maintain with financially sound and reputable insurance companies insurance on all its Property in such amounts and covering such risks as is consistent with sound business practice, and the Borrower will furnish to any Lender upon request full information as to the insurance carried.
7.7.    Compliance with Laws. Each Loan Party will comply with all Laws (excluding Environmental Laws, compliance with which is governed by Section 7.25) to which it may be subject, to the extent that noncompliance could reasonably be expected to have a Material Adverse Effect.
7.8.    Maintenance of Properties. Each Loan Party will maintain, preserve, protect and keep its Property in good repair, working order and condition (ordinary wear and tear and casualty excepted) in accordance with the general practice of other businesses of similar character and size, and make all necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times, except in each case to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect.
7.9.    Inspection. Each Loan Party will permit the Administrative Agent and the Lenders, by their respective representatives and agents, to inspect any of the Property, books and financial records of the Loan Parties, examine and make excerpts of the books of accounts and other financial records of the Loan Parties, and to discuss the affairs, finances and accounts of the Loan Parties with, and to be advised as to the same by, their respective officers at such reasonable times and intervals as the Administrative Agent or any Lender may reasonably designate.
7.10.    Mergers; Consolidations; Dissolutions. No Loan Party shall merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it unless (i) there is no Change of Control of the Loan Party; (ii) the character of the business of the Toll Group on a consolidated basis will not be materially changed by such occurrence; (iii) such occurrence shall not constitute or give rise to a Default or Unmatured Default; and (iv) if, in the case of the Borrower or the Company, it is not the surviving entity of such merger or consolidation, such surviving entity shall promptly execute and deliver to the Administrative Agent (A) an assumption of the Borrower’s or the Company’s (as applicable) obligations under the Loan Documents to which the Borrower or the Company (as applicable) is party and (B) such certified resolutions, opinions of counsel and other supporting documentation as the Administrative Agent may reasonably request, all of which shall be reasonably satisfactory to the Administrative Agent. Neither the Toll Group nor any portion thereof the dissolution, liquidation or winding up of which could reasonably be expected to have a Material Adverse Effect shall dissolve, liquidate, or wind up its business by operation of law or otherwise.
7.11.    Distributions of Securities. The Company shall not distribute to its shareholders any securities of any Subsidiary unless (a) such Subsidiary is a Non-Loan Party; (b) such distribution does not constitute or give rise to a Default or Unmatured Default; (c) such distribution does not result in a Change of Control of a Loan Party; and (d) such distribution does not materially change the operations of the Toll Group.

7.12.    Disposition of Assets. None of the Loan Parties will sell, convey, assign, lease, abandon or otherwise transfer or dispose of, voluntarily or involuntarily, any of its Property (including, but not limited to, sale, assignment, discount or other disposition of accounts, contract rights, chattel paper, equipment or general intangibles with or without recourse or of capital stock (other than capital stock of the Company), shares of beneficial interest or partnership interests of another Loan Party or an Affiliate of a Loan Party), except:
(i)    transactions involving the sale of inventory in the ordinary course of business;
(ii)    any sale, transfer or lease of assets which are no longer necessary or required in the conduct of the business of the Loan Parties (taken as a whole);
(iii)    any sale, transfer or lease of assets to any other Loan Party;
(iv)    any sale, transfer or lease of assets which are replaced by substitute assets acquired or leased;
(v)    any sale, transfer or lease of assets of, or interests in, a Non-Loan Party or any other Affiliate of the Company that is not a Loan Party; and
(vi)    mergers or consolidations permitted in this Agreement.
7.13.    Borrower a Wholly-Owned Subsidiary. The Borrower will at all times be a Wholly-Owned Subsidiary of the Company or of a successor to the Company (but only if the ownership by such successor does not constitute or result in a Change of Control).
7.14.    Investments and Acquisitions. None of the Loan Parties will make or suffer to exist any Investments (including, without limitation, loans and advances to, and other Investments in, Subsidiaries), or commitments therefor, or will create any Subsidiary or will become or remain a partner in any partnership or joint venture, except Permitted Investments.
7.15.    Liens. None of the Loan Parties will create, incur, or suffer to exist any Lien in, of or on any Property whether now owned or hereafter acquired, except Permitted Liens.
7.16.    Additional Designated Guarantors. The Borrower may at any time designate (in the manner hereinafter provided) any Wholly-Owned Subsidiary of the Company as a Designated Guarantor, and shall designate (in the manner hereinafter provided) each newly-formed or newly-acquired Wholly-Owned Subsidiary of the Company (other than a Mortgage Subsidiary) as a Designated Guarantor on a quarterly basis simultaneously with its delivery of the next Compliance Certificate pursuant to Section 7.1(iv) (unless, on or prior to the time of such delivery, the Borrower satisfies the requirements of Non-Designation of such Wholly-Owned Subsidiary in accordance with Section 10.13) in accordance with the provisions of this Section 7.16. Such designation of a Wholly-Owned Subsidiary of the Company as a Designated Guarantor shall be effected by the delivery by the Borrower to the Administrative Agent of each of the following:
(i)    Notice by the Borrower and the Company identifying such Designated Guarantor, the state of its formation, and the ownership of the capital stock or other ownership interests in such Designated Guarantor;
(ii)    A Supplemental Guaranty duly executed and delivered by such Designated Guarantor;

(iii)    Documents with respect to such Designated Guarantor addressing the requirements set forth in clauses (iv), (v) and (vi) of Section 5.1; and
(iv)    Such information relating to the organization, operations and finances of such Designated Guarantor as the Administrative Agent shall reasonably request.
Upon the Administrative Agent’s receipt of the foregoing, all of which shall be reasonably satisfactory to the Administrative Agent in form and substance, such Wholly-Owned Subsidiary of the Company shall be a Designated Guarantor and a Loan Party hereunder.
7.17.    Subordinated Indebtedness. Except as otherwise permitted in the last sentence of this Section 7.17, no Loan Party will make any amendment or modification to any Subordinated Loan Document, without providing at least thirty (30) days’ prior written notice thereof to the Administrative Agent, and obtaining the prior written consent of the Required Lenders thereto. The Loan Parties may amend or modify any Subordinated Loan Document without obtaining the consent of the Required Lenders if after giving effect to such amendment or modification (a) the subordination provisions therein would be permitted under this Agreement, and (b) the covenants governing such Subordinated Indebtedness affected by the amendment are no more onerous to the borrower of such Subordinated Indebtedness than those contained under this Agreement and the Administrative Agent shall have received an officer’s certificate to such effect by an Authorized Officer of the Company.
7.18.    Intercompany Loans, Loans from Non-Loan Parties. The Borrower may make Intercompany Loans available to the Guarantors using proceeds of the Loans. Each Intercompany Loan shall be evidenced either by a promissory note of the obligor under such Intercompany Loan (individually, an “Intercompany Note” and collectively, the “Intercompany Notes”), an intercompany account agreement between Borrower and the obligor under such Intercompany Loan (individually, an “Intercompany Agreement” and collectively, the “Intercompany Agreements”) or by an entry on the books and records of the Borrower and the obligor under such Intercompany Loan, and repayment of such Intercompany Loans shall be on such terms as the Borrower and the Guarantors agree. Each Intercompany Loan shall be subordinated to the Guarantors’ obligations under the Guaranty Agreements pursuant to the terms of the Guaranty Agreement and shall either be a demand loan or become due and payable upon the acceleration of the Loans pursuant to Section 9.1 after the occurrence of a Default hereunder. Any Intercompany Note, Intercompany Agreement or book-entry claim may in turn be assigned by the Borrower to another Guarantor or any other member of the Toll Group as a capital contribution. The Company shall establish and maintain such books and records relating to Intercompany Loans and other Investments in the Designated Guarantors as are required to enable it and the Administrative Agent to trace advances and repayments of principal of Intercompany Loans and other investments in the Guarantors.
7.19.    Appraisals.
7.19.1.    Procedures. The Loan Parties shall cooperate with the Lenders and the appraisers in making appraisals of the Borrowing Base Assets which the Administrative Agent, at the direction of the Required Lenders, may from time to time request. The Borrower may, within ten (10) days following any such request by the Administrative Agent, specify which other of the Borrowing Base Assets it requests to have similarly appraised. Following the first to occur of (A) completion of all appraisals requested at any one time by the Administrative Agent and the Borrower under this Section 7.19, and (B) a date specified by the Administrative Agent no earlier than 45 days after the last request for an appraisal has (or could have) been made by the Borrower in accordance with the immediately preceding sentence, the appraised values of all Borrowing Base Assets which have been appraised (rather than their book value) shall be used for purposes of applying the covenant contained in Section 7.28.2. The Required Lenders shall have the right to request appraisals pursuant to this Section 7.19 not more than two times in any pe-

riod of twelve consecutive months, and shall specify in such request all of the Borrowing Base Assets for which the Lenders desire appraisals.
7.19.2.    Costs. Any appraisals by the Administrative Agent shall be at the Lenders’ expense (in the proportion of their respective Term Loan Ratable Shares), unless using such appraised values would result in the covenant contained in Section 7.28.2 being violated, in which event all such appraisals shall be at the Borrower’s expense; provided, that, in addition to the foregoing, if at any time that the Borrowing Base provisions set forth in Section 7.28.2 are in effect because the Leverage Ratio is above the threshold set forth therein as of the end of the most recent fiscal quarter for which financial statements have been delivered to the Administrative Agent pursuant to Section 7.1(i) or (ii), the amount of the Borrowing Base (determined as of the end of such fiscal quarter and set forth on the Borrowing Base Certificate required to be delivered pursuant to Section 7.1(viii)) is not greater than the aggregate principal amount of the Senior Indebtedness then outstanding (excluding Alternative Letters of Credit and other outstanding Letters of Credit or similar arrangements to the extent collateralized by cash, Marketable Securities or Cash Equivalents and it being understood that a Permitted Purchase Money Loan shall not be included in the foregoing calculation unless the Borrower has included in the Borrowing Base the assets securing such Permitted Purchase Money Loan) by at least an amount equal to 10% of the aggregate principal amount of such Senior Indebtedness then outstanding (calculated in accordance with the prior parenthetical), then the Administrative Agent, at the written request of the Required Lenders, shall have the right to request appraisals of a selection of Borrowing Base Assets that constitute (x) Borrowing Base Assets with the highest individual book values and (y) Borrowing Base Assets that in the aggregate constitute 50% of the aggregate book value of all Borrowing Base Assets (both (x) and (y) to be determined by the Company in good faith in consultation with the Administrative Agent) (such assets, the “Borrowing Base Selected Assets”) not more than once in any twelve consecutive months with all such appraisals conducted at the Borrower’s expense; provided, further, that if the aggregate appraised value of the Borrowing Base Selected Assets is less than the aggregate book value of the Borrowing Base Selected Assets as set forth in the above-referenced Borrowing Base Certificate, then the Administrative Agent shall have the right, at the written request of the Required Lenders (but only so long as the Borrowing Base provisions set forth in Section 7.28.2 are in effect as provided above) to request appraisals of additional Borrowing Base Assets on the same basis as provided in clauses (x) and (y) above that in the aggregate, together with the Borrowing Base Selected Assets, constitute 80% of the aggregate book value of all Borrowing Base Assets (such additional Borrowing Base Assets to be determined by the Company in good faith in consultation with the Administrative Agent as provided above and defined herein as the “Additional Borrowing Base Selected Assets”) not more than once in any twelve consecutive months with all such appraisals conducted at the Borrower’s expense; provided, further, that if the aggregate appraised value of the Borrowing Base Selected Assets and the Additional Borrowing Base Selected Assets is less than ninety percent (90%) of the aggregate book value of such assets as set forth on the above-referenced Borrowing Base Certificate, then the Administrative Agent shall have the right, at the written request of the Required Lenders (but only so long as the Borrowing Base provisions set forth in Section 7.28.2 are in effect as provided above), to request appraisals of all remaining Borrowing Base Assets at the Borrower’s expense, but no more than once in any twelve consecutive months; provided, further, that, notwithstanding the foregoing, if a Default or Unmatured Default shall have occurred and be continuing as a result of a breach of Section 7.28.2, then all appraisals under this Section 7.19 shall be at the Borrower’s expense.
7.19.3.    Appraisers. Any appraisals requested at any one time pursuant to this Section 7.19 shall be made by one or more appraisers for all properties (there shall be no more than one appraiser for each property) located in each state selected by the Borrower from a list of at least three appraisers submitted by the Administrative Agent with respect to such state at the time it makes its request. All appraisers submitted by the Administrative Agent pursuant to this Section 7.19 shall be appraisers who have been approved by the Required Lenders and the Borrower (such approval not to be unreasonably withheld or delayed) and in either event have committed to prepare appraisals within 45 days following the date such appraisals are requested.
7.20.    Mortgage Subsidiaries. The Company shall notify the Administrative Agent of the creation of any Mortgage Subsidiary within seven (7) Business Days after such creation. Such notice shall include the name, state of formation and ownership of the capital stock or other ownership interests thereof. The Company shall cause the Mortgage Subsidiaries to engage exclusively in the Mortgage Banking Business. The Company shall deliver information relating to the organization, operations and finances of the Mortgage Subsidiaries as the Administrative Agent may reasonably request from time to time.
7.21.    [Reserved].
7.22.    [Reserved].
7.23.    Plans and Benefit Arrangements. Except as set forth in Schedule 9 or to the extent a violation of the foregoing would not reasonably be expected to have a Material Adverse Effect either individually or in the aggregate with all other violations:
(i)    The Company and each member of the Controlled Group shall comply with any applicable provisions of ERISA with respect to all Benefit Arrangements, Plans and Multiemployer Plans. The Company shall not permit to occur any Prohibited Transaction with respect to any Benefit Arrangement or any Plan or with respect to any Multiemployer Plan or Multiple Employer Plan. The Company and all members of the Controlled Group shall make all payments required to be made under any agreement relating to a Multiemployer Plan or a Multiple Employer Plan or any Law pertaining thereto. With respect to each Plan and Multiemployer Plan, the Company and each member of the Controlled Group (i) shall fulfill their obligations under the minimum funding standards of ERISA, (ii) shall not incur any liability to the PBGC and (iii) shall not have asserted against them any penalty for failure to fulfill the minimum funding requirements of ERISA.
(ii)    Each Multiemployer Plan and Multiple Employer Plan shall be able to pay benefits thereunder when due.
(iii)    Neither the Company nor any other member of the Controlled Group shall institute proceedings to terminate any Plan.
(iv)    The Company shall not permit to occur any event requiring notice to the PBGC under Section 303(k)(4)(A) of ERISA with respect to any Plan.
(v)    The aggregate actuarial present value of all benefit liabilities (whether or not vested) under each Plan, determined on a plan termination basis, as disclosed from time to time in and as of the date of the actuarial reports for such Plan shall not exceed the aggregate fair market value of the assets of such Plan.
(vi)    Neither the Company nor any other member of the Controlled Group shall incur any withdrawal liability under ERISA to any Multiemployer Plan or Multiple Employer Plan. Neither the Company nor any other member of the Controlled Group shall be notified by any Multiemployer Plan or Multiple Employer Plan that such Multiemployer Plan or Multiple Employer Plan has been terminated within the meaning of Title IV of ERISA and no Multiemployer Plan or Multiple Employer Plan shall be reorganized or terminated, within the meaning of Title IV of ERISA.

(vii)    To the extent that any Benefit Arrangement is insured, the Company and all members of the Controlled Group shall pay when due all premiums required to be paid. To the extent that any Benefit Arrangement is funded other than with insurance, the Company and all members of the Controlled Group shall make all contributions required to be paid for all prior periods.
7.24.    Employment Matters. The Loan Parties shall comply with the Labor Contracts and all applicable labor and employment Laws including, but not limited to, those related to equal employment opportunity and affirmative action, labor relations, minimum wage, overtime, child labor, medical insurance continuation, worker adjustment and relocation notices, immigration controls and worker and unemployment compensation, where the failure to comply would have a Material Adverse Effect either individually or in the aggregate with all other such failures. The Company and the Borrower shall not permit any grievances, arbitration awards or appeals therefrom arising out of the Labor Contracts or strikes or threatened strikes, picketing, handbilling or other work stoppages or slowdowns at facilities of any Loan Party that in any case or in the aggregate would have a Material Adverse Effect.
7.25.    Environmental Matters. Except as disclosed on Schedule 10 hereto:
(i)    Except for violations or failures which individually and in the aggregate are not reasonably likely to have a Material Adverse Effect, (A) no Environmental Complaint shall be issued by any Official Body or other Person alleging that any Loan Party or any prior or subsequent owner of the Property is a potentially responsible party under the Comprehensive Environmental Response, Cleanup and Liability Act, 42 U.S.C. § 9601, et seq. and (B) the Company and the Borrower shall not permit to occur any Environmental Complaint relating to any Loan Party or any prior or subsequent owner of the Property pertaining to, or arising out of, any Environmental Conditions.
(ii)    Except for conditions, violations or failures which individually and in the aggregate are not reasonably likely to have a Material Adverse Effect, (A) the Company and the Borrower shall not permit to occur any circumstances at, on or under the Property that constitute a breach of or non-compliance with any of the Environmental Laws or (B) any past or present Environmental Conditions at, on or under the Property or at, on or under adjacent property, that prevent compliance with Environmental Laws at the Property.
(iii)    Except for conditions, violations or failures which individually and in the aggregate are not reasonably likely to have a Material Adverse Effect, neither the Property nor any structures, improvements, equipment, fixtures, activities or facilities thereon or thereunder shall contain or use Regulated Substances except in compliance with Environmental Laws. The Company and the Borrower shall not permit to occur any processes, facilities, operations, equipment or other activities at, on or under the Property, or at, on or under adjacent property that result in the release or threatened release of Regulated Substances onto the Property, except to the extent that such releases or threatened releases are not a breach of or otherwise a violation of any Environmental Laws, or are not likely to have a Material Adverse Effect either individually or in the aggregate.
(iv)    Except for violations or failures which individually and in the aggregate are not likely to have a Material Adverse Effect, (A) the Company and the Borrower shall not permit any underground storage tanks, or underground piping associated with such tanks, to be used for the management of Regulated Substances at, on or under the Property that do not have a full operational secondary containment system in place or are not in compliance with all Environmental Laws, and (B) the Company and the Borrower shall not permit the abandonment of any underground storage tanks or under-

ground piping associated with such tanks, previously used for the management of Regulated Substances at, on or under the Property, except those abandoned in place, or removed, in accordance with the Environmental Laws.
(v)    Except for violations or failures which individually and in the aggregate are not likely to have a Material Adverse Effect, (A) each Loan Party shall have all material permits, licenses, authorizations and approvals necessary under the Environmental Laws for the conduct of the business of such Loan Party as conducted by such Loan Party and (B) the Loan Parties shall submit all material notices, reports and other filings required by the Environmental Laws to be submitted to an Official Body which pertain to operations on the Property.
(vi)    Except for violations which individually and in the aggregate are not likely to have a Material Adverse Effect, all on-site generation, storage, processing, treatment, recycling, reclamation of disposal of Solid waste at, on, or under the Property and all off-site transportation, storage, processing, treatment, recycling, reclamation and disposal of Solid Waste shall be done in accordance with the Environmental Laws.
7.26.    Environmental Certificates. The Borrowing Base Assets shall not include any Property for which a Loan Party has not obtained a completed certificate (including an accompanying Phase I Environmental site assessment in conformity with industry standards) in respect of such Property in substantially the form of Exhibit G or otherwise in a form reasonably satisfactory to the Administrative Agent (an “Environmental Certificate”) from a qualified independent environmental consultant. The Borrower shall, at the request of the Administrative Agent, furnish to the Administrative Agent Environmental Certificates with respect to any Property requested by the Administrative Agent that the Borrower has included in the Borrowing Base, and may, in order to request approval of any exception on Exhibit A of an Environmental Certificate that is not a Permitted Environmental Exception so that the underlying assets may be included in the Borrowing Base, furnish a supplemental Environmental Certificate to the Administrative Agent from a qualified independent environmental consultant. The Administrative Agent shall with reasonable promptness notify the Borrower and the Lenders of the Administrative Agent’s approval or disapproval of any exception on Exhibit A of any such Environmental Certificate that is not a Permitted Environmental Exception. The other Lenders shall have ten (10) Business Days to reverse such approval or disapproval by the vote of the Required Lenders, in the absence of which vote the Administrative Agent’s decision shall stand. The Borrower shall have the right from time to time to submit another Environmental Certificate in respect of Property that was not initially Environmentally Approved Land following substantial completion of corrective action in accordance with Environmental Laws applicable to exceptions to a prior Environmental Certificate in respect of such Property and provision of documentation of such corrective action reasonably acceptable to the Administrative Agent. Neither the Administrative Agent nor any other Lender shall be liable or otherwise have any responsibility or obligation to any Lender or to any Loan Party for any approval or disapproval of any exceptions in any Environmental Certificate made by it.
7.27.    Senior Debt Status. The Obligations will at all times rank (a) at least pari passu in priority of payment with all other Senior Indebtedness of the Loan Parties except Indebtedness secured by Permitted Liens and (b) prior in right of payment to all Subordinated Indebtedness.
7.28.    Financial Covenants.
7.28.1.    Leverage Ratio. The Company and the Borrower will not permit the Leverage Ratio at any time to be greater than 1.75 to 1.00.

7.28.2.    Borrowing Base. At any time that the Leverage Ratio as of the end of a fiscal quarter equals or exceeds 1.50 to 1.00, the Company and the Borrower will not permit the Borrowing Base (determined as of the end of such fiscal quarter and set forth on the Borrowing Base Certificate required to be delivered for such fiscal quarter pursuant to Section 7.1(viii)) to be less than the aggregate principal amount of Senior Indebtedness then outstanding (excluding outstanding Alternative Letters of Credit and other Letters of Credit or similar arrangements included in Senior Indebtedness and not issued under the Existing Credit Agreement to the extent collateralized by cash, Marketable Securities or Cash Equivalents), it being understood that a Permitted Purchase Money Loan shall not be included in the foregoing calculation unless the Borrower has included in the Borrowing Base the assets securing such Permitted Purchase Money Loan.
7.28.3.    Tangible Net Worth. The Company will maintain at the end of each fiscal quarter a Tangible Net Worth of not less than the amount by which (i) the sum of (a) $2,216,000,000, (b) 50% of Consolidated Net Income after April 30, 2013 (provided that the amount in this clause (b) may not be less than zero), (c) 50% of the cash proceeds of capital stock of the Company sold by the Company after April 30, 2013 and (d) 50% of the aggregate increase in Tangible Net Worth after April 30, 2013 by reason of the issuance of capital stock of the Company upon conversion of Indebtedness of any member of the Toll Group into such capital stock exceeds (ii) the aggregate amount paid by the Company for repurchase of its capital stock at any time after April 30, 2013 (but only to the extent such repurchases do not exceed the Maximum Deductible Amount (as defined below)). As used herein, the term “Maximum Deductible Amount” shall mean an amount equal to (A) the cost of purchases and repurchases by the Toll Group of capital stock of the Company made after April 30, 2013 not to exceed, in the aggregate during any one-year period (as measured from November 1 to October 31 of each year) ten percent (10%) of the Tangible Net Worth as of the end of the fiscal year of the Company preceding such one-year period, plus (B) in addition to the purchases and repurchases of capital stock under clause (A), the cost of other purchases or repurchases by the Toll Group of capital stock of the Company at any time, not to exceed $200,000,000 in the aggregate after April 30, 2013.
7.28.4.    Mortgage Subsidiaries. The Company and the Borrower shall not permit the ratio of Mortgage Subsidiaries’ Liabilities to Mortgage Subsidiaries’ Adjusted Shareholders’ Equity to exceed at the end of any fiscal quarter 12.0 to 1.0.
7.29.    Financial Contracts. No Loan Party will enter into or remain liable upon any Financial Contract, except for Financial Contracts entered into for the purpose of managing interest rate risks associated with Indebtedness of the Toll Group and other risks associated with the business of the Toll Group and not for speculative purposes.
ARTICLE VIII
DEFAULTS
The occurrence of any one or more of the following events shall constitute a Default:
8.1.    Any representation or warranty made or deemed made by or on behalf of any Loan Party to the Lenders or the Administrative Agent under or in connection with this Agreement, any Loan, or any certificate or information delivered in connection with this Agreement or any other Loan Document shall be false in any material respect on the date as of which made or deemed made.
8.2.    (i) Nonpayment of principal of any Loan when due under this Agreement, or (ii) nonpayment of interest upon any Loan or of any fee or other Obligations under any of the Loan Documents within five days after notice (which notice may include a billing statement therefor) that the same is due.

8.3.    The breach by any Loan Party (other than a breach which constitutes a Default under another Section of this Article VIII) of any of the terms or provisions of this Agreement or any of the other Loan Documents which is not cured within thirty days after notice thereof given by the Administrative Agent or the Required Lenders to the Borrower in accordance with Section 14.1 or after the date on which any Senior Executive becomes aware of the occurrence thereof, whichever first occurs (such grace period to be applicable only in the event such breach can be cured by corrective action of the Loan Parties as determined by the Administrative Agent in its reasonable discretion).
8.4.    Failure of any Loan Party to pay when due any Indebtedness (other than (i) Permitted Nonrecourse Indebtedness and (ii) guarantees of Indebtedness of Non-Loan Parties, to the extent and for so long as the payment obligation by a Loan Party under such guarantee is being contested in good faith by appropriate proceedings, and any judgment against any Loan Party is subject to an appeal and does not otherwise result in a Default under Section 8.5) aggregating in excess of $50,000,000 (“Material Indebtedness”); or the default by any Loan Party in the performance (beyond the applicable grace period with respect thereto, if any) of any term, provision or condition contained in any agreement or agreements under which any such Material Indebtedness was created or is governed, or any other event shall occur or condition exist, the effect of which default or event is to cause, or to permit the holder or holders of such Material Indebtedness to cause, such Material Indebtedness to become due prior to its stated maturity; or any Material Indebtedness of any Loan Party shall be declared to be due and payable or required to be prepaid or repurchased (other than by a regularly scheduled payment or in connection with a mandatory prepayment or offer with respect to the sale, casualty or condemnation of any Property secured by such Material Indebtedness) prior to the stated maturity thereof; or any Loan Party shall not pay, or shall admit in writing its inability to pay, its debts generally as they become due; or any “Default” (as such term is defined in the Existing Credit Agreement) shall have occurred and be continuing under the Existing Credit Agreement.
8.5.    Any Loan Party shall (i) have an order for relief entered with respect to it under the Federal bankruptcy laws as now or hereafter in effect, (ii) make an assignment for the benefit of creditors, (iii) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any Substantial Portion of its Property, (iv) institute any proceeding seeking an order for relief under the Federal bankruptcy laws as now or hereafter in effect or seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (v) take any corporate, partnership or limited liability company action to authorize or effect any of the foregoing actions set forth in this Section 8.5 or (vi) fail to contest in good faith any appointment or proceeding described in Section 8.6.
8.6.    Without the application, approval or consent of a Loan Party, a receiver, trustee, examiner, liquidator or similar official shall be appointed for such Loan Party or any Substantial Portion of the Property of the Loan Parties, or a proceeding described in Section 8.5(iv) shall be instituted against any Loan Party and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of 60 consecutive days.
8.7.    Any court, government or governmental agency shall condemn, seize or otherwise appropriate, or take custody or control of, all or any portion of the Property of any Loan Party which, when taken together with all other Property of the Loan Parties so condemned, seized, appropriated, or taken custody or control of, during the period of four consecutive fiscal quarters ending with the quarter in which any such action occurs, constitutes a Substantial Portion.

8.8.    The Loan Parties shall fail within 30 days to pay, bond or otherwise discharge any one or more judgments or orders for the payment of money (other than in respect of Permitted Nonrecourse Indebtedness) in excess of $50,000,000 in the aggregate (to the extent not covered by insurance provided by an independent solvent third-party insurer who has been notified of such judgment, order or decree and has not denied coverage), which are not stayed on appeal or otherwise being appropriately contested in good faith.
8.9.    The Unfunded Liabilities of all Single Employer Plans shall exceed in the aggregate $10,000,000 or any Reportable Event shall occur in connection with any Plan.
8.10.    The Company or any other member of the Controlled Group shall have been notified by the sponsor of a Multiemployer Plan or Multiple Employer Plan that it has incurred withdrawal liability to such Multiemployer Plan or Multiple Employer Plan in an amount which, when aggregated with all other amounts required to be paid to Multiemployer Plans or Multiple Employer Plan by the Company or any other member of the Controlled Group as withdrawal liability (determined as of the date of such notification), exceeds $10,000,000 or requires payments exceeding $5,000,000 per annum.
8.11.    The Company or any other member of the Controlled Group shall have been notified by the sponsor of a Multiemployer Plan or Multiple Employer Plan that such Multiemployer Plan or Multiple Employer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, if as a result of such reorganization or termination the aggregate annual contributions of the Borrower and the other members of the Controlled Group (taken as a whole) to all Multiemployer Plans and Multiple Employer Plans which are then in reorganization or being terminated have been or will be increased over the amounts contributed to such Multiemployer Plans and Multiple Employer Plans for the respective plan years of each such Multiemployer Plan and Multiple Employer Plans immediately preceding the plan year in which the reorganization or termination occurs by an amount exceeding $25,000,000.
8.12.    Any Loan Party shall (i) be the subject of any proceeding or investigation pertaining to the release of any Regulated Substance into the environment, or (ii) violate any Environmental Law, which, in the case of an event described in clause (i) or clause (ii) or all such events in the aggregate, could reasonably be expected to have a Material Adverse Effect.
8.13.    Any Change of Control shall occur.
8.14.    Any action shall be taken by a Loan Party to discontinue or to assert the invalidity or unenforceability of any Guaranty Agreement, or any Guarantor shall deny that it has any further liability under any Guaranty Agreement to which it is a party, or shall give notice to such effect.
8.15.    Any Loan Document shall fail to remain in full force and effect unless released by the Lenders.
8.16.    The representations and warranties set forth in Section 6.14.1 (“Plan Assets; Prohibited Transactions”) shall at any time not be true and correct.
The Borrower may cure any Default (other than any failure to pay the Obligations) that relates exclusively to a Designated Guarantor by Conversion of such Designated Guarantor to a Non-Loan Party, to the extent permitted by and subject to and in accordance with the provisions of Section 10.13, provided that such Conversion is completed (except as otherwise provided in Section 10.13(b)) not later than thirty (30) days after the first to occur of (a) such Default or (b) the day that a Senior Executive of the Company first learned of the Unmatured Default that, with the lapse of time or giving of notice, or both, has ripened or may ripen into such Default.

ARTICLE IX
ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES
9.1.    Acceleration. If any Default described in Section 8.5 or 8.6 occurs and is continuing with respect to the Borrower or the Company the Obligations shall immediately become due and payable without any election or action on the part of the Administrative Agent or any Lender. If any other Default occurs and is continuing, the Required Lenders (or the Administrative Agent with the written consent of the Required Lenders) may declare the Obligations to be due and payable, whereupon the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Borrower hereby expressly waives.
If, within 30 days after acceleration of the maturity of the Obligations as a result of any Default (other than any Default as described in Section 8.5 or 8.6 with respect to the Borrower or the Company) and before any judgment or decree for the payment of the Obligations due shall have been obtained or entered, the Required Lenders (in their sole discretion) shall so direct, the Administrative Agent shall, by notice to the Borrower, rescind and annul such acceleration.
9.2.    Amendments. Subject to the provisions of this Article IX, the Required Lenders (or the Administrative Agent with the consent in writing of the Required Lenders), the Borrower and the Company may enter into agreements for the purpose of adding or modifying any provisions to the Loan Documents or changing in any manner the rights of the Lenders or the Borrower hereunder or waiving any Default hereunder; provided, however, that no such agreement or any waiver shall, (a) without the consent of each Lender adversely affected thereby:
(i)    Forgive all or any portion of the principal amount of any Loan, or reduce the rate, whether by modification of the Pricing Schedule or otherwise (it being understood that any change to the definition of Leverage Ratio or in the component definitions thereof shall not constitute a reduction in the rate of interest for purposes of this clause), or extend the time for payment of or forgive interest or fees thereon; or
(ii)    Extend the Term Loan Facility Maturity Date under the Term Loan Facility, or increase the amount of Term Loans of any Lender (except as agreed to by such Lender pursuant to the provisions of Section 2.18);
or (b) without the consent of all Lenders:
(i)    Permit the Borrower to assign its rights under this Agreement; or
(ii)    [Reserved]; or
(iii)    Change, directly or indirectly, the percentage specified in the definition of “Required Lenders,” or change any provision that calls for consent, approval or other action by the Required Lenders, all Lenders or any particular affected Lender; or
(iv)    Amend this Section 9.2 or Section 12.1; or
(v)    Release any Guarantor (except for the release of a Designated Guarantor as provided in Section 10.13).

No amendment of any provision of this Agreement relating to the Administrative Agent shall be effective without its written consent. The Administrative Agent may waive payment of the fee required under Section 13.3.2 without obtaining the consent of any other party to this Agreement.
9.3.    Preservation of Rights. No delay or omission of the Lenders or the Administrative Agent to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Default or an acquiescence therein, and the making of a Loan notwithstanding the existence of a Default or the inability of the Borrower to satisfy the conditions precedent to such Loan shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Lenders required pursuant to Section 9.2, and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Administrative Agent and the Lenders until the Obligations have been paid in full.
ARTICLE X
GENERAL PROVISIONS
10.1.    Survival of Representations. All representations and warranties of the Borrower contained in this Agreement shall survive the making of the Loans herein contemplated.
10.2.    Governmental Regulation. Anything contained in this Agreement to the contrary notwithstanding, no Lender shall be obligated to extend credit to the Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.
10.3.    Headings. Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.
10.4.    Entire Agreement. The Loan Documents embody the entire agreement and understanding among the Borrower, the Company, Administrative Agent and the Lenders and supersede all prior agreements and understandings among the Borrower, the Company, the Administrative Agent and the Lenders relating to the subject matter thereof (other than the Administrative Agent’s Fee Letter).
10.5.    Several Obligations Benefits of This Agreement. The respective obligations of the Lenders hereunder are several and not joint or joint and several and no Lender shall be the partner or agent of any other (except to the extent to which the Administrative Agent is authorized to act as such). The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns; provided, however, that the parties hereto expressly agree that the Arranger (and, in the case of the provisions of Section 10.6(b), any other Person indemnified by the Borrower thereunder) shall enjoy the benefits of the provisions of Sections 10.6, 10.10 and 11.10 to the extent specifically set forth therein and shall have the right to enforce such provisions on its, his or her own behalf and in its, his or her own name to the same extent as if it, he or she were a party to this Agreement.
10.6.    Expenses; Indemnification.
(a)    The Borrower shall reimburse the Administrative Agent and the Arranger for any reasonable costs, internal charges and out-of-pocket expenses (including reasonable attorneys’ fees and expenses of attorneys for the Administrative Agent and the Arranger and (but only with the Borrower’s prior approval, which shall not be unreasonably withheld or delayed) other advisors and professionals engaged by the Administrative Agent) paid or incurred by the Administrative Agent or the Arranger in connection with the preparation, negotiation, execution, delivery, syndication, amendment, modification, and administration of the Loan Documents. In addition, the Borrower also agrees to pay for all reasonable out-of-pocket costs and expenses of the Administrative Agent and each Lender incurred in connection with the enforcement or preservation of rights under the Loan Documents (including but not limited to reasonable legal fees and expenses of counsel, provided that legal fees and legal expenses shall be limited to the fees and expenses of one legal counsel for the Administrative Agent and, if applicable, one legal counsel for the Lenders plus, if necessary, one special counsel for each relevant specialty and one local counsel per jurisdiction; provided, that, in the event of any actual or potential conflict of interest, the Borrower shall be liable for the fees and expenses of one additional counsel for each person or group of persons subject to such conflict).
(b)    The Borrower hereby further agrees to indemnify the Administrative Agent, the Arranger and each Lender, their respective directors, officers and employees against all losses, claims, obligations, damages, penalties, actions, judgments, suits, liabilities, costs, expenses and disbursements (including, without limitation, all reasonable fees and expenses of attorneys and other expenses of litigation or preparation therefor whether or not the Administrative Agent, the Arranger or any Lender is a party thereto) (“Losses”) which any of them may pay or incur arising out of or relating to this Agreement, the other Loan Documents, the transactions contemplated hereby or the direct or indirect application or proposed application of the proceeds of any Loan hereunder including any Losses arising out of any actual or alleged presence or Release of Regulated Substances at, on, under or emanating from any Property, or any liability related to the Borrower or any of its Subsidiaries under any Environmental Laws except to the extent that they are determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the party seeking indemnification. The obligations of the Borrower under this Section 10.6 shall survive the termination of this Agreement.
10.7.    Numbers of Documents. All statements, notices, closing documents, and requests hereunder shall (if the Administrative Agent so requests) be furnished to the Administrative Agent with sufficient counterparts so that the Administrative Agent may furnish one to each of the Lenders.
10.8.    Accounting. Except as provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with generally accepted accounting principles in the United States, as in effect from time to time (“GAAP”); provided, however, if at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document (including for pricing purposes), and either the Company or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Company shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Company shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Notwithstanding the foregoing, any obligation of a Person under a lease (whether existing now or entered into in the future) that is not (or would not be) required to be classified and accounted for as a capital lease on the balance sheet of such Person under GAAP as in effect on the date of closing shall not be treated as a capital lease solely as a result of the adoption of any changes in, or changes in the application of, GAAP after the Closing Date.
10.9.    Severability of Provisions. Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative,

unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.
10.10.    Nonliability of Lenders. The relationship between the Borrower on the one hand and the Lenders and the Administrative Agent on the other hand shall be solely that of borrower and lender. Neither the Administrative Agent, the Arranger nor any Lender shall have any fiduciary responsibilities to the Borrower, the Company or any other Loan Party. Neither the Administrative Agent, the Arranger nor any Lender undertakes any responsibility to the Borrower, the Company or any other Loan Party to review or inform the Borrower, the Company or any other Loan Party of any matter in connection with any phase of the Borrower’s, the Company’s or any other Loan Party’s business or operations. The Borrower and the Company agree that neither the Administrative Agent, the Arranger nor any Lender shall have liability to the Borrower, the Company or any other Loan Party (whether sounding in tort, contract or otherwise) for losses suffered by the Borrower, the Company or any other Loan Party in connection with, arising out of, or in any way related to, the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined in a final non-appealable judgment by a court of competent jurisdiction that such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought. Neither the Administrative Agent, the Arranger nor any Lender shall have any liability with respect to, and the Borrower, the Company and each other Loan Party hereby waives, releases and agrees not to sue for, any special, indirect or consequential damages suffered by the Borrower, the Company or any other Loan Party (or suffered by any of their respective officers, directors, employees, agents, advisors or representatives) in connection with, arising out of, or in any way related to the Loan Documents or the transactions contemplated thereby.
10.11.    Confidentiality. Each of the Agents and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority); (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process; (d) to any other party to this Agreement; (e) subject to an agreement containing provisions substantially the same as those of this Section 10.11 (or as may otherwise be reasonably acceptable to the Borrower), to any Eligible Assignee of or Participant in, or any prospective Eligible Assignee or pledgee of or Participant in, any of its rights or obligations under this Agreement; (f) with the written consent of the Borrower; (g) to the extent such Information becomes publicly available other than as a result of a breach of this Section 10.11; (h) to any state, Federal or foreign authority or examiner or self-regulatory body (including the National Association of Insurance Commissioners or any other similar organization) (in which case such Person shall, except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority, promptly notify the Borrower, in advance, to the extent lawfully permitted to do so); (i) to any rating agency when required by it (it being understood that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Information relating to the Loan Parties received by it from such Lender); (j) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder to the extent reasonably necessary in connection with such enforcement or any such litigation or proceeding to which the Arranger, the Administrative Agent or any Lender or any of its Affiliates may be a party to the extent reasonably necessary; or (k) to any actual or prospective party (or its managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives) to any swap derivative or other transaction under which payments are to be made by reference to the Borrower and its Obligations, this Agreement or payments hereunder or such contractual counterparty’s professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by the provisions of this Section 10.11). In addition, the Agents and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration and management of this Agreement, the other Loan Documents and the Term Loans. For the purposes of this Section 10.11, “Information” means all information received from the Company or any of its Subsidiaries relating to the Company or any of its Subsidiaries or its or their business, other than any such information that is publicly available to any Agent or any Lender prior to disclosure by the Company or any of its Subsidiaries other than as a result of a breach of this Section 10.11. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
10.12.    Nonreliance. Each Lender hereby represents that it is not relying on or looking to any margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System) for the repayment of the Loans provided for herein.
10.13.    Conversion and Non-Designation of Designated Guarantors.
(a)    The Borrower may, by written notice to the Administrative Agent, request that a Designated Guarantor be released from its Guaranty Agreement and thereby be converted to a Non-Loan Party (a “Conversion”) or that a Wholly-Owned Subsidiary of the Company not be required to be designated as a Designated Guarantor (a “Non-Designation”), on and subject to the following conditions:
(i)    No Default or Unmatured Default shall exist (except any Default or Unmatured Default that will be cured as a result of such Conversion or Non-Designation) and no other Default or Unmatured Default will exist as a result of such Conversion or Non-Designation.
(ii)    In the case of a Conversion, the stockholders’ equity in such Designated Guarantor and in the case of a Non-Designation, the stockholders’ equity in such Wholly-Owned Subsidiary, shall not exceed five percent (5%) of the total consolidated stockholders’ equity in all Loan Parties before giving effect to such Conversion or Non-Designation. Determination of such percentages of stockholders’ equity shall be made as of the end of the most recent fiscal quarter of the Company for which the financial statements required under Sections 7.1(i) or (ii) (as applicable) are available at the time of such request for Conversion or Non-Designation.
(iii)    The stockholders’ equity in all Designated Guarantors that the Borrower requests to be converted into Non-Loan Parties in any period of four consecutive fiscal quarters and in all Wholly-Owned Subsidiaries of the Company that the Borrower requests not to be designated as Designated Guarantors during such four-quarter period shall not in the aggregate exceed ten percent (10%) (or fifteen percent (15%) if and to the extent necessary to permit the Borrower to cure a Default by Conversion of a Designated Guarantor) of the lowest total consolidated stockholders’ equity in all Loan Parties at the end of any fiscal quarter during such four-quarter period. Determination of such aggregate amounts of stockholders’ equity of such applicable Designated Guarantors or Wholly-Owned Subsidiaries shall be made by adding the amounts of stockholders’ equity of each such applicable Designated Guarantor and Wholly-Owned Subsidiary (as determined at the time of request for Conversion of such Designated Guarantor or Non-Designation of such Wholly-Owned Subsidiary in accordance with clause (ii) above).

(iv)    The stockholders’ equity in all Designated Guarantors that the Borrower requests to be converted into Non-Loan Parties after the Closing Date and in all Wholly-Owned Subsidiaries of the Company that the Borrower requests not to be designated as Designated Guarantors after the Closing Date shall not in the aggregate exceed thirty percent (30%) of the total consolidated stockholders’ equity in all Loan Parties. Determination of such aggregate amounts of stockholders’ equity of such applicable Designated Guarantors or Wholly-Owned Subsidiaries shall be made by adding the amounts of stockholders’ equity of each such applicable Designated Guarantor and Wholly-Owned Subsidiary. Determinations of such stockholders’ equity shall be made as of the end of the most recent fiscal quarter of the Company for which financial statements required under Section 7.1(i) or (ii) (as applicable) are available at the time of the last such request for Conversion or Non-Designation.
(v)    The disposition by the Company of such Designated Guarantor (in the case of a Conversion) or Wholly-Owned Subsidiary (in the case of a Non-Designation) would not have a material effect on the homebuilding business of the other Loan Parties, operationally or otherwise.
(vi)    The Borrower shall deliver to the Administrative Agent, together with the Borrower’s notice requesting the Conversion of a Designated Guarantor or Non-Designation of a Wholly-Owned Subsidiary, a certificate of the Borrower and the Company, certifying that the conditions set forth in clauses (i) through (v) above are satisfied with respect to such Conversion or Non-Designation, together with (A) in the case of a Conversion, a Compliance Certificate, as of the end of the most recent fiscal quarter for which financial statements are available, prepared taking into account such Conversion and a projection of the calculations for the Compliance Certificate for the next succeeding fiscal quarter and (B) in any case, such other evidence in support of the satisfaction of such conditions as the Administrative Agent shall reasonably request.
(vii)    Such Conversion or Non-Designation shall comply with the provisions of Section 10.13(d).
Upon the Administrative Agent’s determination that the foregoing conditions with respect to the Conversion of a Designated Guarantor have been satisfied, the Administrative Agent shall (except as otherwise provided in Section 10.13(b)) promptly (1) execute and deliver, for and on behalf of itself and the Lenders, a release of such Designated Guarantor from its Guaranty Agreement, whereupon such Designated Guarantor shall cease to be a Designated Guarantor and Loan Party and shall be a Non-Loan Party, and (2) give notice to the Lenders of the Conversion of such Designated Guarantor. Upon the Administrative Agent’s determination that the foregoing conditions with respect to the Non-Designation of a Wholly-Owned Subsidiary of the Company have been satisfied, the Administrative Agent shall promptly give notice of such Non-Designation to the Borrower and the Lenders.
(b)    Notwithstanding the satisfaction of the conditions for Conversion of a Designated Guarantor pursuant to Section 10.13(a), if requested by the Borrower, the Administrative Agent may elect, in its sole discretion, not to release such Designated Guarantor from its Guaranty, in which event such Designated Guarantor shall remain a Guarantor but shall not constitute a Loan Party hereunder for purposes of compliance with the representations, warranties and covenants contained in this Agreement (including, without limitation, the covenants contained in Section 7.28) and the provisions of Article VIII. If the Administrative Agent so elects not to release such Designated Guarantor, it shall so notify the Borrower and the Lenders, and the Required Lenders may at any time direct the Administrative Agent to release such Designated Guarantor from its Guaranty.

(c)    If prior to the release of a Designated Guarantor from its Guaranty, the Borrower determines and certifies to the Administrative Agent that the inclusion of such Designated Guarantor as a Loan Party hereunder for all purposes (including, without limitation, compliance with the covenants contained in Section 7.28) would not result in a Default or Unmatured Default, the Borrower may request the Administrative Agent to reinstate such Designated Guarantor as a Loan Party hereunder for all purposes. As a condition of any such reinstatement, the Administrative Agent may request the Borrower to deliver to the Administrative Agent evidence in support of the Borrower’s certification, including, without limitation, (i) a Compliance Certificate with respect to the most recent fiscal quarter for which financial statements of the Company are available, reflecting the inclusion of such Designated Guarantor as a Loan Party and evidencing compliance with the covenants hereunder and (ii) a projection of the Compliance Certificate for the next fiscal quarter, also reflecting the inclusion of such Designated Guarantor as a Loan Party and projecting compliance with the covenants hereunder. Upon the Administrative Agent’s approval of the Borrower’s certification and supporting evidence, the Administrative Agent shall notify the Borrower and the Lenders that such Designated Guarantor has been so reinstated, and from and after the delivery of such notice, such Designated Guarantor shall again be a Loan Party hereunder for all purposes.
(d)    At all times after the Borrower has satisfied the conditions of Conversion of a Designated Guarantor as provided in Section 10.13(a) but prior to the release of such Designated Guarantor from its Guaranty, all reports required to be furnished under Section 7.1 hereof or any other provisions of this Agreement shall exclude such Designated Guarantor as a Loan Party hereunder unless and until such Designated Guarantor is reinstated as a Loan Party as provided in this Section 10.13.
10.14.    PATRIOT Act. Each Lender that is subject to the PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act.
ARTICLE XI
THE ADMINISTRATIVE AGENT
11.1.    Appointment and Authority. Each of the Lenders hereby irrevocably appoints SunTrust to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and, other than as expressly set forth herein, neither the Borrower nor any other Loan Party hereto shall have rights as a third party beneficiary of any of such provisions.
11.2.    Administrative Agent Individually.
(a)    The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

(b)    Each Lender understands that the Person serving as Administrative Agent, acting in its individual capacity, and its Affiliates (collectively, the “Agent’s Group”) are engaged in a wide range of financial services and businesses (including investment management, financing, securities trading, corporate and investment banking and research) (such services and businesses are collectively referred to in this Section 11.2 as “Activities”) and may engage in the Activities with or on behalf of one or more of the Loan Parties or their respective Affiliates. Furthermore, the Agent’s Group may, in undertaking the Activities, engage in trading in financial products or undertake other investment businesses for its own account or on behalf of others (including the Loan Parties and their Affiliates and including holding, for its own account or on behalf of others, equity, debt and similar positions in the Borrower, another Loan Party or their respective Affiliates), including trading in or holding long, short or derivative positions in securities, loans or other financial products of one or more of the Loan Parties or their Affiliates. Each Lender understands and agrees that in engaging in the Activities, the Agent’s Group may receive or otherwise obtain information concerning the Loan Parties or their Affiliates (including information concerning the ability of the Loan Parties to perform their respective Obligations hereunder and under the other Loan Documents) which information may not be available to any of the Lenders that are not members of the Agent’s Group. None of the Administrative Agent nor any member of the Agent’s Group shall have any duty to disclose to any Lender or use on behalf of the Lenders, and shall not be liable for the failure to so disclose or use, any information whatsoever about or derived from the Activities or otherwise (including any information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any Loan Party or any Affiliate of any Loan Party) or to account for any revenue or profits obtained in connection with the Activities, except that the Administrative Agent shall deliver or otherwise make available to each Lender such documents as are expressly required by any Loan Document to be transmitted by the Administrative Agent to the Lenders.
(c)    Each Lender further understands that there may be situations where members of the Agent’s Group or their respective customers (including the Loan Parties and their Affiliates) either now have or may in the future have interests or take actions that may conflict with the interests of any one or more of the Lenders (including the interests of the Lenders hereunder and under the other Loan Documents). Each Lender agrees that no member of the Agent’s Group is or shall be required to restrict its activities as a result of the Person serving as Administrative Agent being a member of the Agent’s Group, and that each member of the Agent’s Group may undertake any Activities without further consultation with or notification to any Lender. None of (i) this Agreement nor any other Loan Document, (ii) the receipt by the Agent’s Group of information (including Information) concerning the Loan Parties or their Affiliates (including information concerning the ability of the Loan Parties to perform their respective Obligations hereunder and under the other Loan Documents) nor (iii) any other matter shall give rise to any fiduciary, equitable or contractual duties (including without limitation any duty of trust or confidence) owing by the Administrative Agent or any member of the Agent’s Group to any Lender including any such duty that would prevent or restrict the Agent’s Group from acting on behalf of customers (including the Loan Parties or their Affiliates) or for its own account.
11.3.    Exculpatory Provisions. No Agent shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:
(a)    shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
(b)    shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Laws including, for the avoidance of doubt, any action that may be in violation of the automatic stay under any Debtor Relief Law;
(c)    shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity; and
(d)    nothing in this Agreement or any other Loan Document shall require the Administrative Agent or any of its Related Parties to carry out any “know your customer” or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Administrative Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Administrative Agent or any of its Related Parties.
The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 9.1 and 9.2) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower or a Lender.
Neither the Administrative Agent nor any member of the Agent’s Group shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty, representation or other information made or supplied in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith or the adequacy, accuracy and/or completeness of the information contained therein, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article V or elsewhere herein, other than (but subject to the foregoing clause (ii)) to confirm receipt of items expressly required to be delivered to the Administrative Agent.
11.4.    Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan and such Lender shall not have made available to the Administrative Agent, to the extent applicable, such Lender’s ratable portion of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
11.5.    Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.
11.6.    Resignation of Successor Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of the Borrower, which consent shall not be unreasonably withheld or delayed and shall not be required if any Default has occurred and is continuing, to appoint a successor, which shall be a bank with an office in any state in the United States, or an Affiliate of any such bank with an office in any state in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, with the consent of the Borrower, which consent shall not be unreasonably withheld or delayed and shall not be required if any Default has occurred and is continuing, on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation or removal shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations as Administrative Agent hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this paragraph). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.6 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.
11.7.    Non-Reliance on Administrative Agent and Other Lenders.
(a)    Each Lender confirms to the Administrative Agent, each other Lender and each of their respective Related Parties that it (i) possesses (individually or through its Related Parties) such knowledge and experience in financial and business matters that it is capable, without reliance on the Administrative Agent, any other Lender Party or any of their respective Related Parties, of evaluating the merits and risks (including tax, legal, regulatory, credit, accounting and other financial matters) of (x)

entering into this Agreement, (y) making Loans and other extensions of credit hereunder and under the other Loan Documents and (z) in taking or not taking actions hereunder and thereunder, (ii) is financially able to bear such risks and (iii) has determined that entering into this Agreement and making Loans and other extensions of credit hereunder and under the other Loan Documents is suitable and appropriate for it.
(b)    Each Lender acknowledges that (i) it is solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with this Agreement and the other Loan Documents, (ii) that it has, independently and without reliance upon the Administrative Agent, any other Lender Party or any of their respective Related Parties, made its own appraisal and investigation of all risks associated with, and its own credit analysis and decision to enter into, this Agreement based on such documents and information, as it has deemed appropriate and (iii) it will, independently and without reliance upon the Administrative Agent, any other Lender or any of their respective Related Parties, continue to be solely responsible for making its own appraisal and investigation of all risks arising under or in connection with, and its own credit analysis and decision to take or not take action under, this Agreement and the other Loan Documents based on such documents and information as it shall from time to time deem appropriate, which may include, in each case:
(i)    the financial condition, status and capitalization of the Borrower and each other Loan Party;
(ii)    the legality, validity, effectiveness, adequacy or enforceability of this Agreement and each other Loan Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Loan Document;
(iii)    determining compliance or non-compliance with any condition hereunder to the making of a Loan and the form and substance of all evidence delivered in connection with establishing the satisfaction of each such condition;
(iv)    the adequacy, accuracy and/or completeness of any information delivered by the Administrative Agent, any other Lender or by any of their respective Related Parties under or in connection with this Agreement or any other Loan Document, the transactions contemplated hereby and thereby or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Loan Document.
11.8.    No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Arranger, the Co-Syndication Agents, the Co-Documentation Agents or any other Agent listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.
11.9.    Appointment of Supplemental Administrative Agents.
(a)    It is the purpose of this Agreement and the other Loan Documents that there shall be no violation of any Law of any jurisdiction denying or restricting the right of banking corporations or associations to transact business as agent or trustee in such jurisdiction. It is recognized that in case of litigation under this Agreement or any of the other Loan Documents, and in particular in case of the enforcement of any of the Loan Documents, or in case the Administrative Agent deems that by reason of any present or future Law of any jurisdiction it may not exercise any of the rights, powers or remedies granted herein or in any of the other Loan Documents or take any other action which may be desirable or necessary in connection therewith, the Administrative Agent is hereby authorized to appoint an additional individual or institution selected by the Administrative Agent in its sole discretion as a separate trustee, co-trustee, administrative agent, collateral agent, administrative sub-agent or administrative co-agent (any such additional individual or institution being referred to herein individually as a “Supplemental Administrative Agent” and collectively as “Supplemental Administrative Agents”).
(b)    Should any instrument in writing from the Borrower or any other Loan Party be required by any Supplemental Administrative Agent so appointed by the Administrative Agent for more fully and certainly vesting in and confirming to him or it such rights, powers, privileges and duties, the Borrower shall, or shall cause such Loan Party to, execute, acknowledge and deliver any and all such reasonably requested instruments promptly upon request by the Administrative Agent, at no cost to the Borrower. In case any Supplemental Administrative Agent, or a successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Administrative Agent, to the extent permitted by Law, shall vest in and be exercised by the Administrative Agent until the appointment of a new Supplemental Administrative Agent.
11.10.    Administrative Agent’s Reimbursement and Indemnification. The Lenders agree to reimburse and indemnify the Administrative Agent, solely in its capacity as such, ratably, in their respective Term Loan Ratable Shares, (a) for any amounts not reimbursed by the Borrower for which the Administrative Agent is entitled to reimbursement by the Borrower under the Loan Documents, (b) for any other expenses incurred by the Administrative Agent on behalf of the Lenders, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents (including, without limitation, for any expenses incurred by the Administrative Agent in connection with any dispute between the Administrative Agent and any Lender or between two or more of the Lenders) and (c) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby (including, without limitation, for any such amounts incurred by or asserted against the Administrative Agent in connection with any dispute between the Administrative Agent and any Lender or between two or more of the Lenders), or the enforcement of any of the terms of the Loan Documents or of any such other documents; provided, however, that no Lender shall be liable for any of the foregoing to the extent any of the foregoing is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Administrative Agent. The obligations of the Lenders under this Section 11.10 shall survive payment of the Obligations and termination of this Agreement.
11.11.    Notice of Default. The Administrative Agent shall not be deemed to have actual knowledge or notice of the occurrence of any Default or Unmatured Default hereunder (other than a Default under Section 8.2) unless the Administrative Agent has received written notice from a Lender or the Borrower referring to this Agreement describing such Default or Unmatured Default and stating that such notice is a “notice of default” or that such notice is delivered pursuant to Section 7.3 hereof. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to the Lenders.
11.12.    Administrative Agent’s Fee. The Borrower agrees to pay to the Administrative Agent, for its own account, the fees agreed to by the Borrower and the Administrative Agent pursuant to the Administrative Agent’s Fee Letter or as otherwise agreed by them from time to time.
11.13.    Delegation to Affiliates. The Borrower, the Company and the Lenders agree that the Administrative Agent may delegate any of its duties under this Agreement to any of its Affiliates. Any such Affiliate (and such Affiliate’s directors, officers, agents and employees) which performs duties in connection with this Agreement shall be entitled to the same benefits of the indemnification, waiver and other protective provisions to which the Administrative Agent is entitled under Articles X and XI.

11.14.    Agent’s Responsibilities and Duties. None of the Agents shall have any responsibilities hereunder in its capacity as an Agent. Without limiting the foregoing, none of the Agents shall have or be deemed to have a fiduciary relationship with the Borrower or any Lender.
11.15.    Withholding Taxes. To the extent required by any applicable laws, the Administrative Agent and the applicable Loan Party may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax with respect to such Lender. Without limiting or expanding the provisions of Section 3.5, each Lender shall indemnify and hold harmless the Administrative Agent against, within 10 days after written demand therefor, any and all Taxes and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the Administrative Agent) incurred by or asserted against the Administrative Agent by the IRS or any other governmental authority as a result of the failure of the Administrative Agent to properly withhold Tax from amounts paid to or for the account of such Lender for any reason (including, without limitation, because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding Tax ineffective). A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this Section 11.15. The agreements in this Section 11.15 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, and the repayment, satisfaction or discharge of the Term Loans and all other Obligations.
ARTICLE XII
SETOFF; RATABLE PAYMENTS
12.1.    Setoff. In addition to, and without limitation of, any rights of the Lenders under applicable law, if the Borrower or the Company becomes insolvent, however evidenced, or any Default occurs, any and all deposits (including all account balances, whether provisional or final and whether or not collected or available) and any other Indebtedness at any time held or owing by any Lender or any Affiliate of any Lender to or for the credit or account of the Borrower or the Company may be offset and applied toward the payment of the Obligations owing to such Lender, whether or not the Obligations, or any part hereof, shall then be due.
12.2.    Ratable Payments. If any Lender under the Term Loan Facility, whether by setoff or otherwise, has payment made to it upon its Loans under the Term Loan Facility (other than payments received pursuant to Section 3.1, 3.2, 3.4 or 3.5 or as otherwise expressly set forth herein) in a greater proportion than that received by any other Lender under the Term Loan Facility, such Lender agrees, promptly upon demand, to purchase for cash a participation interest in such portion of the Term Loans held by the other Lenders under the Term Loan Facility as shall be necessary to cause such Lender to share the excess payment ratably with each of the Lenders. If any Lender under the Term Loan Facility, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives collateral or other protection for its Obligations under the Term Loan Facility or such amounts which may be subject to setoff, such Lender agrees, promptly upon demand, to take such action necessary such that all Lenders under the Term Loan Facility share in the benefits of such collateral ratably in proportion to their Loans under the Term Loan Facility. In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made.

ARTICLE XIII
BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS
13.1.    Successors and Assigns. The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of the Borrower, the Company and the Lenders and their respective successors and assigns, except that (a) neither the Borrower nor the Company shall have the right to assign its rights or obligations under the Loan Documents and (b) any assignment by any Lender must be made in compliance with Section 13.3 (such assignee, an “Eligible Assignee”). Notwithstanding clause (b) of this Section, any Lender may at any time, without the consent of the Borrower, the Company or the Administrative Agent transfer its rights or obligations by, assigning, pledging or granting a security interest in all or any portion of its rights under this Agreement, any Note, any Guaranty Agreement or any other Loan Document to secure obligations to a Federal Reserve Bank (or its foreign equivalent); provided, however, that no such assignment to a Federal Reserve Bank (or its foreign equivalent) shall release the transferor Lender from its obligations hereunder. Any assignee or transferee of the rights to any Loan or any Note agrees by acceptance of such transfer or assignment to be bound by all the terms and provisions of the Loan Documents. Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the owner of the rights to any Loan (whether or not a Note has been issued in evidence thereof), shall be conclusive and binding on any subsequent holder, transferee or assignee of the rights to such Loan.
13.2.    Participations.
13.2.1.    Permitted Participants; Effect.
(a)    Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time sell to any Person (other than a natural person, the Company, Borrower or any Affiliate thereof)) (“Participant”) participating interests in any Note held by such Lender, any Term Loan of such Lender or any other interest of such Lender under the Loan Documents. The consent of the Borrower and the Administrative Agent shall be required prior to a sale of a participating interest becoming effective with respect to a Participant (except a sale of a participating interest by a Lender to its Affiliate or in the case of the consent of the Borrower only, a participating interest to another Lender or an Affiliate thereof); provided, however, that if a Default has occurred and is continuing, the consent of the Borrower shall not be required. In the event of any such sale by a Lender of participating interests to a Participant, such Lender’s obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, such Lender shall remain the owner of its Loans and the holder of any Note issued to it in evidence thereof for all purposes under the Loan Documents, all amounts payable by the Borrower under this Agreement shall be determined as if such Lender had not sold such participating interests, and the Borrower, the Company and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under the Loan Documents. Any consents of the Borrower or the Administrative Agent under this Section 13.2.1 shall not be unreasonably withheld or delayed, provided, that the Borrower shall be deemed to have consented to any such sale unless it shall object thereto by written notice to the Administrative Agent within eight (8) calendar days after having received written notice thereof.
(b)    The Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.1 and 3.5 (subject to the requirements and limitations therein) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 13.3; provided that such Participant shall not be entitled to receive any greater payment under Section 3.1 or Section 3.5, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a change in law that occurs after the sale of the participation takes place.

(c)    Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and related interest amounts) of each participant’s interest in the Loans (the “Participant Register”). No Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent such disclosure is necessary in connection with a tax audit or other proceeding to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the U.S. Treasury Regulations; provided, for the avoidance of doubt, that the foregoing shall not limit or expand the rights of the Borrower or the Administrative Agent to consent to such participation under clause (a) above to the extent provided in such clause. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of the participation such person is shown as owning, notwithstanding any notice to the contrary.
13.2.2.    Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents except that any participation agreement may provide that the applicable Lender will not, without the consent of the Participant, approve any amendment, modification or waiver with respect to any Loan in which such Participant has an interest which forgives principal, interest or fees or reduces the interest rate or fees payable with respect to any such Loan, extends the Term Loan Facility Maturity Date under the Term Loan Facility, postpones any date fixed for any regularly-scheduled payment of principal of, or interest or fees on, any such Loan, releases any Guarantor (except for a release of a Designated Guarantor as provided in Section 10.13) of any such Loan or releases all or substantially all of the collateral, if any, securing any such Loan.
13.2.3.    Benefit of Setoff. The Borrower agrees that each Participant shall be deemed to have the right of setoff provided in Section 12.1 in respect of its participating interest in amounts owing under the Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under the Loan Documents, provided that each Lender shall retain the right of setoff provided in Section 12.1 with respect to the amount of participating interests sold to each Participant. The Lenders agree to share with each Participant, and each Participant, by exercising the right of setoff provided in Section 12.1, agrees to share with each Lender, any amount received pursuant to the exercise of its right of setoff, such amounts to be shared in accordance with Section 12.2 as if each Participant were a Lender.
13.3.    Assignments.
13.3.2.    Permitted Assignments. Any Lender may, subject to any consent required below, in the ordinary course of its business and in accordance with applicable law, at any time assign to a Qualified Bank (or, while a Default under Section 8.2, 8.5 or 8.6 has occurred and is continuing, to any Person (other than a natural person, the Company, Borrower or any Affiliate thereof)) (“Purchaser”) all or any part of its rights and obligations under the Loan Documents. Such assignment shall be substantially in the form of Exhibit H or in such other form as may be agreed to by the parties thereto (an “Assignment and Assumption”). Except as otherwise hereinafter provided, the consent of the Borrower and the Administrative Agent shall be required prior to an assignment becoming effective with respect to a Purchaser (except in the case of the consent of the Borrower only, an assignment to an Affiliate of such Lender, another Lender or an Affiliate of such other Lender thereof); provided, however, that if a Default under Section 8.2, 8.5 or 8.6 has occurred and is continuing, the consent of the Borrower shall not be required. Unless each of the Administrative Agent and the Borrower otherwise consents (except that, if a Default has occurred and is continuing, the consent of the Borrower shall not be required), (a) each such assignment shall (unless it is an assignment of a Lender’s entire interest in the Term Loan Facility) be in an amount not less than $5,000,000 and in integral multiples of $1,000,000, and (b), except as otherwise hereinafter provided, no assignment shall be made that would reduce the Term Loans of a Lender and its Affiliates (in the aggregate) to an amount less than the greater of (i) $10,000,000 or (ii) twenty-five percent (25%) of the Term Loans held by such Lender on the Closing Date or as of any later date on which it first became a Lender hereunder (or, in the case of this clause (ii), such lesser amount to which the Borrower may, in its sole discretion, agree in writing); provided that while a Default under Section 8.2, 8.5 or 8.6 has occurred and is continuing clause (b) of this sentence shall not apply. Any consents of the Borrower or the Administrative Agent under this Section 13.3.1 shall not be unreasonably withheld or delayed, provided, that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within eight (8) calendar days after having received written notice thereof.
13.3.3.    Effect, Effective Date. Upon (i) delivery to the Administrative Agent of an Assignment and Assumption, together with any consents required by Section 13.3.1, and (ii) payment of a $3,500 fee to the Administrative Agent (unless otherwise agreed by the Administrative Agent in its discretion) for processing such assignment, such assignment shall become effective on the effective date specified in such Assignment and Assumption. On and after the effective date of such assignment, such Purchaser shall for all purposes be a Term Lender party to this Agreement and any other Loan Document executed by or on behalf of the Lenders and shall have all the rights and obligations of a Term Lender under the Loan Documents, to the same extent as if it were an original party hereto, and, with respect to any sale of all of the Term Loans of a Term Loan Lender, no further consent or action by any Loan Party, the Lenders or the Administrative Agent shall be required to release the transferor Lender as a Lender under this Agreement. Upon the consummation of any assignment to a Purchaser pursuant to this Section 13.3.2, the transferor Lender, the Administrative Agent and the Borrower shall, if the transferor Lender or the Purchaser desires that its Loans be evidenced by Notes, make appropriate arrangements so that new Notes or, as appropriate, replacement Notes are issued to such transferor Lender and new Notes or, as appropriate, replacement Notes, are issued to such Purchaser, in each case in principal amounts reflecting their respective Term Loans, as adjusted pursuant to such assignment. Such transferor Lender shall continue to be entitled to the benefit of Sections 3.1, 3.2, 3.4, 3.5 and 10.6(b) (to the extent such Lender’s entitlement to such benefit arose out of its position as a Lender prior to the applicable assignment except in respect of a Change in Law after the applicable assignment). The Administrative Agent, acting solely for this purpose as an agent of Borrower, shall maintain a register for the recordation of the names and addresses of the Lenders and principal amounts (and related interest amounts) of the Loans owing to each Lender from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, Administrative Agent, and Lenders shall treat each person whose name is recorded in the Register as the Lender with respect to the Loans shown in the Register as owing to such person, notwithstanding any notice to the contrary.
13.3.4.    [Reserved].
13.4.    Dissemination of Information. The Borrower and the Company authorize each Lender to disclose to any Participant or Purchaser or any other Person acquiring an interest in the Loan Documents by operation of law (each a “Transferee”) and any prospective Transferee any and all information in such Lender’s possession concerning the creditworthiness of the Borrower, the Company and its Subsidiaries; provided that each Transferee and prospective Transferee agrees in writing to be bound by Section 10.11 of this Agreement.

ARTICLE XIV
NOTICES
14.1.    Notices.
(a)    Except as otherwise permitted by Section 2.12, all notices, requests, demands, consents and other communications to any party hereunder shall be in writing (including electronic transmission, facsimile transmission or similar writing) and shall be given to such party: (x) in the case of the Borrower, the Company or the Administrative Agent, at the address(es) or facsimile number(s) set forth on the signature pages hereof, (y) in the case of any Lender, at its address or facsimile number set forth in its administrative questionnaire delivered to the Administrative Agent or (z) in the case of any party, at such other address or facsimile number as such party may hereafter specify for the purpose by notice to the Administrative Agent and the Borrower in accordance with the provisions of this Section 14.1. Each such notice, request, demand, consent or other communication shall be effective (i) if given by facsimile transmission, when transmitted to the facsimile number specified in this Section during the applicable recipient’s normal business hours and confirmation of receipt is received, (ii) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid, or (iii) if given by any other means, when delivered (or, in the case of electronic transmission during the applicable recipient’s normal business hours, received) at the address specified in this Section; provided that notices to the Administrative Agent under Article II shall not be effective until received.
(b)    So long as SunTrust or any of its Affiliates is the Agent, such materials as the Borrower and the Administrative Agent may agree in their sole discretion shall be delivered to the Administrative Agent in an electronic/soft medium in a format acceptable to the Administrative Agent and the Lenders by e-mail at agency.services@suntrust.com. The Borrower agrees that the Administrative Agent may make such materials, as well as any other written information, documents, instruments and other material relating to the Company, any of its Subsidiaries or any other materials or matters relating to this Agreement, the Notes or any of the transactions contemplated hereby (other than any Ratable Borrowing Notice, Rate Option Notice, request for conversion or continuation of any Term Advance or notices constituting service of process or relating to legal process) (collectively, the “Communications”) available to the Lenders by posting such notices on SyndTrak or a substantially similar electronic system (the “Platform”). The Borrower acknowledges that (i) the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution, (ii) the Platform is provided “as is” and “as available” and (iii) no Agent Party (as defined below) warrants the accuracy, adequacy or completeness of the Communications or the Platform and each expressly disclaims liability for errors or omissions in the Communications or the Platform. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Affiliates or any of their respective officers, directors, employees, agents, advisors or representatives (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender or any other person or entity for damages of any kind, including, without limitation, direct or indirect, special, indirect or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Communications through the internet, except to the extent the liability of any Agent Party is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted primarily from such Agent Party’s gross negligence or willful misconduct. In consideration for the convenience and other benefits afforded by such distribution and for the other consideration provided hereunder, the receipt and sufficiency of which is hereby acknowledged, each Lender and each Loan Party hereby approves distribution of the Communications through the Platform and understands and assumes the risks of such distribution.

(c)    The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to the Agent for purposes of the Credit Documents. Each Lender agrees that notice to it (as provided in the next sentence) (a “Notice”) specifying that any Communications have been posted to the Platform shall constitute effective delivery of such information, documents or other materials to such Lender for purposes of this Agreement; provided that, if requested by any Lender, the Administrative Agent shall deliver a copy of the Communications to such Lender by e-mail or facsimile. Each Lender agrees (i) to notify the Administrative Agent in writing of such Lender’s e-mail address(es) to which a Notice may be sent by electronic transmission (including by electronic communication) on or before the date such Lender becomes a party to this Agreement (and from time to time thereafter to ensure that the Administrative Agent has on record an effective e-mail address for such Lender) and (ii) that any Notice may be sent to such e-mail address(es) as such Lender shall instruct. The Administrative Agent agrees that it will, upon any Lender’s reasonable request, furnish materials posted on the Platform to such Lender in hard copy to such Lender’s address set forth on the signature pages hereof.
(d)    Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.
(e)    Each of the Lenders and each Loan Party agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Communications on the Platform in accordance with the Administrative Agent’s generally-applicable document retention procedures and policies.
14.2.    Change of Address. The Borrower, the Company, the Administrative Agent and any Lender may each change the address for service of notice upon it by a notice in writing to the other parties hereto.
ARTICLE XV
COUNTERPARTS
This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart. This Agreement shall be effective when it has been executed by the Borrower, the Administrative Agent and the Lenders and each party has notified the Administrative Agent by facsimile transmission or telephone that it has taken such action. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or e mail shall be effective as delivery of a manually executed counterpart of this Agreement.
ARTICLE XVI
CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL
16.1.    CHOICE OF LAW. THE LOAN DOCUMENTS (OTHER THAN THOSE CONTAINING A CONTRARY EXPRESS CHOICE OF LAW PROVISION) AND ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (AND NOT THE LAW OF CONFLICTS) OF THE STATE OF NEW YORK.

16.2.    CONSENT TO JURISDICTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE SOUTHERN DISTRICT OF NEW YORK (OR THE STATE COURTS SITTING IN THE BOROUGH OF MANHATTAN IN THE EVENT THE FEDERAL COURTS LACK SUBJECT JURISDICTION) IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS, AND THE BORROWER AND THE COMPANY HEREBY IRREVOCABLY AGREE THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVE ANY OBJECTION THEY MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.
16.3.    WAIVER OF JURY TRIAL. THE BORROWER, THE COMPANY, EACH OTHER LOAN PARTY AND THE ADMINISTRATIVE AGENT AND EACH LENDER HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.
[Signature Pages to Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.
BORROWER:
FIRST HUNTINGDON FINANCE CORP.
By:    /s/ Martin P. Connor
    Name:    Martin P. Connor
Title:    Senior Vice President and Chief
Financial Officer
COMPANY:
TOLL BROTHERS, INC.
By:    /s/ Martin P. Connor
    Name:    Martin P. Connor
Title:    Senior Vice President and Chief
Financial Officer

[Signature Page to Credit Agreement]

Addresses for the Borrower and the Company:

Toll Brothers, Inc.
250 Gibraltar Road
Horsham, PA 19044
Attention: Martin P. Connor
Telecopy: 215/938-8010
with copies to:

Toll Brothers, Inc.
250 Gibraltar Road
Horsham, PA 19044
Attention: Douglas Yearley
Telecopy: 215/938-8004
and

Toll Brothers, Inc.
250 Gibraltar Road
Horsham, PA 19044
Attention: John K. McDonald
Telecopy: 215/938-8253
and

Ballard Spahr LLP
1735 Market Street
51st Floor
Philadelphia, PA 19103-7599
Attention: Richard Perelman
Telecopy: 215/864-8999

[Signature Page to Credit Agreement]

SUNTRUST BANK, as Administrative Agent
By:    /s/ Kathleen Farrell
    Name:    Kathleen Farrell
    Title:    Senior Vice President

SunTrust Bank
Agency Services
MC: GA-Atl-7662
303 Peachtree Street, 25th Floor
Atlanta, GA 30308
Attention of:  Doug Weltz
Telecopier No.:  404.495.2170
E-Mail Address:  agency.services@suntrust.com
With a copy to

SunTrust Bank
303 Peachtree Street, N.E. Suite 2901
Mail Code: GA-ATL-0661
Atlanta, GA 30308
Attention of:  Bryan McFarland
Telecopier No.:  440.488.9159
E-Mail Address:  bryan.mcfarland@suntrust.com

[Signature Page to Credit Agreement]

SUNTRUST BANK, as a Lender
By:    /s/ Dan Maples
    Name:    Dan Maples
Title:    Senior Vice President

[Signature Page to Credit Agreement]

SUMITOMO MITSUI BANKING CORPORATION,
as a Lender
By:    /s/ Keith J. Connelly
    Name:    Keith J. Connelly
Title:    Managing Director

[Signature Page to Credit Agreement]

U.S. BANK NATIONAL ASSOCIATION,
as a Lender
By:    /s/ James Dunleavy
    Name:    James Dunleavy
Title:    Vice President

[Signature Page to Credit Agreement]

CAPITAL ONE, NATIONAL ASSOCIATION,
as a Lender
By:    /s/ Michael J. Vergura, Jr.
    Name:    Michael J. Vergura, Jr.
Title:    Vice President

[Signature Page to Credit Agreement]

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as a Lender
By:    /s/ Elena Bennett
    Name:    Elena Bennett
Title:    Senior Vice President

[Signature Page to Credit Agreement]

THE BANK OF NEW YORK MELLON,
as a Lender
By:    /s/ Carol Murray
    Name:    Carol Murray
Title:    Managing Director

[Signature Page to Credit Agreement]

BENEFICIAL MUTUAL SAVINGS BANK,
as a Lender
By:    /s/ Dominic J. Aprile
    Name:    Dominic J. Aprile
Title:    Vice President

[Signature Page to Credit Agreement]

FIFTH THIRD BANK,
as a Lender
By:    /s/ Michael Glandt
    Name:    Michael Glandt
Title:    Vice President

[Signature Page to Credit Agreement]

PNC BANK, NATIONAL ASSOCIATION,
as a Lender
By:    /s/ J. Richard Litton
    Name:    J. Richard Litton
Title:    Senior Vice President

[Signature Page to Credit Agreement]

MEGA INTERNATIONAL COMMERCIAL BANK,
as a Lender
By:    /s/ Angela Chan
    Name:    Angela Chan
Title:    VP & DGM

[Signature Page to Credit Agreement]

PRICING SCHEDULE

	Level I	Level II	Level III	Level IV	Level V
Leverage Ratio	<.25x.	>.25x<.75x	>.75x<1.25x	>1.25x<1.75x	>1.75x
Applicable Margin for Eurodollar Ratable Advance and Federal Funds/Euro Rate Advance	1.15%	1.40%	1.65%	1.90%	2.15%
Applicable Margin for ABR Advances	0.15%	0.40%	0.65%	0.90%	1.15%

For the purposes of this Schedule, the following terms have the following meanings, subject to the final paragraph of this Schedule:
“Financials” means the annual or quarterly financial statements of the Company delivered pursuant to Section 6.4 or Section 7.1(i) or (ii).
“Level” means the level (whether I, II, III, IV or V) in the foregoing table that corresponds to an applicable item in any other column in the foregoing table. For purposes of comparing Levels, Level I is referred to as the lowest Level and Level V as the highest Level.
“Pricing Level” means, with respect to the Applicable Margins, at any date, the Level in the foregoing table that corresponds to the then current Level of the Leverage Ratio.
The Applicable Margins shall be determined in accordance with the foregoing table based on the then current Pricing Level. Adjustments, if any, in the Applicable Margins resulting from a change in the Leverage Ratio shall be effective five Business Days after the Administrative Agent has received the applicable Financials. If the Borrower fails to deliver the Financials to the Administrative Agent at the time required pursuant to Section 7.1, then, until five days after such Financials are so delivered, the Applicable Margins shall be at the highest Pricing Level set forth in the foregoing table. If the annual Financial Statements at any time delivered pursuant to Section 7.1(i) result in a Pricing Level that is higher than the Pricing Level that was in effect at any time on or after the first day of the third calendar month (the “Adjustment Date”) following the fiscal year to which such Financial Statements apply, there shall be a retroactive adjustment of the Pricing Level to the Adjustment Date such that all interest and fees determined hereunder from and after the Adjustment Date shall be determined as if such higher Pricing Level were in effect on the Adjustment Date. To the extent that the Borrower has theretofore made any payments of interest or fees with respect to the period from and after such Adjustment Date, the Borrower will pay to the Administrative Agent for the account of the Lenders, within ten (10) days of request therefor, an amount equal to the amount by which (A) the amount of interest and fees that would have been payable hereunder, on any date on which payments were made hereunder on or after the Adjustment Date and on or before the date of such request, had such payments been based upon the higher Pricing Level exceed (B) the interest and fees actually paid on any such date. Interest and fees payable hereunder after such request shall be based upon the adjusted Pricing Level.

Pricing Schedule

EXHIBIT A
FORM OF TERM NOTE
___________, 20__
First Huntingdon Finance Corp., a Delaware corporation (the “Borrower”), promises to pay, on or before the Term Loan Facility Maturity Date, to ____________ (or its registered assigns) (the “Lender”) the aggregate unpaid principal amount of all Term Loans made by the Lender to the Borrower pursuant to Article II of the Credit Agreement hereinafter referred to (as the same may be amended or modified, the “Agreement”), in lawful money of the United States in immediately available funds at the main office of SunTrust Bank, as Administrative Agent, in Atlanta, Georgia, together with interest, in like money and funds, on the unpaid principal amount hereof at the rates and on the dates determined in accordance with the Agreement.
This Note (Term Loans) is one of the Notes issued pursuant to, and is entitled to the benefits of the Credit Agreement dated as of February 3, 2014, among the Borrower, Toll Brothers, Inc., SunTrust Bank, individually and as Administrative Agent, and the lenders named therein, including the Lender, to which Agreement, as it may be amended from time to time, reference is hereby made for a statement of the terms and conditions under which this Note may be prepaid or its maturity date accelerated. Capitalized terms used herein and not otherwise defined herein are used with the meanings attributed to them in the Agreement.
FIRST HUNTINGDON FINANCE CORP.
By:

EXHIBIT B
FORM OF COMMITMENT AND ACCEPTANCE
This Commitment and Acceptance (this “Commitment and Acceptance”) dated as of ____________, ____ entered into among the parties listed on the signature pages hereof. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement (as defined below).
PRELIMINARY STATEMENTS
Reference is made to that certain Credit Agreement dated as of February 3, 2014 by and among First Huntingdon Finance Corp., Toll Brothers, Inc., SunTrust Bank, as Administrative Agent, and the Lenders that are parties thereto (as amended, modified, supplemented or restated from time to time, the “Credit Agreement”).
Pursuant to Section 2.18 of the Credit Agreement, the Borrower has requested Additional Term Loans. Such Additional Term Loans shall be made on _______________ (the “Additional Term Loan Effective Date”).1 In connection with such Additional Term Loans, the Borrower, the Administrative Agent and ____________ (the “Accepting Lender”) hereby agree as follows:
1. ACCEPTING LENDER’S ADDITIONAL TERM LOAN COMMITMENT. Effective as of the Additional Term Loan Effective Date, [the Accepting Lender shall become a party to the Credit Agreement as a Lender, shall have all of the rights and obligations of a Lender thereunder, agrees to be bound by the terms and provisions thereof and shall make an Additional Term Loan to the Borrower in an amount equal to the] 2 [the Accepting Lender shall make an Additional Term Loan to the Borrower in an amount equal to the] 3 amount set forth opposite the Accepting Lender’s name on the signature pages hereof.
2. [REPRESENTATIONS AND AGREEMENTS OF ACCEPTING LENDER. The Accepting Lender (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Commitment and Acceptance and to consummate the transactions contemplated hereby and to become a Term Lender under the Credit Agreement, (it) it is a Qualified Bank, (iii) from and after the Additional Term Loan Effective Date, it shall be bound by the provisions of the Credit Agreement as a Term Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 7.1 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Commitment and Acceptance on the basis of which it is solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with the Credit Agreement and the other Loan Documents and has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender Party or any of their respective Related Parties based on such documents and information, as it has deemed appropriate, and (v) if it is a Non-U.S. Lender, attached to this Commitment and Acceptance is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Accepting Lender; and (b) agrees

[1]	This date is to be agreed upon by the Borrower, the Administrative Agent and the Accepting Lender. See Section 2.18(c) of the Credit Agreement.

[2]	To be included only if the Accepting Lender is not already a Term Lender prior to the Additional Term Loan Effective Date.

[3]	To be included only if the Accepting Lender is a Term Lender prior to the Additional Term Loan Effective date.

that (i) it will, independently and without reliance on the Administrative Agent, or any other Lender Party or any of their respective Related Parties, continue to be solely responsible for making its own appraisal and investigation of all risks arising under or in connection with, and its own credit analysis and decision to take or not take action under, the Credit Agreement and the other Loan Documents based on such documents and information as it shall from time to time deem appropriate, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Term Lender.] 4

3. REPRESENTATIONS OF BORROWER. The Borrower hereby represents and warrants that, as of the date hereof and as of the Additional Term Loan Effective Date, (a) after giving effect to the Additional Term Loans to be made under the Commitment and Acceptance, the aggregate principal amount of all Additional Term Loans borrowed under Section 2.18 of the Credit Agreement shall not exceed $400,000,000, (b) no Unmatured Event of Default or Default exists or will exist after giving effect to the incurrence of the Additional Term Loans and (c) all financial covenants set forth in Section 7.28 of the Credit Agreement will be satisfied on a pro forma basis for the most recent determination period, after giving effect to such borrowing of Additional Term Loans as if it occurred on the last day of such determination period.

4. ADMINISTRATIVE AGENT’S FEE. On or before the Additional Term Loan Effective Date, the Accepting Lender shall pay to the Administrative Agent an administrative fee in the amount of $3,500.00 (unless otherwise agreed by the Administrative Agent).
5. GOVERNING LAW. This Commitment and Acceptance shall be governed by the internal law, and not the law of conflicts, of the State of New York.

[4]	Paragraph 2 is to be included only if the Accepting Lender is not already a Term Lender prior to the Additional Term Loan Effective Date.

IN WITNESS WHEREOF, the parties hereto have executed this Commitment and Acceptance by their duly authorized officers as of the date first above written.
FIRST HUNTINGDON FINANCE CORP.
By:
Name:
Title:
TOLL BROTHERS, INC.
By:
Name:
Title:
SUNTRUST BANK, as Administrative Agent
By:
Name:
Title:

$_______________	[NAME OF ACCEPTING LENDER]
By:
Name:
Title:

EXHIBIT C
FORM OF OPINION OF COMPANY’S GENERAL COUNSEL

[attached]:

February 3, 2014

To:    The Administrative Agent and each Lender party
to the Credit Agreement Referred to Below
c/o SunTrust Bank, as Administrative Agent
3333 Peachtree Road NE, 10th Floor
Atlanta, GA 30326

Re:    Credit Agreement (the “Credit Agreement”), dated as of the date hereof, among First Huntingdon Finance Corp. (the “Borrower”), Toll
Brothers, Inc. (the “Company”), the lenders party thereto (collectively, the “Lenders”), SunTrust Bank, as Administrative Agent, and the other agent(s) party thereto

Gentlemen:
I am the General Counsel of the Borrower, the Company and the subsidiaries of the Company identified on the signature pages to the Guaranty Agreement referred to herein (such subsidiaries, the “Designated Guarantors”; together with the Borrower and the Company, the “Loan Parties”), and have acted in that capacity in connection with the execution and delivery of the Credit Agreement and the transactions contemplated thereby. This opinion is furnished to you pursuant to Section [5.1(ix)] of the Credit Agreement. Unless otherwise defined in this opinion, capitalized terms are used herein as defined in the Credit Agreement.
In so acting, I, or people under my supervision, have examined executed originals or counterparts of the following documents, each dated the date hereof (the “Loan Documents”):

(a)	the Credit Agreement;

(b)	the Notes executed in connection with the closing of the Credit
Agreement; and

(c)	the Guaranty Agreement made by the Company and the Designated Guarantors.
I, or people under my supervision, have also examined, and relied upon without independent verification the accuracy of factual matters contained in, originals or copies, certified or otherwise identified to my satisfaction, of such corporate records, agreements and other documents, and of certificates or comparable documents of public officials and of officers and representatives of the Loan Parties and have made such examinations of law and reviewed such documents as I have deemed necessary in connection with the opinions set forth below.

February 3, 2014

When the phrase “to my knowledge” or an equivalent phrase is used in this opinion, its purpose is to limit the statements it qualifies to my actual knowledge after such inquiry as I deemed appropriate. I have not examined any records of any court, administrative tribunal or other similar entity in connection with my opinion.
I have assumed the legal capacity and competence of natural persons, the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of documents submitted to me as certified, conformed, photostatic, electronic or facsimile copies and the completeness of all documents reviewed by me.
I have also assumed, without verification, that each of the Designated Guarantors is validly subsisting and in good standing under the laws of the state of its incorporation or formation.
Based upon the foregoing and subject to the assumptions, exceptions, limitations and qualifications set forth herein, I am of the opinion that:
1.    Each of the Designated Guarantors is an entity validly formed under the laws of the state of its formation and has the corporate, partnership or limited liability company, as the case may be, power to carry on its business as such business is known to me.
2.    Each of the Designated Guarantors has the corporate, partnership or limited liability company, as the case may be, power and authority to enter into and perform its obligations under the Guaranty Agreement and to incur the obligations provided therein, and has taken all corporate, partnership or limited liability company, as the case may be, action necessary to authorize the execution, delivery and performance of the Guaranty Agreement.
3.    The Guaranty Agreement has been duly executed and delivered on behalf of each Designated Guarantor party thereto.
4.     None of the execution and delivery of the Loan Documents, the consummation of any of the transactions therein contemplated, nor the fulfillment of the terms thereof, by any Loan Party will conflict with, result in a breach or violation of or constitute a default under the terms of any indenture, contract, lease, mortgage, deed of trust, note agreement, loan agreement or other agreement, obligation, condition, covenant or instrument to which any of the Loan Parties is a party or bound and is known to me.
To my knowledge, there is no litigation or governmental proceeding pending or overtly threatened in writing against any Loan Party that could reasonably be expected to have a Material Adverse Effect.
I express no opinion as to the law of any jurisdiction other than the federal law of the United States, the law of the Commonwealth of Pennsylvania, the General Corporation Law of the State of Delaware, the Delaware Revised Uniform Limited Partnership Act and the Delaware Limited Liability Company Act.

February 3, 2014

A copy of this opinion may be delivered by you to each financial institution that may become a Lender under the Credit Agreement, and such persons may rely on this opinion to the same extent as - but to no greater extent than - the addressees. This opinion may be relied upon by you and such persons to whom you may deliver copies as provided in the preceding sentence only in connection with the consummation of the transactions described herein and may not be used or relied upon by you or any other person for any other purpose, without in each instance my prior written consent.
This opinion is limited to the matters expressly stated herein. No implied opinion may be inferred to extend this opinion beyond the matters expressly stated herein. I do not undertake to advise you or anyone else of any changes in the opinions expressed herein resulting from changes in law, changes in facts or any other matters that hereafter might occur or be brought to my attention.
Sincerely,

John K. McDonald
Senior Vice President and General Counsel

EXHIBIT D
FORM OF OPINION OF
BALLARD SPAHR LLP
[attached]:

[Firm Letterhead]

February 3, 2014

The Administrative Agent and each Lender Party
to the Credit Agreement Referred to Below
c/o SunTrust Bank, as Administrative Agent
3333 Peachtree Road NE, 10th Floor
Atlanta, GA 30326

Re:
Credit Agreement (the “Credit Agreement”), dated as of the date hereof, among First Huntingdon Finance Corp. (the “Borrower”), Toll Brothers, Inc. (the “Company”), the lenders party thereto (collectively, the “Lenders”), SunTrust Bank, as Administrative Agent, and the other agents party thereto

Ladies and Gentlemen:
We have acted as counsel to the Borrower, the Company, Toll Holdings, Inc. (the “Delaware Guarantor”), Toll Brothers AZ Limited Partnership (the “Arizona LP Guarantor”), Toll Brothers AZ Construction Company (the “Arizona Corporate Guarantor” and collectively with the Arizona LP Guarantor, the “Arizona Guarantors”) and the other subsidiaries of the Company identified on the signature pages to the Guaranty Agreement referred to herein (such subsidiaries, including the Delaware Guarantor and the Arizona Guarantors, the “Designated Guarantors”; together with the Borrower and the Company, the “Loan Parties”), in connection with the execution and delivery of the Credit Agreement and the transactions contemplated thereby. This opinion is furnished to you pursuant to Section 5.1(ix) of the Credit Agreement. Unless otherwise defined in this opinion, capitalized terms are used herein as defined in the Credit Agreement. The Delaware Guarantor and the Arizona Guarantors are referred to collectively herein as the “Material Opinion Guarantors.”
In so acting, we have examined executed originals or counterparts of the following documents, each dated the date hereof (the “Loan Documents”):

(a)	the Credit Agreement;

(b)	the Notes described on Schedule I hereto executed in connection with the closing of the Credit Agreement; and

The Administrative Agent and each Lender Party
to the Credit Agreement Referred to Below
c/o SunTrust Bank, as Administrative Agent
February 3, 2014

(c)	the Guaranty Agreement made by the Company and the Designated Guarantors.
We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials, and, as to matters of fact material to our opinions also without independent verification, on representations made in the Loan Documents and certificates and other inquiries of officers of the Loan Parties. We have assumed the factual matters contained in certificates obtained from public officials remain true and correct as of the date hereof.
When the phrase “to our knowledge” or an equivalent phrase is used in this opinion, its purpose is to limit the statements it qualifies to the actual knowledge of lawyers in this firm responsible for preparing this opinion after such inquiry as they deemed appropriate. We have not examined any records of any court, administrative tribunal or other similar entity in connection with our opinion.
We have assumed the legal capacity and competence of natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of documents submitted to us as certified, conformed, photostatic, electronic or facsimile copies, and the completeness of all documents reviewed by us. We have also assumed, without independent verification (i) that each of the Designated Guarantors, other than the Material Opinion Guarantors, is validly existing and in good standing under the laws of the state of its incorporation or formation, (ii) that the execution, delivery and performance of the Guaranty Agreement by each of the Designated Guarantors, other than the Material Opinion Guarantors, does not violate its organizational or formation documents (including, as applicable, its certificate or articles of incorporation, certificate of formation, by-laws, limited liability company agreement and/or partnership agreement), (iii) that the parties to the Loan Documents and the other agreements, instruments and documents executed in connection therewith, other than the Borrower, the Company and the Material Opinion Guarantors, have the power (including, without limitation, corporate power where applicable) and authority to enter into and perform the Loan Documents and such other agreements, instruments and documents, (iv) the due authorization, execution and delivery by such parties other than the Borrower, the Company and the Material Opinion Guarantors, of each Loan Document and such other agreements, instruments and documents, and (v) that the Loan Documents and such other agreements, instruments and documents constitute legal, valid and binding obligations of each such party, other than the Loan Parties, enforceable against each such other party in accordance with their respective terms.
Based upon the foregoing and subject to the assumptions, exceptions, limitations and qualifications set forth herein, we are of the opinion that:

The Administrative Agent and each Lender Party
to the Credit Agreement Referred to Below
c/o SunTrust Bank, as Administrative Agent
February 3, 2014

1.Each of the Borrower, the Company and the Delaware Guarantor is a corporation validly existing and in good standing under the laws of the State of Delaware and has the corporate power to carry on its business as such business is known to us. The Arizona LP Guarantor is a limited partnership validly existing under the laws of the State of Arizona and has the limited partnership power to carry on its business as such business is known to us. The Arizona Corporate Guarantor is a corporation validly existing under the laws of the State of Arizona and has the corporate power to carry on its business as such business is known to us. The Company is qualified as a foreign corporation in the Commonwealth of Pennsylvania.
2.Each of the Borrower, the Company, the Delaware Guarantor and the Arizona Corporate Guarantor has the corporate power and authority to enter into and perform its obligations under the Loan Documents to which it is a party and to incur the obligations provided therein, and has taken all corporate action necessary to authorize the execution, delivery and performance of the Loan Documents to which it is a party. The Arizona LP Guarantor has the limited partnership power and authority to enter into and perform its obligations under the Guaranty Agreement and to incur the obligations provided therein, and has taken all limited partnership action necessary to authorize the execution, delivery and performance of the Guaranty Agreement.
3.The execution and delivery by each of the Borrower, the Company and the Material Opinion Guarantors of the respective Loan Documents to which it is a party do not and the performance of the obligations thereunder will not (a) violate its Certificate of Incorporation, Certificate of Formation, Bylaws or Limited Partnership Agreement, as applicable, as now in effect or (b) violate (i) any present statute, rule or regulation promulgated by the United States or the Commonwealth of Pennsylvania, (ii) with regard to the Borrower, the Company and the Delaware Guarantor, the General Corporation Law of the State of Delaware, (iii) with regard to the Arizona LP Guarantor, the Arizona Uniform Limited Partnership Act, and (iv) with regard to the Arizona Corporate Guarantor, the Arizona Business Corporation Act, which in each case in our experience is normally applicable both to entities which are not engaged in regulated business activities and to transactions of the type contemplated by the Loan Documents.
4.The execution and delivery by each of the Designated Guarantors (other than the Material Opinion Guarantors) of the Loan Documents to which it is a party do not and the performance of its obligations thereunder will not violate (a) any present statute, rule or regulation promulgated by the United States or the Commonwealth of Pennsylvania, or (b) with respect to those Designated Guarantors formed under the corporate, limited partnership or limited liability company laws of the State of Delaware, the General Corporation Law of the State of Delaware, the Delaware Revised Uniform Limited Partnership Act or the Delaware Limited Liability Company Act, which in either case in our experience is normally applicable both to entities which are not engaged in regulated business activities and to transactions of the type contemplated by the Loan Documents.

The Administrative Agent and each Lender Party
to the Credit Agreement Referred to Below
c/o SunTrust Bank, as Administrative Agent
February 3, 2014

5.Each Loan Document to which it is a party has been duly executed and delivered on behalf of the Borrower, the Company and each Material Opinion Guarantor. Each Loan Document constitutes the legal, valid and binding obligation of each of the Loan Parties which is party thereto, enforceable against such Loan Parties in accordance with its respective terms.
6.No order, consent, authorization or approval of, or notice to or filing or registration with, any federal or state regulatory authority of the United States, the Commonwealth of Pennsylvania, the State of Delaware under the General Corporation Law of the State of Delaware, the Delaware Revised Uniform Limited Partnership Act or the Delaware Limited Liability Company Act, or the State of Arizona under the Arizona Uniform Limited Partnership Act or the Arizona Business Corporation Act is required by any Loan Party in connection with the execution or delivery by any Loan Party of any of the Loan Documents or the payment of any Loan Party’s obligations under the Loan Documents.
We are not representing the Borrower, the Company or any Material Guarantor in any pending litigation in which it is a named defendant, or in any litigation that is overtly threatened in writing against it by a potential claimant, that challenges the validity or enforceability of, or seeks to enjoin the performance of, the Loan Documents.
The foregoing opinions are subject to the following exceptions, limitations and qualifications:
(a)Our opinion is subject to the effect of applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer, marshalling or similar laws affecting creditors’ rights and remedies generally; general principles of equity, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether such enforceability is considered in a proceeding in equity or at law); and limitations on enforceability of rights to indemnification or contribution by federal or state securities laws or regulations or by public policy.
(b)We express no opinion as to the application or requirements of federal or state securities, patent, trademark, copyright, antitrust and unfair competition, pension or employee benefit, labor, environmental, health and safety or tax laws in respect of the transactions contemplated by or referred to in the Loan Documents.
(c)We express no opinion as to the validity or enforceability of any provision of the Loan Documents which (i) permits a Lender or the Administrative Agent to increase the rate of interest or to collect a late charge in the event of delinquency or default to the extent they are deemed to be penalties or forfeitures; (ii) purports to grant a Lender or the Administrative Agent a power-of-attorney; (iii) purports to require that waivers must be in writing to the extent that an oral agreement or implied agreement by

The Administrative Agent and each Lender Party
to the Credit Agreement Referred to Below
c/o SunTrust Bank, as Administrative Agent
February 3, 2014

trade practice or course of conduct modifying provisions of the Loan Documents has been made; (iv) purports to be a waiver of the right to a jury trial, a waiver of any right to object to jurisdiction or venue, a waiver of any right to claim damages or to service of process or a waiver of any other rights or benefits bestowed by operation of law or the waiver of which is limited by applicable law; (v) purports to be a waiver of the obligations of good faith, fair dealing, diligence, mitigation of damages or commercial reasonableness; (vi) purports to exculpate any party from its own negligent acts or limit any party from certain liabilities; (vii) purports to require the payment of attorneys’ fees to the extent such fees exceed reasonable attorneys’ fees; or (viii) purports to authorize a Lender or the Administrative Agent to set off and apply any deposits at any time held, and any other indebtedness at any time owing, by such Lender or the Administrative Agent to or for the account of a Loan Party or which purports to provide that any purchaser of a participation from a Lender may exercise setoff or similar rights with respect to such participation.
(d)We express no opinion as to the enforceability of any guarantee to the extent such guarantee would result in or require a Guarantor to be liable for, guarantee or pledge assets to secure, a swap obligation and such a Guarantor is not an eligible contract participant under the Commodity Exchange Act (7 U.S.C. § 1 et seq.).
(e)We express no opinion as to the enforceability of forum selection clauses upon the courts in the forum selected.
We express no opinion as to the law of any jurisdiction other than the federal law of the United States, the law of the Commonwealth of Pennsylvania, the General Corporation Law of the State of Delaware, the Delaware Revised Uniform Limited Partnership Act, the Delaware Limited Liability Company Act, the Arizona Uniform Limited Partnership Act, the Arizona Business Corporation Act and, with respect to the second sentence of Opinion Paragraph 5, the State of New York.
A copy of this opinion may be delivered by you to each financial institution that may become a Lender under the Credit Agreement pursuant to an assignment made and consented to in accordance with the terms of the Credit Agreement, and such persons may rely on this opinion to the same extent as - but to no greater extent than - the addressees and on the condition and understanding that any such reliance by such person must be actual and reasonable under the circumstances existing at the time of assignment, including any changes in law, facts or any other developments known to or reasonably knowable by such person at such time. This opinion may be relied upon by you and such persons to whom you may deliver copies as provided in the preceding sentence only in connection with the consummation of the transactions described herein and may not be used or relied upon by you or any other person for any other purpose, without in each instance our prior written consent.

The Administrative Agent and each Lender Party
to the Credit Agreement Referred to Below
c/o SunTrust Bank, as Administrative Agent
February 3, 2014

This opinion is limited to the matters expressly stated herein. No implied opinion may be inferred to extend this opinion beyond the matters expressly stated herein. We do not undertake to advise you or anyone else of any changes in the opinions expressed herein resulting from changes in law, changes in facts or any other matters that hereafter might occur or be brought to our attention.
This opinion shall be interpreted in accordance with the Legal Opinion Principles issued by the Committee on Legal Opinions of the American Bar Association’s Section of Business Law as published in 53 Business Lawyer 831 (May 1998).
Richard J. Braemer, a senior counsel of this firm, is a director of and shareholder of the Company.

Very truly yours,

SCHEDULE I TO EXHIBIT D
List of Notes

1.	Term Note by the Borrower in favor of SunTrust Bank in the principal amount of $100,000,000.

2.	Term Note by the Borrower in favor of Sumitomo Mitsui Banking Corporation in the principal amount of $75,000,000.

3.	Term Note by the Borrower in favor of U.S. Bank National Association in the principal amount of $75,000,000.

4.	Term Note by the Borrower in favor of Wells Fargo Bank, National Association in the principal amount of $50,000,000.

5.	Term Note by the Borrower in favor of Fifth Third Bank in the principal amount of $30,000,000.

6.	Term Note by the Borrower in favor of Mega International Commercial Bank in the principal amount of $10,000,000.

EXHIBIT E

GUARANTY
This GUARANTY (“Guaranty”) is made as of February 3, 2014 by the undersigned (the “Guarantors”), in favor of the “Lenders” under that certain Credit Agreement dated as of February 3, 2014, among First Huntingdon Finance Corp., Toll Brothers, Inc., the Lenders from time to time parties thereto and SunTrust Bank, in its capacity as Administrative Agent. Such Credit Agreement, as it may be amended, restated, modified or supplemented from time to time, is hereinafter referred to as the “Credit Agreement.” Unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed to them in the Credit Agreement.
1.     Guaranty. (i) For value received and in consideration of any loan, advance or financial accommodation of any kind whatsoever heretofore, now or hereafter made, given or granted to the Borrower by the Lenders, the Guarantors unconditionally, jointly and severally guarantee for the benefit of each of the Lenders the full and prompt payment when due, whether at maturity or earlier, by reason of acceleration or otherwise, and at all times thereafter, of all of the Obligations (including, without limitation, interest accruing following the filing of a bankruptcy petition by or against any Loan Party, at the applicable rate specified in the Credit Agreement, whether or not such interest is allowed as a claim in bankruptcy).
(ii)    At any time after the occurrence and during the continuance of a Default, the Guarantors shall pay to the Administrative Agent, for the benefit of the Lenders, on written demand and in immediately available funds, the full amount of the Obligations then due.
(iii)    The Guarantors further agree to pay to the Administrative Agent and reimburse the Administrative Agent for, on demand and in immediately available funds, all reasonable fees, costs and expenses (including, without limitation, all court costs and reasonable attorneys’ and paralegals’ fees, costs and expenses) paid or incurred by the Administrative Agent or any of the Lenders in: (1) endeavoring to collect all or any part of the Obligations from, or in prosecuting any action against, any one or more of the Guarantors relating to this Guaranty; (2) taking any action with respect to any security or collateral securing any of the Guarantors’ obligations hereunder; and (3) preserving, protecting or defending the enforceability of, or enforcing, this Guaranty or their respective rights hereunder; provided, that the legal fees and legal expenses for which the Guarantors are liable under this clause (iii) shall be limited to the fees and expenses of one legal counsel for the Administrative Agent and, if applicable, one legal counsel for the Lenders plus, if necessary, one special counsel for each relevant specialty and one local counsel per jurisdiction; provided, further, that, in the event of any actual or potential conflict of interest, the Guarantors shall be liable for the fees and expenses of one additional counsel for each person or group of persons subject to such conflict (all such costs and expenses are hereinafter referred to as the “Expenses”). The Guarantors hereby agree that this Guaranty is an absolute guaranty of payment and is not a guaranty of collection.
2.    Obligations Unconditional. Subject to Sections 11 and 12 hereof the Guarantors hereby agree that their obligations under this Guaranty shall be unconditional, irrespective of: (i) the validity, enforceability, avoidance, novation or subordination of any of the Obligations or any of the Loan Documents; (ii) the absence of any attempt by, or on behalf of, any Lender or the Administrative Agent to collect, or to take any other action to enforce, all or any part of the Obligations whether from or against the Borrower, any other guarantor of the Obligations or any other person; (iii) the election of any remedy by, or on behalf of, any Lender or the Administrative Agent with respect to all or any part of the Obligations; (iv) the waiver, consent, extension, forbearance or granting of any indulgence by, or on behalf of, any Lender or the Administrative Agent with respect to any provision of any of the Loan Documents; (v) the election by, or on behalf of, any one or more of the Lenders, in any proceeding instituted under Chapter 11 of Title 11 of the United States Code (11 U.S.C. 101 et seq.) (the “Bankruptcy Code”), of the application of Section 1111(b)(2) of the Bankruptcy Code; (vi) any borrowing or grant of a security interest by the Borrower, as debtor-in-possession, under Section 364 of the Bankruptcy Code; (vii) the disallowance, under Section 502 of the Bankruptcy Code, of all or any portion of the claims of any of the Lenders or the Administrative

Agent for repayment of all or any part of the Obligations or any Expenses; or (viii) any other circumstance which might otherwise constitute a legal or equitable discharge or defense of the Borrower or any one or more of the Guarantors.
3.     Enforcement; Application of Payments. Upon the occurrence and during the continuance of a Default, the Administrative Agent may proceed directly and at once, without notice, against any one or more of the Guarantors to obtain performance of and to collect and recover the full amount, or any portion, of the Obligations then due, without first proceeding against the Borrower, any other Guarantor or any other Person, or against any security or collateral for the Obligations. Subject only to the terms and provisions of the Credit Agreement, the Administrative Agent shall have the exclusive right to determine the application of payments and credits, if any, from the Guarantors, the Borrower or from any other Person on account of the Obligations or any other liability of the Guarantors to any Lender.
4.     Waivers. (a) The Guarantors hereby waive diligence, presentment, demand of payment, filing of claims with a court in the event of receivership or bankruptcy of the Borrower or the Company, protest or notice with respect to the Obligations, all setoffs and counterclaims and all presentments, demands for performance, notices of nonperformance, protests, notices of protest, notices of dishonor and notices of acceptance of this Guaranty, and all other demands whatsoever (and shall not require that the same be made on the Borrower or the Company as a condition precedent to the Guarantors’ obligations hereunder), and covenants that this Guaranty will not be discharged, except by complete payment (in cash) and performance of the Obligations and any other obligations contained herein. The Guarantors further waive all notices of the existence, creation or incurring of new or additional indebtedness, arising either from additional loans extended to the Borrower or otherwise, and also waive all notices that the principal amount, or any portion thereof, and/or any interest on any instrument or document evidencing all or any part of the Obligations is due, notices of any and all proceedings to collect from the maker, any endorser or any other guarantor of all or any part of the Obligations, or from any other Person, and, to the extent permitted by law, notices of exchange, sale, surrender or other handling of any security or collateral given to the Agent to secure payment of all or any part of the Obligations.
(b)     The Guarantors understand that they shall be liable for the full amount of their liability under this Guaranty, notwithstanding the occurrence of any event impairing the rights of the Guarantors, the Administrative Agent or any of the Lenders to proceed against the Borrower, any other guarantor (including without limitation any Guarantor hereunder) or the Borrower’s or such guarantor’s property. The Guarantors agree that all of their obligations under this Guaranty (including their obligation to pay in full all indebtedness evidenced by or arising under the Credit Agreement) shall remain in full force and effect without defense, offset or counterclaim of any kind, notwithstanding that the Guarantors’ rights against the Borrower may be impaired, destroyed or otherwise affected by reason of any action or inaction on the part of the Administrative Agent or any Lender.
(c)     The Lenders, either themselves or acting through the Administrative Agent, are hereby authorized, without notice or demand and without affecting the liability of the Guarantors hereunder, from time to time, (i) to renew, extend, accelerate or otherwise change the time for payment of, or other terms relating to, all or any part of the Obligations, or to otherwise modify, amend or change the terms of any of the Loan Documents; (ii) to accept partial payments on all or any part of the Obligations; (iii) to take and hold security or collateral for the payment of all or any part of the Obligations, this Guaranty, or any other guaranties of all or any part of the Obligations or other liabilities of the Borrower, (iv) to exchange, enforce, waive and release any such security or collateral; (v) to apply such security or collateral and direct the order or manner of sale thereof as in their discretion they may determine; and (vi) to settle, release, exchange, enforce, waive, compromise or collect or otherwise liquidate all or any part of the Obligations, this Guaranty, any other guaranty of all or any part of the Obligations, and any security or collateral for the Obligations or for any such guaranty. Any of the foregoing may be done in any manner, without affecting or impairing the obligations of the Guarantors hereunder.
5.     Setoff. At any time when all or any part of the Obligations have become due and payable (by acceleration or otherwise) following the occurrence of a Default, each Lender and the Administrative Agent may, without notice to the Guarantors and regardless of the acceptance of any security or collateral for the payment hereof, appropriate and apply toward the payment of all or any part of the Obligations (i) any indebtedness due or to become due from such Lender or the Administrative Agent to any one or more of the Guarantors, and (ii) any moneys, credits or other property belonging to any one or more of the Guarantors, at any time held by or coming into the possession of such Lender or the Administrative Agent or any of their respective Affiliates.
6.     Financial Information. The Guarantors hereby assume responsibility for keeping themselves informed of the financial condition of the Borrower and any and all endorsers and/or other guarantors of all or any part of the Obligations, and of all other circumstances bearing upon the risk of nonpayment of the Obligations, or any part thereof, that diligent inquiry would reveal, and the Guarantors hereby agree that none of the Lenders nor the Administrative Agent shall have any duty to advise the Guarantors of information known to any of them regarding such condition or any such circumstances. In the event any Lender, in its sole discretion, undertakes at any time or from time to time to provide any such information to any one or more of the Guarantors, such Lender shall be under no obligation (i) to undertake any investigation not a part of its regular business routine, (ii) to disclose any information which such Lender, pursuant to accepted or reasonable commercial finance or banking practices, wishes to maintain confidential or (iii) to make any other or future disclosures of such information or any other information to any one or more of the Guarantors.
7.     No Marshalling; Reinstatement. The Guarantors consent and agree that none of the Lenders nor the Administrative Agent nor any Person acting for or on behalf of the Lenders or the Administrative Agent shall be under any obligation to marshal any assets in favor of the Guarantors or against or in payment of any or all of the Obligations. The Guarantors further agree that, to the extent that the Borrower, any one or more of the Guarantors or any other guarantor of all or any part of the Obligations makes a payment or payments to any Lender or the Administrative Agent, which payment or payments or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to the Borrower, any one or more of the Guarantors, such other guarantor or any other Person, or their respective estates, trustees, receivers or any other party, including, without limitation, the Guarantors, under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or repayment, the part of the Obligations which has been paid, reduced or satisfied by such amount shall be reinstated and continued in full force and effect as of the time immediately preceding such initial payment, reduction or satisfaction.
8.     Subrogation. Until the Obligations have been paid in full, the Guarantors (i) shall have no right of subrogation with respect to such Obligations, (ii) waive any right to enforce any remedy which the Lenders or the Administrative Agent (or any of them) now have or may hereafter have against the Borrower, any endorser or any guarantor of all or any part of the Obligations or any other Person, and (iii) waive any benefit of, and any right to participate in, any security or collateral given to the Lenders and the Administrative Agent (or any of them) to secure the payment or performance of all or any part of the Obligations or any other liability of the Borrower to the Lenders.
9.     Subordination. (a) Subordinated Debt. The payment and performance of all indebtedness, fees, expenses, obligations and liabilities of the Borrower (or any other Person for the benefit of Borrower) to the Guarantors whether now existing or hereafter incurred or created, in each case, whether such amounts are due or not due, direct or indirect, absolute or contingent (the “Subordinated Debt”) are hereby subordinated to the Obligations and, except as set forth in subparagraphs (b) and (c) of this Section 9 the Guarantors will not accelerate, ask, demand, sue for, take or receive from the Borrower, by setoff or in any other manner, the whole or any part of the Subordinated Debt, including, without limitation, the taking of any negotiable instruments evidencing such amounts, nor any security for any of the Subordinated Debt, unless and until all of the Obligations shall have been fully paid and satisfied in cash and all financing arrangements among the Borrower, the Administrative Agent and the Lenders shall have been terminated.
(b)     Permitted Payments. Notwithstanding the provisions of subparagraph (a) of this Section 9, in the absence of a “Default” and provided that the payment described below, if made, would not otherwise give rise to the occurrence of a Default, the Borrower may pay to the Guarantors, and the

Guarantors may accept from the Borrower, any and all payments of the Subordinated Debt (“Permitted Payments”).
(c)     Enforcement Rights. The Guarantors, prior to the payment in full of the Obligations and the termination of all financing arrangements among the Borrower and the Lenders, shall have no right to enforce any claim with respect to the Subordinated Debt, including, without limitation, any Permitted Payment, or otherwise to take any action against the Borrower or the Borrower’s Property without the Administrative Agent’s prior written approval.
10.     Enforcement; Amendments; Waivers. No delay on the part of any of the Lenders or the Administrative Agent in the exercise of any right or remedy arising under this Guaranty, the Credit Agreement, any of the other Loan Documents or otherwise with respect to all or any part of the Obligations or any other guaranty of or security for all or any part of the Obligations shall operate as a waiver thereof, and no single or partial exercise by any such Person of any such right or remedy shall preclude any further exercise thereof. No modification or waiver of any of the provisions of this Guaranty shall be binding upon the Lenders or the Administrative Agent, except as expressly set forth in a writing duly signed and delivered by the party making such modification or waiver. Failure by any of the Lenders or the Administrative Agent at any time or times hereafter to require strict performance by the Borrower, the Guarantors, any other guarantor of all or any part of the Obligations or any other Person of any of the provisions, warranties, terms and conditions contained in any of the Loan Documents now or at any time or times hereafter executed by such Persons and delivered to the Administrative Agent or any Lender shall not waive, affect or diminish any right of the Administrative Agent or such Lender at any time or times hereafter to demand strict performance thereof and such right shall not be deemed to have been waived by any act or knowledge of the Administrative Agent or any Lender, or their respective agents, officers or employees, unless such waiver is contained in an instrument in writing, directed and delivered to the Borrower or the Guarantors, as applicable, specifying such waiver, and is signed by the party or parties necessary to give such waiver under the Credit Agreement. No waiver of any Default by the Administrative Agent or any Lender shall operate as a waiver of any other Default or the same Default on a future occasion, and no action by the Administrative Agent or any Lender permitted hereunder shall in any way affect or impair the Administrative Agent’s or any Lender’s rights and remedies or the obligations of the Guarantors under this Guaranty. Any determination by a court of competent jurisdiction of the amount of any principal and/or interest owing by the Borrower to any of the Lenders shall be conclusive and binding on the Guarantors irrespective of whether any of the Guarantors was party to the suit or action in which such determination was made.
11.     Limitation on Obligations. The following provisions of this Guaranty apply with respect to all Guarantors other than Toll Brothers, Inc.:
(a)    The provisions of this Guaranty are severable, and in any action or proceeding involving any state corporate law, or any state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Guarantor under this Guaranty would otherwise be held or determined to be avoidable, invalid or unenforceable on account of the amount of such Guarantor’s liability under this Guaranty, then, notwithstanding any other provision of this Guaranty to the contrary, the amount of such liability shall, without any further action by the Guarantors, the Administrative Agent or any Lender, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or proceeding (such highest amount determined hereunder being the relevant Guarantor’s “Maximum Liability”). This Section 11(a) with respect to the Maximum Liability of the Guarantors, is intended solely to preserve the rights of the Administrative Agent hereunder to the maximum extent not subject to avoidance under applicable law, and neither the Guarantors nor any other person or entity shall have any right or claim under this Section 11(a) with respect to the Maximum Liability, except to the extent necessary so that the obligations of the Guarantors hereunder shall not be rendered voidable under applicable law.
(b)     Each of the Guarantors agrees that the Obligations which each Guarantor, jointly and severally, guarantees pursuant to this Guaranty (the “Guaranteed Obligations”) may at any time and from time to time exceed the Maximum Liability of each Guarantor, and may exceed the aggregate Maximum Liability of all other Guarantors, without impairing this Guaranty or affecting the rights and remedies of the Administrative Agent hereunder. Nothing in this Section 9(b) shall be construed to increase any Guarantor’s obligations hereunder beyond its Maximum Liability.
(c)     In the event any Guarantor (a “Paying Guarantor”) shall make any payment or payments under this Guaranty or shall suffer any loss as a result of any realization upon any collateral granted by it to secure its obligations under this Guaranty, each other Guarantor (each a “Non-Paying Guarantor”) shall contribute to such Paying Guarantor an amount equal to such Non-Paying Guarantor’s “Pro Rata Share” of such payment or payments made, or losses suffered, by such Paying Guarantor. For the purposes hereof, each Non-Paying Guarantor’s “Pro Rata Share” with respect to any such payment or loss by a Paying Guarantor shall be determined as of the date on which such payment or loss was made by reference to the ratio of (i) such Non-Paying Guarantor’s Maximum Liability as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder) or, if such Non-Paying Guarantor’s Maximum Liability has not been determined, the aggregate amount of all monies received by such Non-Paying Guarantor from the Borrower after the date hereof (whether by loan, capital infusion or by other means) to (ii) the aggregate Maximum Liability of all Guarantors hereunder (including such Paying Guarantor) as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder), or to the extent that a Maximum Liability has not been determined for any Guarantors, the aggregate amount of all monies received by such Guarantors from the Borrower after the date hereof (whether by loan, capital infusion or by other means). Nothing in this Section 11(c) shall affect any Guarantor’s several liability for the entire amount of the Guaranteed Obligations (up to such Guarantor’s Maximum Liability). Each of the Guarantors covenants and agrees that its right to receive any contribution under this Guaranty from a Non-Paying Guarantor shall be subordinate and junior in right of payment to all the Guaranteed Obligations. The provisions of this Section 11(c) are for the benefit of both the Administrative Agent and the Guarantors and may be enforced by any one, or more, or all of them in accordance with the terms hereof.
12.     Effectiveness; Termination. This Guaranty shall become effective upon its execution by the Guarantors and shall continue in full force and effect and may not be terminated or otherwise revoked until the Obligations shall have been fully paid (in cash) and discharged and the Credit Agreement and all financing arrangements between the Borrower and the Lenders under the Loan Documents shall have been terminated (including all Commitments thereunder). If, notwithstanding the foregoing, the Guarantors shall have any right under applicable law to terminate or revoke this Guaranty, the Guarantors agree that such termination or revocation shall not be effective until a written notice of such revocation or termination, specifically referring hereto, signed by the Guarantors, is actually received by the Administrative Agent. Such notice shall not affect the right and power of any of the Lenders or the Administrative Agent to enforce rights arising prior to receipt thereof by the Administrative Agent. If any Lender grants loans or takes other action after any of the Guarantors terminates or revokes its obligations under this Guaranty but before the Administrative Agent receives such written notice, the rights of such Lender with respect thereto shall be the same as if such termination or revocation had not occurred.
13.     Successors and Assigns. This Guaranty shall be binding upon the Guarantors and upon their successors and assigns and shall inure to the benefit of the Lenders and the Administrative Agent and their respective successors and assigns; all references herein to the Borrower and to the Guarantors shall be deemed to include their respective successors and assigns. The successors and assigns of the Guarantors and the Borrower shall include, without limitation, their respective receivers, trustees or debtors-in-possession. All references to the singular shall be deemed to include the plural where the context so requires.
14.     CHOICE OF LAW. THIS GUARANTY AND ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS GUARANTY AND THE TRANSACTION CONTEMPLATED HEREBY SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (AND NOT THE LAW OF CONFLICTS) OF THE STATE OF

NEW YORK, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.
15.     CONSENT TO JURISDICTION. THE ADMINISTRATIVE AGENT AND THE GUARANTORS HEREBY IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE SOUTHERN DISTRICT OF NEW YORK (OR THE STATE COURTS SITTING IN THE BOROUGH OF MANHATTAN IN THE EVENT THE FEDERAL COURTS LACK SUBJECT JURISDICTION) IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS AND THE ADMINISTRATIVE AGENT AND THE GUARANTORS HEREBY IRREVOCABLY AGREE THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVE ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM.
16.     WAIVER OF JURY TRIAL. EACH OF THE GUARANTORS AND THE ADMINISTRATIVE AGENT WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE, BETWEEN THE GUARANTORS AND THE LENDERS OR THE ADMINISTRATIVE AGENT ARISING OUT OF OR RELATED TO THE TRANSACTIONS CONTEMPLATED BY THIS GUARANTY OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH. EITHER THE GUARANTORS OR THE ADMINISTRATIVE AGENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS GUARANTY WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.
17.     Advice of Counsel. The Guarantors represent and warrant that they have consulted with their legal counsel regarding all waivers under this Guaranty, including without limitation those under Section 4 and Sections 14 through 16 hereof, that they believe that they fully understand all rights that they are waiving and the effect of such waivers, that they assume the risk of any misunderstanding that they may have regarding any of the foregoing, and that they intend that such waivers shall be a material inducement to the Administrative Agent and the Lenders to extend the indebtedness guaranteed hereby.
18.     Notices. All notices and other communications provided to any party hereto shall be in writing or by facsimile and addressed to such party at its address set forth below or at such other address as may be designated by such party in a notice to the other party. Any notice, if mailed and properly addressed with postage prepaid, shall be deemed given when received; any notice, if transmitted by facsimile, shall be deemed given when transmitted. The addresses for notices are as follows:
if to the Guarantors, at:

Toll Brothers, Inc.
250 Gibraltar Road
Horsham, PA 19044
Attention: Martin Connor
Telecopy: 215/938-8010
with copies to:

Toll Brothers, Inc.
250 Gibraltar Road
Horsham, PA 19044
Attention: Douglas Yearley
Telecopy: 215/938-8004

and

Toll Brothers Inc.
250 Gibraltar Road
Horsham, PA 19044
Attention: John McDonald
Telecopy: 215/938-8255
and

Ballard Spahr LLP
1735 Market Street
51st Floor
Philadelphia, PA 19103-7599
Attention: Richard Perelman
Telecopy: 215/864-8999
if to the Administrative Agent, at its address provided for in the Credit Agreement.
19.     Severability. Wherever possible, each provision of this Guaranty shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Guaranty shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Guaranty.
20.     Merger. This Guaranty represents the final agreement of the Guarantors with respect to the matters contained herein and may not be contradicted by evidence of prior or contemporaneous agreements, or subsequent oral agreements, between the Guarantors and the Administrative Agent or any Lender.
21.     Supplemental Guaranties. Pursuant to Section 7.16 of the Credit Agreement, additional Wholly-Owned Subsidiaries of the Company shall become obligated as Guarantors hereunder (each as fully as though an original signatory hereto) by executing and delivering to the Administrative Agent a Supplemental Guaranty in the form of Exhibit A hereto (with blanks appropriately filled in), together with such additional supporting documentation required pursuant to Section 7.16 of the Credit Agreement.
[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, this Guaranty has been duly executed by the Guarantors as of the day and year first set forth above.
TOLL BROTHERS, INC., a Delaware corporation and each of the other Guarantors listed below on Exhibit B
By:            _____________
Martin P. Connor, Senior Vice President or Vice President of (i) each of the Guarantors which is a corporation or limited liability company; (ii) each corporate general partner of each of the Guarantors which is a general or limited partnership; and (iii) each corporate trustee of each of the Guarantors which is a trust.
TOLL LAND CORP. NO. 10 and each of the other Guarantors listed below on Exhibit C
By:            _____________
Richard T. Hartman, President of (i) each of the Guarantors which is a corporation or limited liability company, (ii) each corporate general partner of each of the Guarantors which is a general or limited partnership; and (iii) each corporate trustee of each of the Guarantors which is a trust.

EXHIBIT A TO GUARANTY
SUPPLEMENTAL GUARANTY
[Date]
SunTrust Bank, as Administrative Agent
for the Lenders
Ladies and Gentlemen:
Reference is hereby made to (i) that certain Credit Agreement, dated as February 3, 2014, as amended, among First Huntingdon Finance Corp., Toll Brothers, Inc., the lenders from time to time party thereto (the “Lenders”), and SunTrust Bank, as a Lender and as Administrative Agent (the “Administrative Agent) on behalf of itself and the other Lenders (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) and (it) that certain Guaranty, dated as of February 3, 2014, executed and delivered by the Guarantors party thereto in favor of the Administrative Agent, for the benefit of the Lenders (as amended, restated, supplemented or otherwise modified from time to time, the “Guaranty”). Terms not defined herein which are defined in the Credit Agreement shall have for the purposes hereof the respective meanings provided therein.
In accordance with Section 7.16 of the Credit Agreement and Section 21 of the Guaranty, the undersigned, [GUARANTOR] ____________, a ____________ corporation [limited partnership/limited liability company] organized under the laws of __________, hereby elects to be a “Guarantor” for all purposes of the Credit Agreement and the Guaranty, respectively, effective from the date hereof.
Without limiting the generality of the foregoing, the undersigned hereby agrees to perform all the obligations of a Guarantor under, and to be bound in all respects by the terms of, the Guaranty, to the same extent and with the same force and effect as if the undersigned were a direct signatory thereto.
This Supplemental Guaranty shall be construed in accordance with and governed by the internal laws (and not the law of conflicts) of the State of New York but giving effect to federal laws applicable to national banks.
IN WITNESS WHEREOF, this Supplemental Guaranty has been duly executed by the undersigned as of the __ day of ___________, 201_.
[GUARANTOR]
By:
Name:
Title:

EXHIBIT B TO GUARANTY

CORPORATIONS

110-112 Third Ave. Realty Corp.
ESE Consultants, Inc.
Fairway Valley, Inc.
First Brandywine Investment Corp. II
First Brandywine Investment Corp. IV
Franklin Farms G.P., Inc.,
HQZ Acquisitions, Inc.
MA Limited Land Corporation
SH Homes Corporation
SI Investment Corporation
The Silverman Building Companies, Inc.
TB Proprietary Corp.
Tenby Hunt, Inc.
Toll Architecture I, P.A.
Toll Architecture, Inc.
Toll AZ GP Corp.
Toll Bros. of Arizona, Inc.
Toll Bros. of North Carolina, Inc.
Toll Bros. of North Carolina II, Inc.
Toll Bros. of North Carolina III, Inc.
Toll Bros., Inc. (a Delaware corporation)
Toll Bros., Inc. (a Pennsylvania corporation)
Toll Bros., Inc. (a Texas corporation)
Toll Brothers AZ Construction Company
Toll Brothers Finance Corp.
Toll Brothers Real Estate, Inc.
Toll Buckeye Corp.
Toll CA GP Corp.
Toll Centennial Corp.
Toll CO GP Corp.
Toll Corp.
Toll Development Company, Inc.
Toll Diamond Corp.
Toll FL GP Corp.
Toll GA GP Corp.
Toll Golden Corp.
Toll Granite Corp.
Toll Holdings, Inc.
Toll IL GP Corp.
Toll Land Corp. No. 20
Toll Land Corp. No. 43
Toll Land Corp. No. 50
Toll MD Builder Corp.
Toll Mid-Atlantic LP Company, Inc.
Toll Mid-Atlantic Note Company, Inc.
Toll Midwest Note Company, Inc.
Toll MI GP Corp.
Toll MN GP Corp.
Toll NC GP Corp.

CORPORATIONS

Toll NH GP Corp.
Toll NJX-I Corp.
Toll Northeast LP Company, Inc.
Toll Northeast Note Company, Inc.
Toll Northeast Services, Inc.
Toll NV GP Corp.
Toll OH GP Corp.
Toll PA Builder Corp.
Toll PA GP Corp.
Toll PA II GP Corp.
Toll PA III GP Corp.
Toll Palmetto Corp.
Toll Peppertree, Inc.
Toll Realty Holdings Corp. I
Toll Realty Holdings Corp. II
Toll RI GP Corp.
Toll SC GP Corp.
Toll Southeast LP Company, Inc.
Toll Southeast Note Company, Inc.
Toll Southwest Note Company, Inc.
Toll SW Holding I Corp.
Toll TN GP Corp.
Toll TX GP Corp.
Toll VA GP Corp.
Toll VA Member Two, Inc.
Toll Westcoast Note Company, Inc.
Toll WA GP Corp.
Toll WV GP Corp.
Toll YL, Inc.

PARTNERSHIPS

PARTNERSHIP	GENERAL PARTNER

51 N. 8th Street L.P.	51 N. 8th Street I LLC
Ashford Land Company, L.P.	Liester, LLC
Audubon Ridge, L.P.	Toll PA GP Corp.
Belmont Land, L.P.	Toll VA GP Corp.
Binks Estates Limited Partnership	Toll FL GP Corp.
The Bird Estate Limited Partnership	Franklin Farms G.P., Inc.
Blue Bell Country Club, L.P.	Toll PA GP Corp.
Broad Run Associates, L.P.	Toll PA GP Corp.
CC Estates Limited Partnership	Franklin Farms G.P., Inc.
Cold Spring Hunt, L.P.	Toll PA GP Corp.
Coleman-Toll Limited Partnership	Toll NV GP Corp.
Dominion Country Club, L.P.	Toll VA GP Corp.
Fairfax Investment, L.P.	Toll VA GP Corp.
Farmwell Hunt, L.P.	Toll VA GP Corp.
First Brandywine Partners, L.P.	Toll Mid-Atlantic LP Company, Inc.
Great Falls Hunt, L.P.	Toll VA GP Corp.
Greens at Waynesborough, L.P.	Toll PA GP Corp.

PARTNERSHIP	GENERAL PARTNER

Hockessin Chase, L.P.	Tenby Hunt, Inc.
Huckins Farm Limited Partnership	Franklin Farms G.P., Inc.
Loudoun Valley Associates, L.P.	Toll VA GP Corp.
NC Country Club Estates Limited Partnership	Toll NC GP Corp.
Silverman-Toll Limited Partnership	Toll MI GP Corp.
Sorrento at Dublin Ranch I LP	Toll CA GP Corp.
Sorrento at Dublin Ranch III LP	Toll CA GP Corp.
South Riding Amberlea LP	Toll VA GP Corp.
South Riding, L.P.	Toll VA GP Corp.
South Riding Partners Amberlea LP	Toll VA GP Corp.
South Riding Partners, L.P.	Toll VA GP Corp.
Southport Landing Limited Partnership	Toll Land Corp. No. 20
Springton Pointe, L.P.	Toll PA GP Corp.
Stone Mill Estates, L.P.	Toll PA GP Corp.
Swedesford Chase, L.P.	Toll PA GP Corp.
TBI/Naples Limited Partnership	Toll FL GP Corp.
TBI/Palm Beach Limited Partnership	Toll FL GP Corp.
Toll at Brier Creek Limited Partnership	Toll NC GP Corp.
Toll at Honey Creek Limited Partnership	Toll MI GP Corp.
Toll at Whippoorwill, L.P.	Toll Peppertree, Inc.
Toll Brooklyn L.P.	Toll Peppertree, Inc.
Toll Brothers AZ Limited Partnership	Toll AZ GP Corp.
Toll CA, L.P.	Toll CA GP Corp.
Toll CA II, L.P.	Toll CA GP Corp.
Toll CA III, L.P.	Toll CA GP Corp.
Toll CA IV, L.P.	Toll CA GP Corp.
Toll CA V, L.P.	Toll CA GP Corp.
Toll CA VI, L.P.	Toll CA GP Corp.
Toll CA VII, L.P.	Toll CA GP Corp.
Toll CA VIII, L.P.	Toll CA GP Corp.
Toll CA IX, L.P.	Toll CA GP Corp.
Toll CA X, L.P.	Toll CA GP Corp.
Toll CA XI, L.P.	Toll CA GP Corp.
Toll CA XII, L.P.	Toll CA GP Corp.
Toll CA XIX, L.P.	Toll CA GP Corp.
Toll CO, L.P.	Toll CO GP Corp.
Toll CO II, L.P.	Toll CO GP Corp.
Toll CT Limited Partnership	Toll Land Corp. No. 20
Toll CT II Limited Partnership	Toll Land Corp. No. 20
Toll CT III Limited Partnership	Toll Land Corp. No. 20
Toll CT IV Limited Partnership	Toll Land Corp. No. 20
Toll DE LP	Tenby Hunt, Inc.
Toll DE II LP	Tenby Hunt, Inc.
Toll Estero Limited Partnership	Toll FL GP Corp.
Toll FL Limited Partnership	Toll FL GP Corp.
Toll FL II Limited Partnership	Toll FL GP Corp.
Toll FL III Limited Partnership	Toll FL GP Corp.
Toll FL IV Limited Partnership	Toll FL GP Corp.
Toll FL V Limited Partnership	Toll FL GP Corp.
Toll FL VI Limited Partnership	Toll FL GP Corp.
Toll FL VII Limited Partnership	Toll FL GP Corp.

PARTNERSHIP	GENERAL PARTNER
Toll FL VIII Limited Partnership	Toll FL GP Corp.
Toll FL X Limited Partnership	Toll FL GP Corp.
Toll Ft. Myers Limited Partnership	Toll FL GP Corp.
Toll GA LP	Toll GA GP Corp.
Toll IL, L.P.	Toll IL GP Corp.
Toll IL II, L.P.	Toll IL GP Corp.
Toll IL III, L.P.	Toll IL GP Corp.
Toll IL IV, L.P.	Toll IL GP Corp.
Toll IL HWCC, L.P.	Toll IL GP Corp.
Toll IL WSB, L.P.	Toll IL GP Corp.
Toll Jacksonville Limited Partnership	Toll FL GP Corp.
Toll Land V Limited Partnership	Toll Peppertree, Inc.
Toll Land VI Limited Partnership	Toll Peppertree, Inc.
Toll Land IX Limited Partnership	Toll VA GP Corp.
Toll Land X Limited Partnership	Toll VA GP Corp.
Toll Land XIV Limited Partnership	Toll Land VII LLC
Toll Land XV Limited Partnership	Toll VA GP Corp.
Toll Land XVIII Limited Partnership	Toll Land Corp. No. 20
Toll Land XIX Limited Partnership	Toll CA GP Corp.
Toll Land XX Limited Partnership	Toll CA GP Corp.
Toll Land XXI Limited Partnership	Toll VA GP Corp.
Toll Land XXII Limited Partnership	Toll CA GP Corp.
Toll Land XXIII Limited Partnership	Toll CA GP Corp.
Toll Land XXVI Limited Partnership	Toll OH GP Corp.
Toll Livingston at Naples Limited Partnership	Toll FL GP Corp.
Toll MA Land Limited Partnership	Franklin Farms G.P., Inc.
Toll MD AF Limited Partnership	Toll Land Corp. No. 43
Toll MD Builder I, L.P.	Toll MD Builder Corp.
Toll MD Limited Partnership	Toll Land Corp. No. 43
Toll MD II Limited Partnership	Toll Land Corp. No. 43
Toll MD III Limited Partnership	Toll Land Corp. No. 43
Toll MD IV Limited Partnership	Toll Land Corp. No. 43
Toll MD V Limited Partnership	Toll Land Corp. No. 43
Toll MD VI Limited Partnership	Toll Land Corp. No. 43
Toll MD VII Limited Partnership	Toll Land Corp. No. 43
Toll MD VIII Limited Partnership	Toll Land Corp. No. 43
Toll MD IX Limited Partnership	Toll Land Corp. No. 43
Toll MD X Limited Partnership	Toll Land Corp. No. 43
Toll MD XI Limited Partnership	Toll Land Corp. No. 43
Toll MI Limited Partnership	Toll MI GP Corp.
Toll MI II Limited Partnership	Toll MI GP Corp.
Toll MI III Limited Partnership	Toll MI GP Corp.
Toll MI IV Limited Partnership	Toll MI GP Corp.
Toll MI V Limited Partnership	Toll MI GP Corp.
Toll MN, L.P.	Toll MN GP Corp.
Toll MN II, L.P.	Toll MN GP Corp.
Toll Naval Associates	Toll Bros. Inc.
Toll NC, L.P.	Toll NC GP Corp.
Toll NC II LP	Toll NC GP Corp.
Toll NC III LP	Toll NC GP Corp.
Toll NH Limited Partnership	Toll NH GP Corp.
Toll NJ Builder I, L.P.	Toll Northeast LP Company, Inc.

PARTNERSHIP	GENERAL PARTNER
Toll Northville Limited Partnership	Toll MI GP Corp.
Toll NV Limited Partnership	Toll NV GP Corp.
Toll NY LP	Toll Peppertree, Inc.
Toll NY III L.P.	Toll Peppertree, Inc.
Toll NY IV L.P.	Toll Peppertree, Inc.
Toll Orlando Limited Partnership	Toll FL GP Corp.
Toll PA, L.P.	Toll PA GP Corp.
Toll PA II, L.P.	Toll PA GP Corp.
Toll PA III, L.P.	Toll PA GP Corp.
Toll PA IV, L.P.	Toll PA GP Corp.
Toll PA V, L.P.	Toll PA II GP Corp.
Toll PA VI, L.P.	Toll PA GP Corp.
Toll PA VIII, L.P.	Toll PA GP Corp.
Toll PA IX, L.P.	Toll PA GP Corp.
Toll PA X, L.P.	Toll PA GP Corp.
Toll PA XI, L.P.	Toll PA GP Corp.
Toll PA XII, L.P.	Toll PA III GP Corp.
Toll PA XIII, L.P.	Toll PA GP Corp.
Toll PA XIV, L.P.	Toll PA GP Corp.
Toll PA XV, L.P.	Toll PA GP Corp.
Toll Realty Holdings LP	Toll Realty Holdings Corp. I
Toll RI, L.P.	Toll RI GP Corp.
Toll RI II, L.P.	Toll RI GP Corp.
Toll SC, L.P.	Toll SC GP Corp.
Toll SC II, L.P.	Toll SC GP Corp.
Toll SC III, L.P.	Toll SC GP Corp.
Toll SC IV, L.P.	Toll SC GP Corp.
Toll Stonebrae LP	Toll CA GP Corp.
Toll VA, L.P.	Toll VA GP Corp.
Toll VA II, L.P.	Toll VA GP Corp.
Toll VA III, L.P.	Toll VA III, L.L.C.
Toll VA IV, L.P.	Toll VA GP Corp.
Toll VA V, L.P.	Toll VA GP Corp.
Toll VA VI, L.P.	Toll VA GP Corp.
Toll VA VII, L.P.	Toll VA GP Corp.
Toll WA LP	Toll WA GP Corp.
Toll WV LP	Toll WV GP Corp.
Toll YL II, L.P.	Toll YL, Inc.
Toll YL, L.P.	Toll YL, Inc.
Toll-Dublin, L.P.	Toll CA GP Corp.
Village Partners, L.P.	Toll PA Builder Corp.
Wilson Concord, L.P.	Toll TN GP Corp.

LIMITED LIABILITY COMPANIES

5-01 – 5-17 48th Avenue LLC
5-01 – 5-17 48th Avenue II LLC
5-01 – 5-17 48th Avenue GC LLC
5-01 – 5-17 48th Avenue GC II LLC
51 N. 8th Street I LLC
51 N. 8th Street GC LLC
51 N. 8th Street GC II LLC
89 Park Avenue LLC

LIMITED LIABILITY COMPANIES

110-112 Third Ave. GC LLC
110-112 Third Ave. GC II LLC
2301 Fallston Road LLC
Arbor Hills Development LLC
Arthur’s Woods, LLC
Belmont Country Club I LLC
Belmont Country Club II LLC
Brier Creek Country Club I LLC
Brier Creek Country Club II LLC
C.B.A.Z Construction Company LLC
C.B.A.Z. Holding Company LLC
Component Systems I LLC
Component Systems II LLC
Dominion Valley Country Club I LLC
Dominion Valley Country Club II LLC
First Brandywine LLC III
First Brandywine LLC IV
Frenchman’s Reserve Realty LLC
Golf I Country Club Estates at Moorpark LLC
Golf II Country Club Estates at Moorpark LLC
Goshen Road Land Company LLC
Hatboro Road Associates LLC
Hawthorn Woods Country Club II LLC
Hoboken Land I LLC
Jacksonville TBI Realty LLC
Lighthouse Point Land Company, LLC
Liseter Land Company LLC
Liseter, LLC
Longmeadow Properties LLC
Long Meadows TBI, LLC
Martinsburg Ventures, L.L.C.
Mizner Realty L.L.C.
Naples TBI Realty LLC
Orlando TBI Realty LLC
Paramount Village LLC
Phillips Drive LLC
Prince William Land I LLC
Prince William Land II LLC
Regency at Dominion Valley LLC
The Regency Golf Club I LLC
The Regency Golf Club II LLC
The Ridges at Belmont Country Club I LLC
The Ridges at Belmont Country Club II LLC
South Riding Realty LLC
SR Amberlea LLC
SRLP II LLC
Tampa TBI Realty LLC
TB Kent Partners LLC
Toll Austin TX LLC
Toll BBC LLC
Toll BBC II LLC

LIMITED LIABILITY COMPANIES
Toll CA I LLC
Toll CA Note II LLC
Toll Cedar Hunt LLC
Toll CO I LLC
Toll Corners LLC
Toll Dallas TX LLC
Toll-Dublin, LLC
Toll Equipment, L.L.C.
Toll First Avenue LLC
Toll FL I, LLC
Toll FL IV LLC
Toll FL V LLC
Toll Glastonbury LLC
Toll Henderson LLC
Toll Houston TX LLC
Toll Jupiter LLC
Toll IN LLC
Toll Land VII LLC
Toll Lexington LLC
Toll MA I LLC
Toll MA II LLC
Toll MA III LLC
Toll MA IV LLC
Toll MD I, L.L.C.
Toll MD II LLC
Toll MD III LLC
Toll MD IV LLC
Toll Midwest LLC
Toll NC I LLC
Toll NC IV LLC
Toll NC Note LLC
Toll NC Note II LLC
Toll North LV LLC
Toll North Reno LLC
Toll NV Holdings LLC
Toll NY II LLC
Toll Realty L.L.C.
Toll San Antonio TX LLC
Toll Stratford LLC
Toll South LV LLC
Toll South Reno LLC
Toll Southwest LLC
Toll SW Holding LLC
Toll TX Note LLC
Toll VA L.L.C.
Toll VA III L.L.C.
Toll Van Wyck, LLC
Toll Vanderbilt I LLC
Toll Vanderbilt II LLC
Toll West Coast LLC
Vanderbilt Capital LLC
Virginia Construction Co. I, LLC

Virginia Construction Co. II, LLC

LIMITED LIABILITY COMPANY	SOLE MEMBER

First Brandywine LLC I	First Brandywine Investment Corp. II
First Brandywine LLC II	First Brandywine Investment Corp. II

EXHIBIT C TO GUARANTY

CORPORATIONS

Amwell Chase, Inc.
Toll Land Corp. No. 6
Toll Land Corp. No. 10

PARTNERSHIPS

PARTNERSHIP	GENERAL PARTNER

Estates at Princeton Junction, L.P.	Toll Land Corp. No. 10
Estates at Rivers Edge, L.P.	Toll Land Corp. No. 10
Greenwich Chase, LP.	Toll Land Corp. No. 10
Hoboken Land LP	Toll Land Corp. No. 10
Laurel Creek, L.P.	Toll Land Corp. No. 10
Toll at Westlake, L.P.	Toll Land Corp. No. 10
Toll Grove LP	Toll Land Corp. No. 10
Toll Hudson LP	Toll Land Corp. No. 10
Toll Land IV Limited Partnership	Toll Land Corp. No. 10
Toll Land XI Limited Partnership	Toll Land Corp. No. 10
Toll Land XVI Limited Partnership	Toll Land Corp. No. 10
Toll Land XXV Limited Partnership	Toll Land Corp. No. 10
Toll NJ, L.P.	Toll Land Corp. No. 10
Toll NJ II, L.P.	Toll Land Corp. No. 10
Toll NJ III, L.P.	Toll Land Corp. No. 10
Toll NJ IV, L.P.	Toll Land Corp. No. 10
Toll NJ V, L.P.	Toll Land Corp. No. 10
Toll NJ VI, L.P.	Toll Land Corp. No. 10
Toll NJ VII, L.P.	Toll Land Corp. No. 10
Toll NJ VIII, L.P.	Toll Land Corp. No. 10
Toll NJ XI, L.P.	Toll Land Corp. No. 10
West Amwell Limited Partnership	Toll Land Corp. No. 6

LIMITED LIABILITY COMPANIES

126-142 Morgan Street Urban Renewal LLC
134 Bay Street LLC
700 Grove Street Urban Renewal LLC
1450 Washington LLC
1500 Garden St. LLC
Block 255 LLC
CWG Construction Company LLC
Hoboken Cove LLC
Morgan Street JV LLC
PT Maxwell Holdings, LLC
PT Maxwell, L.L.C.
Regency at Denville LLC
Regency at Long Valley I LLC
Regency at Long Valley II LLC
Regency at Mansfield I LLC

Regency at Mansfield II LLC
Regency at Washington I LLC
Regency at Washington II LLC
Toll EB LLC
Toll Hoboken LLC
Toll Morgan Street LLC
Toll NJ I, L.L.C.
Toll NJ II, L.L.C.
Toll NJ III LLC

EXHIBIT F
FORM OF COMPLIANCE CERTIFICATE
To:     The Lenders party to the    Credit Agreement Described Below
This Compliance Certificate is furnished pursuant to that certain Credit Agreement dated as of February 3, 2014 (as amended, modified, renewed or extended from time to time, the “Agreement”) among First Huntingdon Finance Corp., Toll Brothers, Inc., the Lenders party thereto and SunTrust Bank, as Administrative Agent for the Lenders. Unless otherwise defined herein, capitalized terms used in this Compliance Certificate have the meanings ascribed thereto in the Agreement.
THE UNDERSIGNED HEREBY CERTIFIES THAT:
1.I am the duly elected ___________ of the Company.
2.I have reviewed the terms of the Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Company and its Subsidiaries during the accounting period covered by the attached financial statements.
3.The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of, any condition or event which constitutes a Default or Unmatured Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate, except as set forth below.
4.Schedule I attached hereto sets forth financial data and computations evidencing the Borrower’s and the Company’s compliance with certain covenants of the Agreement, all of which data and computations are, to the best of my knowledge, true, complete and correct.
5.Schedule II hereto sets forth the determination of the applicable Pricing Level in the Pricing Schedule on the basis of which certain rates and percentage fees under the Agreement shall be determined commencing on the fifth day following the delivery hereof.
6.All of the Subsidiaries of the Company that are integral to the homebuilding business of the Toll Group are Designated Guarantors.
Described below are the exceptions, if any, to paragraph 3, listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the Company and the Borrower have taken, are taking, or propose to take with respect to each such condition or event:
The foregoing certifications, together with the computations set forth in Schedule I and Schedule II hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this __ day of _____________, ____.
TOLL BROTHERS, INC.
By:

SCHEDULE I TO COMPLIANCE CERTIFICATE
COMPLIANCE AS OF _______, ____ WITH
PROVISIONS OF SECTION 7.28 OF THE AGREEMENT

SCHEDULE II TO COMPLIANCE CERTIFICATE
BORROWER’S CALCULATION OF APPLICABLE PRICING LEVEL IN PRICING SCHEDULE

EXHIBIT G
FORM OF ENVIRONMENTAL CERTIFICATE
Date ___________
TO:
RE:    Property and Improvements (if any) located at    _____________________________________    _____________________________________                                  (the “Property”)
Improved    Yes __    No __
Gentlemen:
The undersigned is an environmental consultant duly licensed, if required, by the State of __________________.
The undersigned certifies to First Huntington Finance Corp., Toll Brothers, Inc. (“Toll”) and you, as agent (“Administrative Agent”), for certain lenders (“Lenders”) which are parties to a Credit Agreement dated as of February 3, 2014 with First Huntingdon Finance Corp. and Toll (“Agreement”), that except as set forth in the Phase I Environmental Site Assessment (“Site Assessment”) dated __________, attached hereto as Exhibit A:
A.    The history of the Property as available and reviewed by us [does] *[does not] reveal (i) the name of an owner, tenant or other user indicating a possible current or former use involving Hazardous Substances or Petroleum Products, as those terms are defined in ASTM Standard E 1527-05 (“Hazardous Materials”), on, at, under or emanating from the Property, or (ii) the storage, presence, material threat of Release or Release of Hazardous Materials on, at, under or emanating from the Property.
[*If the history reveals such information, please explain in detail to the extent not addressed in Exhibit A.]
B.    On-site examination and observations, and investigations of any available hydrological, photographic and other technical data, by the undersigned [did] **[did not] reveal any grounds to believe that any use or storage of Hazardous Materials has occurred or is occurring at the Property or the adjacent properties or that a Release or material threat of Release of Hazardous Materials has occurred or is occurring at, on, under or from the Property or adjacent properties.
[**If the examination did reveal grounds for such beliefs, please explain in detail to the extent not addressed in Exhibit A.]
C.    The Property [is] ***[is not] included on any federal or applicable state list of contaminated sites, including the National Priorities List maintained by the U.S. Environmental Protection Agency pursuant to the Comprehensive Environmental Response, Compensation and Liability act of 1980 (“Federal List”) and any comparable state list.
[***If so included, please explain in detail to the extent not addressed in Exhibit A.]
D.    [Select (i) or (ii)]
(i)    Sampling and other technical information available and reviewed by us in preparing the Site Assessment related to the Property, and examination of the Property, [did]****[did not] reveal any evidence that there now exists on, in, under or affecting the Property any Hazardous Materials, other than de minimis amounts which are not in violation of or would not require remediation under applicable law.

(ii)    Our investigation revealed that no sampling or other technical information relating to soil, surface water, drinking water or groundwater conditions at, on or under the property or surrounding areas was available to us in preparing the Site Assessment.
E.    [Select (i) or (ii)]
(i)    The procedures described in steps A through D above and our conduct of the Site Assessment revealed an actual or material threat of Release of Hazardous Materials or non-compliance with Environmental Laws requiring further investigative activities or corrective action.
(ii)    The procedures described in steps A through D above and the conduct of the Phase I Environmental Site Assessment attached as Exhibit A did not reveal any Recognized Environmental Conditions, as that term is defined in ASTM Standard E 1527-05, except as set forth in the Site Assessment.
The Site Assessment, when it was conducted, was performed in compliance with ASTM Standard E 1527-05, except with respect to any limitations described in the Site Assessment.
Unless otherwise indicated, all capitalized terms in this certification have the meanings ascribed to them in the Agreement.
The undersigned is [state qualifications, duly licensed by the State of ___________]. The undersigned has been retained by First Huntingdon Finance Corp. or one of its affiliates in order to perform the Site Assessment and to provide this certification. In connection therewith, the undersigned acknowledges and agrees that:
______________, as Administrative Agent and a Lender, and the other Lenders under the Agreement can rely and are relying upon the Site Assessment and this certification in making a loan or loans to First Huntingdon Finance Corp., guaranteed by Toll Brothers, Inc. and certain affiliates pursuant to the Agreement.
Very truly yours,

_______________________________

EXHIBIT H
FORM OF ASSIGNMENT AND ASSUMPTION
This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as the same may be amended or modified, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit, guarantees, and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee: [and is an Affiliate of [identify Lender]5]

3.	Borrower: First Huntingdon Finance Corp.

4.	Administrative Agent: ________________, as the administrative agent under the Credit Agreement

5.
Credit Agreement:    Credit Agreement dated as of February 3, 2014 among First Huntingdon Finance Corp., Toll Brothers, Inc., the Lenders parties thereto, SunTrust Bank, as Administrative Agent, and the other agents parties thereto

[5]	Select as applicable.

6.	Assigned Interest:

Facility Assigned[6]	Aggregate Amount of Commitment/Loans for all Lenders under the Facility	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans[7]
	$	$	%
	$	$	%

Effective Date:    ______________, 20__ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

[6]	Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g., “Term Loan Commitment,” etc.).

[7]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

The terms set forth in this Assignment and Assumption are hereby agreed to:
ASSIGNOR
[NAME OF ASSIGNOR]
By:
Title:
ASSIGNEE
[NAME OF ASSIGNEE]
By:
Title:
[Consented to and]8 Accepted:
[NAME OF BORROWER]
By:
Title:
[NAME OF ADMINISTRATIVE AGENT], 9
as Administrative Agent
By:
Title:
[Consented to:]

[8]	To be added only if the consent of the Borrower and/or other parties is required by the terms of the Credit Agreement.

[9]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

[NAME OF RELEVANT PARTY]
By:
Title:

ANNEX 1 TO EXHIBIT H
FIRST HUNTINGDON FINANCE CORP.
CREDIT AGREEMENT
STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION
1.     Representations and Warranties.
1.1     Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.
1.2.     Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 7.1 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it is solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with the Credit Agreement and the other Loan Documents and has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender Party or any of their respective Related Parties based on such documents and information, as it has deemed appropriate, and (v) if it is a Non-U.S. Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender Party or any of their respective Related Parties, make its own appraisal and investigation of all risks arising under or in connection with, and its own credit analysis and decision to take or not take action under, the Credit Agreement or any other Loan Documents based on such documents and information as it shall from time to time deem appropriate, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.
2.     Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.
3.     General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT I
EXHIBIT I-1
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Reference is made to the CREDIT AGREEMENT, dated as of February 3, 2014 (as amended, modified, extended or refinanced from time to time, the “Credit Agreement”), among First Huntington Finance Corp., a Delaware corporation (the “Borrower”), Toll Brothers, Inc., each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”), and SunTrust Bank, as Administrative Agent. Capitalized terms used herein but not otherwise defined shall have the meaning given to such term in the Credit Agreement.
Pursuant to the provisions of Section 3.5 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loans(s)) in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (v) the interest payments on the Loan(s) are not effectively connected with the undersigned’s conduct of a U.S. trade or business.
The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, or if a lapse in time or change in circumstances renders the information on this certificate obsolete, expired or inaccurate in any material respect, the undersigned shall promptly so inform the Borrower and the Administrative Agent in writing and deliver promptly to the Borrower and the Administrative Agent an updated certificate or other appropriate documentation (including any new documentation reasonably requested by the Borrower or the Administrative Agent) or promptly notify the Borrower and the Administrative Agent in writing of its inability to do so, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned or at such times are as reasonably requested by the Borrower or the Administrative Agent.

[NAME OF LENDER]
By:
Name:
Title:
Date: ________ __, 20[ ]

EXHIBIT I-2
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Reference is made to the CREDIT AGREEMENT, dated as of February 3, 2014 (as amended, modified, extended or refinanced from time to time, the “Credit Agreement”), among First Huntington Finance Corp., a Delaware corporation (the “Borrower”), Toll Brothers, Inc., each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”), and SunTrust Bank, as Administrative Agent. Capitalized terms used herein but not otherwise defined shall have the meaning given to such term in the Credit Agreement.
Pursuant to the provisions of Section 3.5 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (v) the interest payments with respect to such participation are not effectively connected with the undersigned’s conduct of a U.S. trade or business.
The undersigned has furnished its participating Lender with a certificate of its non-U.S. person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, or if a lapse in time or change in circumstances renders the information on this certificate obsolete, expired or inaccurate in any material respect, the undersigned shall promptly so inform such Lender in writing and deliver promptly to such Lender an updated certificate or other appropriate documentation (including any new documentation reasonably requested by such Lender) or promptly notify such Lender in writing of its inability to do so, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned or at such times are as reasonably requested by such Lender.

[NAME OF PARTICIPANT]
By:
Name:
Title:
Date: ________ __, 20[ ]

EXHIBIT I-3
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
Reference is made to the CREDIT AGREEMENT, dated as of February 3, 2014 (as amended, modified, extended or refinanced from time to time, the “Credit Agreement”), among First Huntington Finance Corp., a Delaware corporation (the “Borrower”), Toll Brothers, Inc., each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”), and SunTrust Bank, as Administrative Agent. Capitalized terms used herein but not otherwise defined shall have the meaning given to such term in the Credit Agreement.
Pursuant to the provisions of Section 3.5 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members that is claiming the portfolio interest exemption is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members that is claiming the portfolio interest exemption is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its direct or indirect partners/members that is claiming the portfolio interest exemption is a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) the interest payments with respect to such participation are not effectively connected with the conduct of a U.S. trade or business by the undersigned or any direct or indirect partners/members that are claiming the portfolio interest exemption.
The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) and IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, or if a lapse in time or change in circumstances renders the information on this certificate obsolete, expired or inaccurate in any material respect, the undersigned shall promptly so inform such Lender in writing and deliver promptly to such Lender an updated certificate or other appropriate documentation (including any new documentation reasonably requested by such Lender) or promptly notify such Lender in writing of its inability to do so, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned or at such times are as reasonably requested by such Lender.

[NAME OF PARTICIPANT]
By:
Name:
Title:
Date: ________ __, 20[ ]

EXHIBIT I-4
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
Reference is made to the CREDIT AGREEMENT, dated as of February 3, 2014 (as amended, modified, extended or refinanced from time to time, the “Credit Agreement”), among First Huntington Finance Corp., a Delaware corporation (the “Borrower”), Toll Brothers, Inc., each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”), and SunTrust Bank, as Administrative Agent. Capitalized terms used herein but not otherwise defined shall have the meaning given to such term in the Credit Agreement.
Pursuant to the provisions of Section 3.5 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s), (iii) with respect to the extension of credit pursuant to the Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members that is claiming the portfolio interest exemption is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members that is claiming the portfolio interest exemption is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its direct or indirect partners/members that is claiming the portfolio interest exemption is a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) the interest payments on the Loan(s) are not effectively connected with the conduct of a U.S. trade or business by the undersigned or any direct or indirect partners/members that are claiming the portfolio interest exemption.
The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of its partners/members claiming the portfolio interest exemption (or an IRS Form W-8 IMY accompanied by an IRS Form W-8 BEN from each of such partners/members beneficial owners claiming the portfolio interest exemption). By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, or if a lapse in time or change in circumstances renders the information on this certificate obsolete, expired or inaccurate in any material respect, the undersigned shall promptly so inform the Borrower and the Administrative Agent in writing and deliver promptly to the Borrower and the Administrative Agent an updated certificate or other appropriate documentation (including any new documentation reasonably requested by the Borrower or the Administrative Agent) or promptly notify the Borrower and the Administrative Agent in writing of its inability to do so, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned or at such times are as reasonably requested by the Borrower or the Administrative Agent.

[NAME OF LENDER]
By:
Name:
Title:
Date: ________ __, 20[ ]

Schedule 1
Lenders and Commitments

Lender	Term Loan Commitment
SunTrust Bank	$100,000,000
Sumitomo Mitsui Banking Corporation	$75,000,000
U.S. Bank National Association	$75,000,000
Capital One, National Association	$50,000,000
Wells Fargo Bank, National Association	$50,000,000
The Bank of New York Mellon	$40,000,000
Beneficial Mutual Savings Bank	$30,000,000
Fifth Third Bank	$30,000,000
PNC Bank, National Association	$25,000,000
Mega International Commercial Bank	$10,000,000
Total	$485,000,000

Schedule 2
[Reserved]

Schedule 3
See attached.

First Huntingdon Finance Corp.
Schedule 3 - Permitted Liens

Project	Lienholder	Obligor	Collateral	Balance	Maturity Date	Location
Estates @ Traditions	Traditions Community Development District	Toll FL III Limited Partnership	Non-Recourse	$0	05/01/35	Port St. Lucie, Florida
Coastal Oaks	Tolomato Community Development District	Toll Jacksonville Limited Partnership	Non-Recourse	$18,846,881	05/01/37	Ponte Vedra, Florida
Durbin Crossing	Durbin Crossing Community Development District	Toll Jacksonville Limited Partnership	Non-Recourse	$0	05/01/37	Jacksonville, Florida
Parkland Gof and Country Club	North Springs Improvement District	Toll FL V LLC	Non-Recourse	$7,468,347	05/01/26	Parkland, Florida
Traccia - Newport	Clark County Treasurer	Toll South LV LLC	Recourse	$0	12/01/20	Las Vegas, NV
Southedge	City of Henderson	Coleman Toll LP	Recourse	$2,056,756	06/01/35	Henderson, NV
Mountain Crest @ Somers	City of Reno	Toll North Reno LLC	Recourse	$290,728	03/01/23	Reno, NV
Mirasol - Balboa Collection	Clark County Treasurer	Toll South LV LLC	Recourse	$11,222	06/01/23	Las Vegas, NV
Vita Bella	City of Henderson	Toll Henderson LLC	Recourse	$220,321	05/01/18	Henderson, NV
Belamar	City of Henderson	Coleman Toll LP	Recourse	$2,617,070	12/01/24	Henderson, NV
Fairway Hills	Clark County Treasurer	Toll South LV LLC	Recourse	$249,476	12/01/20	Las Vegas, NV
Franklin Park @ Provicence - Traditions	City of Las Vegas	Toll North LV LLC	Recourse	$1,505,641	04/01/24	Las Vegas, NV
MIRASOL-CORONADO	Clark County Treasurer	Toll South LV LLC	Recourse	$59,427	06/01/23	Las Vegas, NV
MIRASOL-TRADITIONS	Clark County Treasurer	Toll South LV LLC	Recourse	$560,146	06/01/23	Las Vegas, NV
Insirada 1.1 PHI Coronado II	City of Henderson	Toll South LV LLC	Recourse	$263,372	06/01/35	Henderson, NV
Somersett Parcel 1A	City of Reno	Toll North Reno LLC	Recourse	$32,261	03/01/23	Reno, NV
Somersett-Parcel 2C	City of Reno	Toll North Reno LLC	Recourse	$237,498	03/01/23	Reno, NV
Somersett-Parcel 6	City of Reno	Toll North Reno LLC	Recourse	$1,002,008	03/01/23	Reno, NV
Santaluz- District 808	City of Las Vegas	Toll South LV LLC	Recourse	$153,111	04/01/21	Las Vegas, NV
Santaluz- District 809	City of Las Vegas	Toll South LV LLC	Recourse	$234,510	04/01/23	Las Vegas, NV

Project	Lienholder	Obligor	Collateral	Balance	Maturity Date	Location
Rattlesnake	Mark Bates	Toll FL VII Limited Partnership	Non-Recourse	$864,500		Collier County, FL
Belevedere	Belvedere P2 Property LLC	Toll WA, LP	Non-Recourse	$5,200,000	Payment due 03/05/14 - balance due 03/05/15	Bellevue, WA
Estates @ Pine Bluffs	KW Pine Ridge, LLC	Toll CO, L.P.	Recourse	$160,000	Payments due at sale or by 05/31/14	County of Douglas, CO
Highfiled at Providence	James L. Pierson, Trustee	Toll PA VI, L.P.	Non-Recourse	$900,000	Payment due 11/01/13 - balance due 05/01/15	Phoenxville, PA
Pennland Farms	Bernard Ciliberto & Cydney S. Ciliberto	Toll PA ,L.P.	Non-Recourse	$1,876,000	Payments due at sale or by 11/09/13	Perkasie, PA
Randolph	The Ridge at Randolph, LLC	Toll NJ VI, LP	Non-Recourse	$0	payment due 01/14/13 balance due 07/14/14	Randolph Twp., NJ.
Kingswood	Mansour Developers, Inc	Toll CT III Limited Partnership	Non-Recourse	$1,460,000	Payment due 12/28/13 - balance 12/28/14	Avon, CT
Enclave @ McKay Shores	McKay Shores Construction Corp	Toll CO I LLC	Non-Recourse	$3,925,000	Qtrly payments due, balance due by 09/30/16	Westminster, CO
Fallone	Fallone at Readington LLC	Toll NJ I LLC	Non-Recourse	$5,535,715	Payment is due 5 days after the Sewer Litigation is dismissed; estimated one year 12/21/13	Readington, NJ
Horsham Valley	Horsham Valley Golf Club	Toll PA XIV, L.P.	Non-Recourse	$2,579,420	06/28/14	Horsham, PA

Project	Lienholder	Obligor	Collateral	Balance	Maturity Date	Location
Woodlands Ridge	KKBL No 575 Ventures LTd	Toll WA, LP	Non-Recourse	$0	Closing of the sale or two years from the date of the note	Seattle, WA
Hilltop	Raritan Hills Corp	Toll NJ, L.P	Non-Recourse	$8,160,000	50% due 06/21/14 and balance due 12/21/15	Flemington, NJ
Valencia	Lakehurst Land Investments, LLC	Toll FL VIII Limited Partnership		$4,565,000	Due at each settlement closing projected completion 10/31/19	Bonita Springs, Fl
BriarCliff	Briarcliff, LLC	Toll WA, LP	Non-Recourse	$2,700,000	05/29/15	Seattle, WA
Raymond Ridge	KKBL No 575 Ventures LTd	Toll WA LP	Recourse	$240,000	12/28/13	Mukilteo, WA
High Oaks	High Oaks LLC	Toll MA I LLC	Non-Recourse	$0	12/21/13	Walpole, MA
Schaefer Ranch	Schaefer Ranch Development	Toll CA XII, LP	Non-Recourse	$1,300,000	50% due 12/17/13 and balance due 12/17/14	Dublin, CA
Valeria	Valeria Development Corp	Toll Land VII Limited Partnership	Non-Recourse	$6,000,000	11/25/14	Cortlandt, NY
Wappinger	Legal 1031 Exchange Services, Inc	Toll Land V Limited Partnership	Non-Recourse	$6,952,000	Payments due 10/27/14, 12/28/15, 2/27/17	Wappinger,NY
Enclave @ Mckay Shores	McKay Shores Cconnstruction Corp	Toll Co I LLC	Non-Recourse	$600,000	Ten Qtrly payment of $60k each beginning Dec 5, 2015	Westminster, CO

Project	Lienholder	Obligor	Collateral	Balance	Maturity Date	Location
Royal Palm	Polo Realty, Inc	Toll FL I LLC	Non-Recourse	$55,700,000	$27.8m due 06/01/14 and the balance due 05/1/15	Palm Beach, FL
Bunn Gourley	Janet Acker BunnIrrevocable Trust	Toll Dallas Tx, LLC		$6,808,155	11/03/15	Flower Mound, TX
Toll VA III, LP		Toll VA III, LP		$2,960,000	$150k Payments Due 11/01 yearly
Toll IN LLC		Toll IN LLC		$9,435,000

Total				$163,729,564

Schedule 4

None.

Schedule 5

Intentionally omitted.

Schedule 6

None.

Schedule 7

See attached.

SCHEDULE 7

Subsidiaries as of January 31, 2014

A.    Corporations

1.	110-112 Third Ave. Realty Corp., a New York corporation.

2.	Amwell Chase, Inc., a Delaware corporation.

3.	ESE Consultants, Inc., a Delaware corporation.

4.	ESE Consultants, Inc., a Texas corporation.

5.	ESE of North Carolina, PC, a North Carolina professional corporation.

6.	Fairway Valley, Inc., a Delaware corporation.

7.	First Brandywine Investment Corp. II, a Delaware corporation.

8.	First Brandywine Investment Corp. IV, a Delaware corporation.

9.	First Huntingdon Finance Corp., a Delaware corporation.

10.	Franklin Farms G.P., Inc., a Delaware corporation.

11.	Frenchman’s Reserve Country Club, Inc., a Florida non-profit corporation.

12.	GCAM Holding Co., Inc., a Delaware corporation.

13.	Hampton Hall Club, Inc., a South Carolina non-profit corporation.

14.	Hampton Pointe Club, Inc., a South Carolina non-profit corporation.

15.	HQZ Acquisitions, Inc., a Michigan corporation.

16.	Jupiter Country Club, Inc., a Florida non-profit corporation.

17.	MA Limited Land Corporation, a Delaware corporation.

18.	Mountain View Country Club, Inc., a California non-profit corporation.

19.	Philmont Insurance Company, a Vermont corporation.

20.	SH Homes Corporation, a Michigan corporation.

21.	SI Investment Corporation, a Michigan corporation.

22.	The Silverman Building Companies, Inc., a Michigan corporation.

23.	TBI Mortgage Company, a Delaware corporation.

24.	TB Proprietary Corp., a Delaware corporation.

25.	Tenby Hunt, Inc., a Delaware corporation.

26.	TIS Logistics, Inc., a Pennsylvania corporation.

27.	Toll Architecture, Inc., a Delaware corporation.

28.	Toll Architecture I, P.A., a Delaware professional corporation.

29.	Toll AZ GP Corp., a Delaware corporation.

30.	Toll Bros. of Arizona, Inc., an Arizona corporation.

31.	Toll Bros. of North Carolina, Inc., a North Carolina corporation.

32.	Toll Bros. of North Carolina II, Inc., a North Carolina corporation.

33.	Toll Bros. of North Carolina III, Inc., a North Carolina corporation.

34.	Toll Bros., Inc., a Delaware corporation.

35.	Toll Bros., Inc., a Pennsylvania corporation.

36.	Toll Bros., Inc., a Texas corporation.

37.	Toll Brothers AZ Construction Company, an Arizona corporation.

38.	Toll Brothers Finance Corp., a Delaware corporation.

39.	Toll Brothers HK Investment Co., Limited, a Hong Kong corporation.

40.	Toll Brothers Hong Kong Holdings, Limited, a Hong Kong corporation.

41.	Toll Brothers International Holdings, Inc., a Delaware corporation.

42.	Toll Brothers Real Estate, Inc., a Pennsylvania corporation.

43.	Toll Brothers South America, Inc., a Delaware corporation.

44.	Toll Buckeye Corp., a Delaware corporation.

45.	Toll CA GP Corp., a California corporation.

46.	Toll CA Holdings, Inc., a Delaware corporation.

47.	Toll Centennial Corp., a Delaware corporation.

48.	Toll CO GP Corp., a Colorado corporation.

49.	Toll Corp., a Delaware corporation.

50.	Toll DC GP Corp., a District of Columbia corporation.

51.	Toll Development Company, Inc., a Michigan corporation.

52.	Toll Diamond Corp., a Delaware corporation.

53.	Toll FL GP Corp., a Florida corporation.

54.	Toll GA GP Corp., a Georgia corporation.

55.	Toll Golden Corp., a Delaware corporation.

56.	Toll Granite Corp., a Delaware corporation.

57.	Toll Holdings, Inc., a Delaware corporation.

58.	Toll IL GP Corp., an Illinois corporation.

59.	Toll Land Corp. No. 6, a Pennsylvania corporation.

60.	Toll Land Corp. No. 10, a Delaware corporation.

61.	Toll Land Corp. No. 20, a Delaware corporation.

62.	Toll Land Corp. No. 43, a Delaware corporation.

63.	Toll Land Corp. No. 50, a Delaware corporation.

64.	Toll MD Builder Corp., a Maryland corporation.

65.	Toll Mid-Atlantic LP Company, Inc., a Delaware corporation.

66.	Toll Mid-Atlantic Note Company, Inc., a Delaware corporation.

67.	Toll Midwest Note Company, Inc., a Delaware corporation.

68.	Toll MI GP Corp., a Michigan corporation.

69.	Toll MN GP Corp., a Minnesota corporation.

70.	Toll NC GP Corp., a North Carolina corporation.

71.	Toll NH GP Corp., a New Hampshire corporation.

72.	Toll NJX-I Corp., a Delaware corporation.

73.	Toll Northeast LP Company, Inc., a Delaware corporation.

74.	Toll Northeast Note Company, Inc., a Delaware corporation.

75.	Toll Northeast Services, Inc., a Delaware corporation.

76.	Toll NV GP Corp., a Nevada corporation.

77.	Toll OH GP Corp., an Ohio corporation.

78.	Toll PA Builder Corp., a Pennsylvania corporation.

79.	Toll PA GP Corp., a Pennsylvania corporation.

80.	Toll PA II GP Corp., a Pennsylvania corporation.

81.	Toll PA III GP Corp., a Pennsylvania corporation.

82.	Toll Palmetto Corp., a Delaware corporation.

83.	Toll Peppertree, Inc., a New York corporation.

84.	Toll Realty Holdings Corp. I, a Delaware corporation.

85.	Toll Realty Holdings Corp. II, a Delaware corporation.

86.	Toll RI GP Corp., a Rhode Island corporation.

87.	Toll SC GP Corp., a South Carolina corporation.

88.	Toll Southeast LP Company, Inc., a Delaware corporation.

89.	Toll Southeast Note Company, Inc., a Delaware corporation.

90.	Toll Southwest Note Company, Inc., a Delaware corporation.

91.	Toll SW Holding I Corp., a Nevada corporation.

92.	Toll TN GP Corp., a Tennessee corporation.

93.	Toll TX GP Corp., a Delaware corporation.

94.	Toll VA GP Corp., a Delaware corporation.

95.	Toll VA Member Two, Inc., a Delaware corporation.

96.	Toll WA GP Corp., a Washington corporation.

97.	Toll WestCoast Note Company, Inc., a Delaware corporation.

98.	Toll WV GP Corp., a West Virginia corporation.

99.	Toll YL, Inc., a California corporation.

100.	Valeria Sewerage Works Corporation, a New York corporation.

101.	Westminster Abstract Company, a Pennsylvania corporation.

102.	Westminster Insurance Agency, Inc., a Pennsylvania corporation.

103.	Westminster Security Company, a New Jersey corporation.

104.	Westminster Title Company, Inc., a California corporation.

B.    Partnerships

1.	51 N. 8th Street LP, a New York limited partnership.

2.	Ashford Land Company, L.P., a Delaware limited partnership.

3.	Advanced Broadband, L.P., a Delaware limited partnership.

4.	Audubon Ridge, L.P., a Pennsylvania limited partnership.

5.	Belmont Land, L.P., a Virginia limited partnership.

6.	Binks Estates Limited Partnership, a Florida limited partnership.

7.	The Bird Estate Limited Partnership, a Massachusetts limited partnership.

8.	Blue Bell Country Club, L.P., a Pennsylvania limited partnership.

9.	Broad Run Associates, L.P., a Pennsylvania limited partnership.

10.	CC Estates Limited Partnership, a Massachusetts limited partnership.

11.	Cold Spring Hunt, L.P., a Pennsylvania limited partnership.

12.	Coleman-Toll Limited Partnership, a Nevada limited partnership.

13.	Dominion Country Club, L.P., a Virginia limited partnership.

14.	Estates at Princeton Junction, L.P., a New Jersey limited partnership.

15.	Estates at Rivers Edge, L.P., a Pennsylvania limited partnership.

16.	Fairfax Investment, L.P., a Virginia limited partnership.

17.	Farmwell Hunt, L.P., a Virginia limited partnership.

18.	First Brandywine Partners, L.P., a Delaware partnership.

19.	Gibraltar Road LP, a Pennsylvania limited partnership.

20.	Great Falls Hunt, L.P., a Virginia limited partnership.

21.	Greens at Waynesborough, L.P., a Pennsylvania limited partnership.

22.	Greenwich Chase, L.P., a New Jersey limited partnership.

23.	Hoboken Land LP, a New Jersey limited partnership.

24.	Hockessin Chase, L.P., a Delaware limited partnership.

25.	Huckins Farm Limited Partnership, a Massachusetts limited partnership

26.	Laurel Creek, L.P., a New Jersey limited partnership.

27.	Loudoun Valley Associates, L.P., a Virginia limited partnership.

28.	NC Country Club Estates Limited Partnership, a North Carolina limited partnership.

29.	Plymouth Apartments Management LP, a Pennsylvania limited partnership.

30.	Reston Note Co. LP, a Virginia limited partnership.

31.	Silverman-Toll Limited Partnership, a Michigan limited partnership

32.	Sorrento at Dublin Ranch I LP, a California limited partnership.

33.	Sorrento at Dublin Ranch III LP, a California limited partnership.

34.	South Riding Amberlea LP, a Virginia limited partnership.

35.	South Riding, L.P., a Virginia limited partnership.

36.	South Riding Partners Amberlea LP, a Virginia limited partnership.

37.	South Riding Partners, L.P., a Virginia limited partnership.

38.	Southport Landing Limited Partnership, a Connecticut limited partnership.

39.	Springton Pointe, L.P., a Pennsylvania limited partnership.

40.	Stone Mill Estates, L.P. a Pennsylvania limited partnership.

41.	Swedesford Chase, L.P., a Pennsylvania limited partnership.

42.	TBI/Naples Limited Partnership, a Florida limited partnership.

43.	TBI/Palm Beach Limited Partnership, a Florida limited partnership.

44.	Toll at Brier Creek Limited Partnership, a North Carolina limited partnership.

45.	Toll at Honey Creek Limited Partnership, a Michigan limited partnership.

46.	Toll at Westlake, L.P., a New Jersey limited partnership.

47.	Toll at Whippoorwill, L.P., a New York limited partnership.

48.	Toll Brooklyn L.P., a New York limited partnership.

49.	Toll Brooklyn Pier GP L.P., a New York limited partnership.

50.	Toll Brooklyn Pier L.P., a New York limited partnership.

51.	Toll Brothers AZ Limited Partnership, an Arizona limited partnership.

52.	Toll CA, L.P., a California limited partnership.

53.	Toll CA II, L.P., a California limited partnership.

54.	Toll CA III, L.P., a California limited partnership.

55.	Toll CA IV, L.P., a California limited partnership.

56.	Toll CA V, L.P., a California limited partnership.

57.	Toll CA VI, L.P., a California limited partnership.

58.	Toll CA VII, L.P., a California limited partnership.

59.	Toll CA VIII, L.P., a California limited partnership.

60.	Toll CA IX, L.P., a California limited partnership.

61.	Toll CA X, L.P., a California limited partnership.

62.	Toll CA XI, L.P., a California limited partnership.

63.	Toll CA XII, L.P., a California limited partnership.

64.	Toll CA XIX, L.P., a California limited partnership.

65.	Toll CO, L.P., a Colorado limited partnership.

66.	Toll CO II, L.P., a Colorado limited partnership.

67.	Toll CP Limited Partnership, a Maryland limited partnership.

68.	Toll CT Limited Partnership, a Connecticut limited partnership.

69.	Toll CT II Limited Partnership, a Connecticut limited partnership.

70.	Toll CT III Limited Partnership, a Connecticut limited partnership.

71.	Toll CT IV Limited Partnership, a Connecticut limited partnership.

72.	Toll DC II LP, a District of Columbia limited partnership.

73.	Toll DE LP, a Delaware limited partnership.

74.	Toll DE II LP, a Delaware limited partnership.

75.	Toll Dolington LP, a Pennsylvania limited partnership.

76.	Toll Estero Limited Partnership, a Florida limited partnership.

77.	Toll FL Limited Partnership, a Florida limited partnership.

78.	Toll FL II Limited Partnership, a Florida limited partnership.

79.	Toll FL III Limited Partnership, a Florida limited partnership.

80.	Toll FL IV Limited Partnership, a Florida limited partnership.

81.	Toll FL V Limited Partnership, a Florida limited partnership.

82.	Toll FL VI Limited Partnership, a Florida limited partnership.

83.	Toll FL VII Limited Partnership, a Florida limited partnership.

84.	Toll FL VIII Limited Partnership, a Florida limited partnership.

85.	Toll FL X Limited Partnership, a Florida limited partnership.

86.	Toll FL XI Limited Partnership, a Florida limited partnership.

87.	Toll French Creek LP, a Pennsylvania limited partnership.

88.	Toll Ft. Myers Limited Partnership, a Florida limited partnership.

89.	Toll GA LP, a Georgia limited partnership.

90.	Toll Gibraltar LP, a Pennsylvania limited partnership.

91.	Toll Grove LP, a New Jersey limited partnership.

92.	Toll Hudson LP, a New Jersey limited partnership.

93.	Toll IL HWCC, L.P., an Illinois limited partnership.

94.	Toll IL, L.P., an Illinois limited partnership.

95.	Toll IL II, L.P., an Illinois limited partnership.

96.	Toll IL III, L.P., an Illinois limited partnership.

97.	Toll IL IV, L.P., an Illinois limited partnership.

98.	Toll IL WSB, L.P., an Illinois limited partnership.

99.	Toll Jacksonville Limited Partnership, a Florida limited partnership.

100.	Toll Land IV Limited Partnership, a New Jersey limited partnership.

101.	Toll Land V Limited Partnership, a New York limited partnership.

102.	Toll Land VI Limited Partnership, a New York limited partnership.

103.	Toll Land IX Limited Partnership, a Virginia limited partnership.

104.	Toll Land X Limited Partnership, a Virginia limited partnership.

105.	Toll Land XI Limited Partnership, a New Jersey limited partnership.

106.	Toll Land XIV Limited Partnership, a New York limited partnership.

107.	Toll Land XV Limited Partnership, a Virginia limited partnership.

108.	Toll Land XVI Limited Partnership, a New Jersey limited partnership.

109.	Toll Land XVIII Limited Partnership, a Connecticut limited partnership.

110.	Toll Land XIX Limited Partnership, a California limited partnership.

111.	Toll Land XX Limited Partnership, a California limited partnership.

112.	Toll Land XXI Limited Partnership, a Virginia limited partnership.

113.	Toll Land XXII Limited Partnership, a California limited partnership.

114.	Toll Land XXIII Limited Partnership, a California limited partnership.

115.	Toll Land XXV Limited Partnership, a New Jersey limited partnership.

116.	Toll Land XXVI Limited Partnership, an Ohio limited partnership.

117.	Toll Livingston at Naples Limited Partnership, a Florida limited partnership.

118.	Toll MA Land Limited Partnership, a Massachusetts limited partnership.

119.	Toll MA Land II Limited Partnership, a Massachusetts limited partnership.

120.	Toll MD AF Limited Partnership, a Maryland limited partnership.

121.	Toll MD Builder I, L.P., a Maryland limited partnership.

122.	Toll MD Limited Partnership, a Maryland limited partnership.

123.	Toll MD II Limited Partnership, a Maryland limited partnership.

124.	Toll MD III Limited Partnership, a Maryland limited partnership.

125.	Toll MD IV Limited Partnership, a Maryland limited partnership.

126.	Toll MD V Limited Partnership, a Maryland limited partnership.

127.	Toll MD VI Limited Partnership, a Maryland limited partnership.

128.	Toll MD VII Limited Partnership, a Maryland limited partnership.

129.	Toll MD VIII Limited Partnership, a Maryland limited partnership.

130.	Toll MD IX Limited Partnership, a Maryland limited partnership.

131.	Toll MD X Limited Partnership, a Maryland limited partnership.

132.	Toll MD XI Limited Partnership, a Maryland limited partnership.

133.	Toll MI Limited Partnership, a Michigan limited partnership.

134.	Toll MI II Limited Partnership, a Michigan limited partnership.

135.	Toll MI III Limited Partnership, a Michigan limited partnership.

136.	Toll MI IV Limited Partnership, a Michigan limited partnership.

137.	Toll MI V Limited Partnership, a Michigan limited partnership.

138.	Toll MN, L.P., a Minnesota limited partnership.

139.	Toll MN II, L.P., a Minnesota limited partnership.

140.	Toll Naples Limited Partnership, a Florida limited partnership.

141.	Toll Naval Associates, a Pennsylvania general partnership.

142.	Toll NC, L.P., a North Carolina limited partnership.

143.	Toll NC II LP, a North Carolina limited partnership.

144.	Toll NC III LP, a North Carolina limited partnership.

145.	Toll NH Limited Partnership, a New Hampshire limited partnership.

146.	Toll NJ Builder I, L.P., a New Jersey limited partnership.

147.	Toll NJ, L.P., a New Jersey limited partnership.

148.	Toll NJ II, L.P., a New Jersey limited partnership.

149.	Toll NJ III, L.P., a New Jersey limited partnership.

150.	Toll NJ IV, L.P., a New Jersey limited partnership.

151.	Toll NJ V, L.P., a New Jersey limited partnership.

152.	Toll NJ VI, L.P., a New Jersey limited partnership.

153.	Toll NJ VII, L.P., a New Jersey limited partnership.

154.	Toll NJ VIII, L.P., a New Jersey limited partnership.

155.	Toll NJ IX, L.P., a New Jersey limited partnership.

156.	Toll NJ XI, L.P., a New Jersey limited partnership.

157.	Toll Northville Limited Partnership, a Michigan limited partnership.

158.	Toll NV Limited Partnership, a Nevada limited partnership.

159.	Toll NY L.P., a New York limited partnership.

160.	Toll NY III L.P., a New York limited partnership.

161.	Toll NY IV L.P., a New York limited partnership.

162.	Toll Orlando Limited Partnership, a Florida limited partnership.

163.	Toll PA, L.P., a Pennsylvania limited partnership.

164.	Toll PA II, L.P., a Pennsylvania limited partnership.

165.	Toll PA III, L.P., a Pennsylvania limited partnership.

166.	Toll PA IV, L.P., a Pennsylvania limited partnership.

167.	Toll PA V, L.P., a Pennsylvania limited partnership.

168.	Toll PA VI, L.P., a Pennsylvania limited partnership.

169.	Toll PA VIII, L.P., a Pennsylvania limited partnership.

170.	Toll PA IX, L.P., a Pennsylvania limited partnership.

171.	Toll PA X, L.P., a Pennsylvania limited partnership.

172.	Toll PA XI, L.P., a Pennsylvania limited partnership.

173.	Toll PA XII, L.P., a Pennsylvania limited partnership.

174.	Toll PA XIII, L.P., a Pennsylvania limited partnership.

175.	Toll PA XIV, L.P., a Pennsylvania limited partnership.

176.	Toll PA XV, L.P., a Pennsylvania limited partnership.

177.	Toll Plaza, LP, a Pennsylvania limited partnership.

178.	Toll Realty Holdings LP, a Delaware limited partnership.

179.	Toll RI, L.P., a Rhode Island limited partnership.

180.	Toll RI II, L.P., a Rhode Island limited partnership.

181.	Toll SC, L.P., a South Carolina limited partnership.

182.	Toll SC II, L.P., a South Carolina limited partnership.

183.	Toll SC III, L.P., a South Carolina limited partnership.

184.	Toll SC IV, L.P., a South Carolina limited partnership.

185.	Toll Stonebrae LP, a California limited partnership.

186.	Toll VA, L.P., a Virginia limited partnership.

187.	Toll VA II, L.P., a Virginia limited partnership.

188.	Toll VA III, L.P., a Virginia limited partnership.

189.	Toll VA IV, L.P., a Virginia limited partnership.

190.	Toll VA V, L.P., a Virginia limited partnership.

191.	Toll VA VI, L.P., a Virginia limited partnership.

192.	Toll VA VII, L.P., a Virginia limited partnership.

193.	Toll WA LP, a Washington limited partnership.

194.	Toll WV, L.P., a West Virginia limited partnership.

195.	Toll YL, L.P., a California limited partnership.

196.	Toll YL II, L.P., a California limited partnership.

197.	Toll-Dublin, L.P., a California limited partnership.

198.	Village Partners, L.P., a Pennsylvania limited partnership.

199.	Waldon Preserve Limited Partnership, a Michigan limited partnership.

200.	West Amwell Limited Partnership, a New Jersey limited partnership.

201.	Wilson Concord, L.P., a Tennessee limited partnership.

C.    Joint Venture Limited Partnership

1.	Dolington Land LP, a Pennsylvania limited partnership.

D.    Limited Liability Companies

1.	5-01 - 5-17 48th Avenue LLC, a New York limited liability company.

2.	5-01 - 5-17 48th Avenue II LLC, a New York limited liability company.

3.	5-01 - 5-17 48th Avenue GC LLC, a New York limited liability company.

4.	5-01 - 5-17 48th Avenue GC II LLC, a New York limited liability company.

5.	51 N. 8th Street I LLC, a New York limited liability company.

6.	51 N. 8th Street GC LLC, a New York limited liability company.

7.	51 N. 8th Street GC II LLC, a New York limited liability company.

8.	55 West 17th Street Partners LLC, a New York limited liability company.

9.	89 Park Avenue LLC, a New York limited liability company.

10.	100 Barrow Street LLC, a New York limited liability company.

11.	100 Barrow Street Member LLC, a New York limited liability company.

12.	110-112 Third Ave. GC LLC, a New York limited liability company.

13.	110-112 Third Ave. GC II LLC, a New York limited liability company.

14.	122-130 East 23rd Street LLC, a New York limited liability company.

15.	126-142 Morgan Street Urban Renewal LLC, a New Jersey limited liability company.

16.	134 Bay Street LLC, a Delaware limited liability company.

17.	700 Grove Street Urban Renewal, LLC, a New Jersey limited liability company.

18.	1450 Washington LLC, a New Jersey limited liability company.

19.	1500 Garden St. LLC, a New Jersey limited liability company.

20.	2301 Fallston Road LLC, a Maryland limited liability company.

21.	Arbor Hills Development LLC, a Michigan limited liability company.

22.	Arthur’s Woods, LLC, a Maryland limited liability company.

23.	Belmont Country Club I LLC, a Virginia limited liability company.

24.	Belmont Country Club II LLC, a Virginia limited liability company.

25.	Belmont Investments I LLC, a Virginia limited liability company.

26.	Belmont Investments II LLC, a Virginia limited liability company.

27.	Block 255 LLC, a New Jersey limited liability company.

28.	Brier Creek Country Club I LLC, a North Carolina limited liability company.

29.	Brier Creek Country Club II LLC, a North Carolina limited liability company.

30.	C.B.A.Z. Construction Company LLC, an Arizona limited liability company.

31.	C.B.A.Z. Holding Company LLC, a Delaware limited liability company.

32.	CF Investments LLC, a Delaware limited liability company.

33.	Component Systems I LLC, a Delaware limited liability company.

34.	Component Systems II LLC, a Delaware limited liability company.

35.	Coto de Caza Investments I LLC, a California limited liability company.

36.	Coto de Caza Investments II LLC, a California limited liability company.

37.	CWG Construction Company LLC, a New Jersey limited liability company.

38.	CWG Management LLC, a New Jersey limited liability company.

39.	Dominion Valley Country Club I LLC, a Virginia limited liability company.

40.	Dominion Valley Country Club II LLC, a Virginia limited liability company.

41.	First Brandywine LLC I, a Delaware limited liability company.

42.	First Brandywine LLC II, a Delaware limited liability company.

43.	First Brandywine LLC III, a Delaware limited liability company.

44.	First Brandywine LLC IV, a Delaware limited liability company.

45.	Frenchman’s Reserve Realty, LLC, a Florida limited liability company.

46.	GB BM2 LLC, a Delaware limited liability company.

47.	GCAM REO LLC, a Delaware limited liability company.

48.	Gibraltar AB Investments LLC, a Delaware limited liability company.

49.	Gibraltar Asset Management Services LLC, a Delaware limited liability company.

50.	Gibraltar BBI Investments LLC, a Delaware limited liability company.

51.	Gibraltar BB2 LLC, a Delaware limited liability company.

52.	Gibraltar BB4 LLC, a Delaware limited liability company.

53.	Gibraltar BMI LLC, a Delaware limited liability company.

54.	Gibraltar Capital and Asset Management LLC, a Delaware limited liability company.

55.	Gibraltar CG LLC, a Delaware limited liability company.

56.	Gibraltar Commercial I LLC, a Delaware limited liability company.

57.	Gibraltar Commercial II LLC, a Delaware limited liability company.

58.	Gibraltar Commercial III LLC, a Delaware limited liability company.

59.	Gibraltar Commercial IV LLC, a Delaware limited liability company.

60.	Gibraltar Commercial V LLC, a Delaware limited liability company.

61.	Gibraltar Commercial VI LLC, a Delaware limited liability company.

62.	Gibraltar CPKY LLC, a Delaware limited liability company.

63.	Gibraltar Residential I LLC, a Delaware limited liability company.

64.	Gibraltar SSI LLC, a Delaware limited liability company.

65.	GLCR, LLC, a North Carolina limited liability company.

66.	Golden Triangle Financial LLC, a Delaware limited liability company.

67.	Golf I Country Club Estates at Moorpark LLC, a California limited liability company.

68.	Golf II Country Club Estates at Moorpark LLC, a California limited liability company.

69.	Goshen Road Land Company LLC, a Pennsylvania limited liability company.

70.	Hampton Hall Investments LLC, a South Carolina limited liability company.

71.	Harvest Drive Investments, LLC, a Delaware limited liability company.

72.	Hasentree Country Club I LLC, a North Carolina limited liability company.

73.	Hasentree Country Club II LLC, a North Carolina limited liability company.

74.	Hatboro Road Associates LLC, a Pennsylvania limited liability company.

75.	Hawthorn Woods Country Club II LLC, an Illinois limited liability company.

76.	Heritage Manor Development, LLC, a Massachusetts limited liability company.

77.	HH Investments I LLC, a Massachusetts limited liability company.

78.	HH Investments II LLC, a Massachusetts limited liability company.

79.	HM Investments LLC, a Virginia limited liability company.

80.	HM Investments II LLC, a Virginia limited liability company.

81.	Hoboken Cove LLC, a New Jersey limited liability company.

82.	Hoboken Land I LLC, a Delaware limited liability company.

83.	HW Investments I LLC, an Illinois limited liability company.

84.	HW Investments II LLC, an Illinois limited liability company.

85.	Jacksonville TBI Realty, LLC, a Florida limited liability company.

86.	Lighthouse Point Land Company, LLC, a Florida limited liability company.

87.	Liseter Land Company LLC, a Pennsylvania limited liability company.

88.	Liseter, LLC, a Delaware limited liability company.

89.	Longmeadow Properties LLC, a Maryland limited liability company.

90.	Long Meadows TBI, LLC, a Maryland limited liability company.

91.	Manalapan Hunt Investments I LLC, a New Jersey limited liability company.

92.	Manalapan Hunt Investments II LLC, a New Jersey limited liability company.

93.	Martinsburg Ventures, L.L.C., a Virginia limited liability company.

94.	Millbrook Investments I LLC, a New Jersey limited liability company.

95.	Millbrook Investments II LLC, a New Jersey limited liability company.

96.	Mizner Realty, L.L.C., a Florida limited liability company.

97.	Morgan Street JV LLC, a Delaware limited liability company.

98.	Mountain View Country Club I LLC, a California limited liability company.

99.	Mountain View Country Club II LLC, a California limited liability company.

100.	Naples TBI Realty, LLC, a Florida limited liability company.

101.	Northville Lake Village Apartments Limited Liability Company, a Michigan limited liability company.

102.	Nosan & Silverman Homes L.L.C., a Michigan limited liability company.

103.	Orlando TBI Realty LLC, a Florida limited liability company.

104.	Paramount Village LLC, a California limited liability company.

105.	Phillips Drive LLC, a Maryland limited liability company.

106.	Preston Parker LLC, a Delaware limited liability company.

107.	Prince William Land I LLC, a Virginia limited liability company.

108.	Prince William Land II LLC, a Virginia limited liability company.

109.	PT Maxwell Holdings, LLC, a New Jersey limited liability company.

110.	P.T. Maxwell, L.L.C., a New Jersey limited liability company.

111.	Regency at Denville, LLC, a New Jersey limited liability company.

112.	Regency at Dominion Valley LLC, a Virginia limited liability company.

113.	Regency at Long Valley I LLC, a New Jersey limited liability company.

114.	Regency at Long Valley II LLC, a New Jersey limited liability company.

115.	Regency at Mansfield I LLC, a New Jersey limited liability company.

116.	Regency at Mansfield II LLC, a New Jersey limited liability company.

117.	Regency at Washington I LLC, a New Jersey limited liability company.

118.	Regency at Washington II LLC, a New Jersey limited liability company.

119.	The Regency Golf Club I LLC, a Virginia limited liability company.

120.	The Regency Golf Club II LLC, a Virginia limited liability company.

121.	Ridge at Alta Vista Investments I LLC, a Texas limited liability company.

122.	Ridge at Alta Vista Investments II LLC, a Texas limited liability company.

123.	The Ridges at Belmont Country Club I LLC, a Virginia limited liability company.

124.	The Ridges at Belmont Country Club II LLC, a Virginia limited liability company.

125.	Snowmass Club I LLC, a Colorado limited liability company.

126.	Snowmass Club II LLC, a Colorado limited liability company.

127.	South Riding Realty LLC, a Virginia limited liability company.

128.	SR Amberlea LLC, a Virginia limited liability company.

129.	SRH Investments I, LLC, a California limited liability company.

130.	SRH Investments II, LLC, a California limited liability company.

131.	SRLP II LLC, a Virginia limited liability company.

132.	STBI-Warrenton, LLC, a Delaware limited liability company.

133.	Stony Kill, LLC, a New York limited liability company.

134.	Tampa TBI Realty LLC, a Florida limited liability company.

135.	TB Kent Partners LLC, a Delaware limited liability company.

136.	TL Oil & Gas LLC, a Texas limited liability company.

137.	Toll Austin TX LLC, a Texas limited liability company.

138.	Toll BBC LLC, a Texas limited liability company.

139.	Toll BBC II LLC, a Texas limited liability company.

140.	Toll BCCC, LLC, an Illinois limited liability company.

141.	Toll Brothers Brazil Investimentos Imobiliários Ltda., a Brazilian limited liability company.

142.	Toll Brothers Fort Monmouth LLC, a New Jersey limited liability company.

143.	Toll Brothers Realty Michigan LLC, a Michigan limited liability company.

144.	Toll Brothers Realty Michigan II LLC, a Michigan limited liability company.

145.	Toll CA I LLC, a California limited liability company.

146.	Toll CA Note II LLC, a California limited liability company.

147.	Toll Cedar Hunt LLC, a Virginia limited liability company.

148.	Toll CO I LLC, a Colorado limited liability company.

149.	Toll College Park LLC, a Maryland limited liability company.

150.	Toll Corners LLC, a Delaware limited liability company.

151.	Toll Dallas TX LLC, a Texas limited liability company.

152.	Toll Damonte LLC, a Nevada limited liability company.

153.	Toll DC Development LLC, a Delaware limited liability company.

154.	Toll DC Holdings LLC, a Delaware limited liability company.

155.	Toll DC LLC, a Delaware limited liability company.

156.	Toll DC Management LLC, a Delaware limited liability company.

157.	Toll DC Phase III Owner LLC, a District of Columbia limited liability company.

158.	Toll-Dublin, LLC, a California limited liability company.

159.	Toll E. 33rd Street LLC, a Delaware limited liability company.

160.	Toll EB, LLC, a Delaware limited liability company.

161.	Toll Equipment, L.L.C., a Delaware limited liability company.

162.	Toll First Avenue LLC, a New York limited liability company.

163.	Toll FL I, LLC, a Florida limited liability company.

164.	Toll FL II LLC, a Florida limited liability company.

165.	Toll FL III LLC, a Florida limited liability company.

166.	Toll FL IV LLC, a Florida limited liability company.

167.	Toll FL V LLC, a Florida limited liability company.

168.	Toll Franklin LLC, a New York limited liability company.

169.	Toll GC LLC, a New York limited liability company.

170.	Toll GC II LLC, a New York limited liability company.

171.	Toll Gibraltar I LLC, a Pennsylvania limited liability company.

172.	Toll Gibraltar II LLC, a Pennsylvania limited liability company.

173.	Toll Glastonbury LLC, a Connecticut limited liability company.

174.	Toll Henderson LLC, a Nevada limited liability company.

175.	Toll Henderson II LLC, a Nevada limited liability company.

176.	Toll Hoboken LLC, a Delaware limited liability company.

177.	Toll Houston TX LLC, a Texas limited liability company.

178.	Toll IN LLC, an Indiana limited liability company.

179.	Toll Inspirada LLC, a Nevada limited liability company.

180.	Toll Jupiter LLC, a Florida limited liability company.

181.	Toll Land VII LLC, a New York limited liability company.

182.	Toll Landscape, L.L.C., a Delaware limited liability company.

183.	Toll Landscape II, L.L.C., a Delaware limited liability company.

184.	Toll Lexington LLC, a New York limited liability company.

185.	Toll Lexington GC LLC, a New York limited liability company.

186.	Toll MA I LLC, a Massachusetts limited liability company.

187.	Toll MA II LLC, a Massachusetts limited liability company.

188.	Toll MA III LLC, a Massachusetts limited liability company.

189.	Toll MA IV LLC, a Massachusetts limited liability company.

190.	Toll Maxwell LLC, a New Jersey limited liability company.

191.	Toll MD I, L.L.C., a Maryland limited liability company.

192.	Toll MD II LLC, a Maryland limited liability company.

193.	Toll MD III LLC, a Maryland limited liability company.

194.	Toll MD IV LLC, a Maryland limited liability company.

195.	Toll MD Realty LLC, a Maryland limited liability company.

196.	Toll Midwest LLC, a Delaware limited liability company.

197.	Toll Morgan Street LLC, a Delaware limited liability company.

198.	Toll NC I LLC, a North Carolina limited liability company.

199.	Toll NC IV LLC, a North Carolina limited liability company.

200.	Toll NC Note LLC, a North Carolina limited liability company.

201.	Toll NC Note II LLC, a North Carolina limited liability company.

202.	Toll NJ I, L.L.C., a New Jersey limited liability company.

203.	Toll NJ II, L.L.C., a New Jersey limited liability company.

204.	Toll NJ III, LLC, a New Jersey limited liability company.

205.	Toll NJ Apartments Management LLC, a New Jersey limited liability company.

206.	Toll North LV LLC, a Nevada limited liability company.

207.	Toll North Reno LLC, a Nevada limited liability company.

208.	Toll Nursery, L.L.C., a Delaware limited liability company.

209.	Toll NV Holdings LLC, a Nevada limited liability company.

210.	Toll NY II LLC, a New York limited liability company.

211.	Toll Oak Creek Golf LLC, a Maryland limited liability company.

212.	Toll Park Avenue South LLC, a Delaware limited liability company.

213.	Toll Parkland GSC LLC, a Florida limited liability company.

214.	Toll Parkland LLC, a Florida limited liability company.

215.	Toll Plaza, LLC, a Pennsylvania limited liability company.

216.	Toll Plymouth LLC, a Pennsylvania limited liability company.

217.	Toll Provost Square I LLC, a Delaware limited liability company.

218.	Toll Realty L.L.C., a Florida limited liability company.

219.	Toll San Antonio TX LLC, a Texas limited liability company.

220.	Toll Sienna Member LLC, a Texas limited liability company.

221.	Toll South LV LLC, a Nevada limited liability company.

222.	Toll South Reno LLC, a Nevada limited liability company.

223.	Toll Southwest LLC, a Nevada limited liability company.

224.	Toll Stratford LLC, a Virginia limited liability company.

225.	Toll SW Holding LLC, a Nevada limited liability company.

226.	Toll Technology Investments, L.L.C., a Delaware limited liability company.

227.	Toll Turf Management, L.L.C., a Delaware limited liability company.

228.	Toll TX Note LLC, a Texas limited liability company.

229.	Toll VA L.L.C., a Delaware limited liability company.

230.	Toll VA III L.L.C., a Virginia limited liability company.

231.	Toll Van Wyck, LLC, a New York limited liability company.

232.	Toll Vanderbilt I LLC, a Rhode Island limited liability company.

233.	Toll Vanderbilt II LLC, a Rhode Island limited liability company.

234.	Toll Washington Land I LLC, a Washington limited liability company.

235.	Toll WBLH Member LLC, a Maryland limited liability company.

236.	Toll West Coast LLC, a Delaware limited liability company.

237.	Vanderbilt Capital LLC, a Rhode Island limited liability company.

238.	Virginia Construction Co. I, LLC, a Virginia limited liability company.

239.	Virginia Construction Co. II, LLC, a Virginia limited liability company.

240.	Westminster Security Systems LLC, a Pennsylvania limited liability company.

241.	Whitehall Management Services, LLC, a Pennsylvania limited liability company.

242.	ZA2GA Wine Co, LLC, a Georgia limited liability company.

D.    Joint Venture Limited Liability Company

1.	Camwest Olympus Villa LLC, a Washington limited liability company.

Schedule 8

None.

Schedule 9

None.

Schedule 10

None.